UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Securities Exchange Act of 1934 (Amendment No. )
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Ellington Credit Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Ellington Credit Company
53 Forest Avenue
Old Greenwich, Connecticut 06870
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 26, 2024
To Our Shareholders:
You are cordially invited to attend the 2024 Annual Meeting of Shareholders, or the “Annual Meeting,” of Ellington Credit Company (the “Company,” “we,” “our,” or “us”), which will be conducted virtually via live webcast, on September 26, 2024, at 10:00am, Eastern Time. You will be able to attend the Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/EARN2024. To enter the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. You will not be able to attend the Annual Meeting in person.
As previously disclosed, in August 2023 our Board of Trustees (the “Board”) unanimously approved a plan for the Company to begin acquiring corporate collateralized loan obligations (“CLOs”), with an emphasis on CLO mezzanine debt and CLO equity. We began acquiring CLOs in September 2023. After making substantial progress growing a CLO portfolio, closely monitoring its performance, reviewing analyses conducted by management, and consulting with third-party advisors, on March 29, 2024 our Board unanimously approved a strategic transformation of our investment strategy to fully transition our investment portfolio, over time, to one primarily focused on CLOs.
In connection with this transformation, the Board approved, and we completed, a revocation of our election to be taxed as a real estate investment trust (a “REIT”), effective January 1, 2024. Our plan includes initially operating as a taxable C-Corporation, during which time we intend to utilize our existing net operating loss carryforwards to offset a majority of our U.S. federal taxable income and a portion of our state taxable income; and ultimately converting to a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (a “registered closed-end fund”), that would be treated as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), subject to shareholder approval of certain related matters (such conversion, the “Conversion” and, collectively with the other listed actions above, the “Strategic Transformation”).
We are undertaking the Strategic Transformation because we and the Board believe that CLOs provide a greater risk-adjusted return potential for our shareholders over the long term, with less volatility, as compared to residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity (“Agency RMBS”), which had been our primary targeted asset class since our initial public offering (“IPO”) in 2013. In addition, we believe that the Conversion and the Strategic Transformation will enhance our access to the capital markets and open more channels for potential growth. Finally, the Strategic Transformation would enable us to leverage Ellington Management Group’s experience investing in CLOs since 2012.
In light of this transformation, we have also changed the Company’s name from Ellington Residential Mortgage REIT to Ellington Credit Company and updated our web address from www.earnreit.com to www.ellingtoncredit.com. We will continue to be listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “EARN.”
The purpose of the Annual Meeting is to consider and take action on the following items, the majority of which are related to the Conversion:
1.To elect the six trustees nominated and recommended by our current Board of Trustees, each to serve until the expiration of their respective term of office or until such time as their respective successors are elected and qualified;
2.To approve a change in the Company’s legal form from a Maryland real estate investment trust to a Delaware statutory trust;
3.To approve the Company’s Amended and Restated Declaration of Trust;

4.To approve an investment advisory agreement with Ellington Credit Company Management LLC, our external manager, which would replace the existing management agreement;
5.To hold an advisory (non-binding) vote on executive compensation;
6.To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024; and
7.To transact such other business, if any, properly brought before the meeting.
The Board unanimously recommends voting “FOR” each of the proposals contained herein and is requesting that shareholders approve Proposals 2-4 in order for us to effectuate the next steps of the Strategic Transformation. If shareholders do not approve each of Proposal 2 (to approve a change in the Company’s legal form from a Maryland real estate investment trust to a Delaware statutory trust), Proposal 3 (to approve the Company’s Amended and Restated Declaration of Trust), and Proposal 4 (to approve an investment advisory agreement with Ellington Credit Company Management LLC) (collectively, the “Contingent Proposals”), the Company will not effectuate the Conversion as currently proposed. The current Trustees are all being nominated to continue serving on the Board whether or not any of the Contingent Proposals fails to gain the required approval, and, if the Contingent Proposals do all gain the required approval, even after the finalization of the Strategic Transformation.
Shareholders of record at the close of business on August 6, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. For more information with respect to voting your shares at our Annual Meeting, see “Questions and Answers” beginning on page 4 of the Proxy Statement accompanying this notice.
Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares online during our Annual Meeting or by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you execute a proxy but later decide to attend the Annual Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.
By order of the Board of Trustees
Daniel Margolis
General Counsel
August 16, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on September 26, 2024: This Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, the accompanying proxy card, our Annual Report to Shareholders, which includes our Annual Report on Form 10-K, and any amendments or supplements to the foregoing materials that are required to be furnished to shareholders. Please call Sodali & Co., the professional proxy solicitation firm we retained to assist us solicit proxies, toll-free at (800) 662-5200 for directions on how to attend the Annual Meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement (including the preceding notice/letter to shareholders) contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements or from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or by references to strategy, plans, or intentions. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in the default rates or corporate loans, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the 1940 Act, our ability to pivot our investment strategy to focus on CLOs, a deterioration in the CLO market, our ability to utilize our NOLs, our ability to convert to a registered closed-end fund/RIC, including our ability to obtain shareholder approval of our conversion to a registered closed-end fund/RIC, and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 and Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which can be accessed through the link to our SEC filings under “For Investors” on our website (at www.ellingtoncredit.com) or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON CREDIT COMPANY
53 FOREST AVENUE
OLD GREENWICH, CONNECTICUT 06870

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 26, 2024
This Proxy Statement is furnished in connection with the solicitation of proxies by the board of trustees (the “Board of Trustees” or the “Board”) of Ellington Credit Company (the “Company,” “EARN,” “we,” “us,” or “our”) for use at our 2024 Annual Meeting of Shareholders, or the “ Annual Meeting,” to be held on September 26, 2024, at 10:00am, Eastern Time, via live webcast at www.virtualshareholdermeeting.com/EARN2024, and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournments or postponements thereof. On or about August 16, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”), and, to those shareholders that requested to receive a printed copy, the Proxy Statement, to holders of our common shares as of the close of business on August 6, 2024 and on the mailing date, such shareholders of record had the ability to access the Proxy Statement and the accompanying proxy card and our Annual Report to Shareholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2023, as amended (the “Form 10-K”).
Our “Manager” refers to Ellington Credit Company Management LLC, our external manager, and “EMG” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by EMG and its other affiliates from time to time.
QUESTIONS AND ANSWERS
Q.What is the Strategic Transformation?
A.The Strategic Transformation is a comprehensive plan approved by our Board aimed at fundamentally altering our investment strategy and operational structure. This transformation involves several key components. First, we are transitioning our investment portfolio to primarily focus on corporate collateralized loan obligations (“CLOs”), with an emphasis on CLO mezzanine debt and CLO equity.
With the Board’s approval, we revoked our election to be taxed as a REIT, effective January 1, 2024, and are temporarily operating as a taxable C‑Corporation. During this period, we plan to utilize existing net operating loss carryforwards to offset a majority of our U.S. federal taxable income and a portion of our state taxable income and ultimately, to convert to a registered closed-end fund that would be treated as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), subject to shareholder approval of certain matters being proposed in this Proxy Statement (such conversion, the “Conversion”).
Further, we changed the Company’s name to Ellington Credit Company, and updated its web address to www.ellingtoncredit.com, though the Company continues to be listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “EARN.”
Q.Why are we undertaking the Strategic Transformation?
A.We are undertaking the Strategic Transformation because we and the Board believe that CLOs provide a greater risk-adjusted return potential for our shareholders over the long term, with less volatility, as compared to residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity (“Agency RMBS”), which had been our primary targeted asset class since our initial public offering in 2013. In addition, we believe that the Conversion and the Strategic Transformation will enhance our access to the capital markets and open more channels for potential growth.
Q.What is a corporate collateralized loan obligation, or a “CLO”?
A.A corporate CLO is a form of structured finance security that is generally collateralized by a pool of corporate loans or similar corporate credit-related assets, and that is managed by an external manager. Most CLOs are issued in multiple tranches, offering investors various maturity and credit risk characteristics, often categorized as senior, mezzanine, and subordinated/equity according to their relative seniority and degree of risk. If the relevant collateral defaults or otherwise underperforms, payments to the more senior tranches of such securitizations take precedence over those of more junior tranches, such as mezzanine debt and equity tranches, which are the focus of our CLO investment strategy. We plan to invest in CLOs where the majority of assets that the CLO-vehicle owns are floating rate, senior secured leveraged corporate loans.
Q.How will we solicit proxies for the Annual Meeting?
A.We are soliciting proxies by furnishing this Proxy Statement and proxy card to our shareholders. In addition, some of our Trustees and officers and certain employees of EMG may make additional solicitations by telephone or in person without additional compensation for such activities. The Company will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.
We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies.
Q.When is the Annual Meeting?
A.The Annual Meeting is currently scheduled for September 26, 2024, at 10:00am, Eastern Time.
Q.Why are you holding the Annual Meeting in a virtual format?
A.In accordance with our recent practice and to maintain ease of access for our shareholders, the Annual Meeting will be held in a virtual meeting format. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. For example, the virtual format allows for potentially much broader shareholder participation, and it enables shareholders to communicate with us during the Annual Meeting, including by submitting questions of our Board or management during the Annual Meeting.
Q.Who is entitled to vote?
A.All shareholders of record as of the close of business on August 6, 2024, which is the record date, are entitled to notice of and to vote at the Annual Meeting.
Q.What is the quorum for the Annual Meeting?
A.The presence at the Annual Meeting, in person or by proxy, of a majority of the votes entitled to be cast by the holders of all outstanding common shares of beneficial interest, $0.01 par value per share, of the Company, or “Common Shares,” will constitute a quorum for the transaction of business. No business may be conducted at the meeting if a quorum is not present. As of the record date, 25,326,991 Common Shares were issued and outstanding. If less than a majority of our outstanding Common Shares entitled to vote are represented, in person or by proxy, at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of August 6, 2024. If a Common Share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Pursuant to Maryland law, abstentions are treated as present for quorum purposes.
Q.How many votes do I have?
A.You are entitled to one vote for each whole Common Share you held as of the record date. Our shareholders do not have the right to cumulate their votes for trustees.
Q.How do I vote my shares prior to the Annual Meeting?
A.If you are a shareholder of record, meaning that your Common Shares are registered in your name, you have three voting options. You may vote:
By Mail—signed proxy card must be received by September 25, 2024
If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.
Authorizing your proxy by mail will not limit your right to attend the Annual Meeting and vote your Common Shares online. Your proxy (either one or both of the individuals (as applicable) named in your proxy card) will vote your Common Shares per your instructions.
By Internet—until 11:59 p.m. Eastern Time on September 25, 2024
If you are a shareholder of record, you may follow the instructions and web address noted on your proxy card to transmit your voting instructions. You will be asked to provide the vote control number from the Notice. Have your notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m. Eastern Time on September 25, 2024 to be counted.

By Telephone—until 11:59 p.m. Eastern Time on September 25, 2024
If you are a shareholder of record, you may use any touch-tone telephone to dial the telephone number noted on your proxy card to transmit your voting instructions. You will be asked to provide the vote control number from the Notice. Have your notice in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on September 25, 2024 to be counted.
Q.Can I vote my shares during the Annual Meeting?
A.You may vote your shares during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EARN2024 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice. You will be able to vote during the Annual Meeting until such time as the Chairman declares the polls closed.
Q.How do I vote my Common Shares that are held by my broker?
A.If you hold your Common Shares in “street name” through an account with a broker or bank, you may instruct your broker or bank to vote your Common Shares or revoke your voting instructions by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail and on the Internet.
Banks and brokers have the authority under the NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2024 is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on these matters on behalf of customers who have not furnished voting instructions at least ten days before the date of the Annual Meeting.
Unlike the proposal to ratify the appointment of our independent registered public accounting firm, the approval of the change in the Company’s legal form from a Maryland real estate investment trust to a Delaware statutory trust, the adoption of the Amended and Restated Declaration of Trust, the approval of the investment advisory agreement, the election of trustees, and the advisory (non-binding) vote on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from their customers are required. As a result, banks and brokers are not allowed to vote any shares held by you in “street name” on these matters on your behalf unless you provide the bank or broker with specific voting instructions. Failure to provide the bank or broker that holds your shares with specific voting instructions on these non-routine matters will result in a “broker non-vote.”
Beneficial owners of Common Shares held through the account of a bank or broker are advised that, if they do not timely provide instructions to their broker, their Common Shares will not be voted in connection with the approval of the change in the Company’s legal form from a Maryland real estate investment trust to a Delaware statutory trust, the adoption of the Amended and Restated Declaration of Trust, the approval of the investment advisory agreement, the election of trustees and the advisory (non-binding) vote on executive compensation.
Q.What am I voting on?
A.You will be voting on:
Proposal 1: To elect the six trustees nominated and recommended by our current Board of Trustees, each to serve until the expiration of their respective term of office or until such time as their respective successors are elected and qualified;
Proposal 2: To approve a change in the Company’s legal form from a Maryland real estate investment trust to a Delaware statutory trust;
Proposal 3: To approve the Company’s Amended and Restated Declaration of Trust;
Proposal 4: To approve an investment advisory agreement with Ellington Credit Company Management LLC, our external manager, which would replace the existing management agreement;
Proposal 5: To hold an advisory (non-binding) vote on executive compensation; and
Proposal 6: To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024.
No cumulative voting rights are authorized, and dissenter’s rights are not applicable to these matters.
Q.Why is the Board requesting approval for an investment advisory agreement?
A.The Board is requesting approval for an investment advisory agreement between the Company and our Manager (such agreement, the “Investment Advisory Agreement”) to replace the existing Management Agreement and enable our Manager to continue serving as the investment adviser/manager to the Company, following our registration with the SEC as a registered closed-end fund under the Investment Company Act of 1940, as amended (the “1940 Act”) (a “registered closed-end fund”). Shareholder approval of the Investment Advisory Agreement is required under the 1940 Act. Our Manager is an affiliate of EMG, an SEC-registered investment adviser with a longstanding history of investing in CLOs across a wide variety of market conditions, and with approximately $11.6 billion in assets under management as of March 31, 2024.
The approval of the Investment Advisory Agreement constitutes one of the final steps of the Strategic Transformation, as shareholder approval of the Investment Advisory Agreement is required for the Company to convert to a registered closed-end fund registered under the 1940 Act to be treated as a RIC under the Code.
Q.What are the primary reasons that the Board approved the Manager as investment adviser to the Company?
A.On August 13, 2024, the Board approved the Investment Advisory Agreement, subject to shareholder approval. The Board weighed a number of factors in reaching its decision to approve the Investment Advisory Agreement, including (1) the nature, extent, and quality of services to be provided by the Manager; (2) the fees payable and expenses reimbursable to the Manager under the terms of the Investment Advisory Agreement; (3) the Manager’s projected profitability in advising the Company and the estimated cost of services to be provided; (4) the extent to which economies of scale would be realized as the Company grows; and (5) any ancillary or “fall-out” benefits received by the Manager or its affiliates as a result of its relationship with the Company. The Board also considered the investment history and experience of the Manager and EMG. Additional details regarding factors considered by the Board in approving the Investment Advisory Agreement can be found in the section "Evaluation of the Investment Advisory Agreement by the Board of Trustees" in this Proxy Statement.
Q.How will the principal investment risks of the Company change under the proposed Strategic Transformation?
A.As the Company continues to rotate investment capital away from mortgage-related securities and into CLOs, the Company is becoming increasingly exposed to investment risks associated with CLOs. Following the completion of the Strategic Transformation, the Company’s investment portfolio will primarily consist of CLOs.
The principal investment risks associated with the proposed investment strategy include CLO-specific risks, general risks of investing in CLOs and other associated debt securities, risks of investing in subordinated securities, high yield investment risks, leverage risk, credit risk, default risk, non-diversification risk and market risk. A description of these risks are as follows:
•Credit Risk: Because corporate CLOs are generally backed by a pool of corporate loans or similar corporate credit-related assets, we and other investors in CLO securities ultimately bear the credit risk of the underlying collateral. Most CLOs are issued in multiple tranches, offering investors various maturity and credit risk characteristics, often categorized as senior, mezzanine and subordinated/equity according to their relative seniority and degree of risk. If the relevant underlying collateral experiences defaults or otherwise underperforms, payments to the more senior tranches of such securitizations take precedence over the mezzanine debt and equity tranches, which are the most junior tranches and therefore are most exposed to credit risk. Mezzanine debt and equity tranches constitute the focus of our investment strategy.
•Default Risk: The corporate loans that underlie our CLO investments may become nonperforming or impaired for a variety of reasons. Nonperforming or impaired loans may require substantial workout negotiations or restructurings that may result in significant delays in repayment, a significant reduction in the interest rate, and/or a significant write-down of the principal of the loan. A wide range of factors could adversely affect the ability of an underlying corporate borrower to make interest or other payments on its loan. The corporate issuers of the loans or securities underlying our CLO investments may be subject to an increased risk of default depending on certain micro- or macro-economic conditions, such as economic recessions, heightened interest rates and/or inflation, and other conditions. In addition, the corporate issuers of the loans or securities underlying our CLO investments may default for idiosyncratic reasons, such as poor management, failure to innovate, unexpected global or local events, and other factors. Such defaults and losses, especially those in excess of the market’s or our expectations, would have a negative impact on the fair value of our CLO investments, and reduce the cash flows that we receive from our CLO investments, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.
To the extent that actual defaults and losses on the collateral of an investment exceed the level of defaults and losses factored into its purchase price, the value of the anticipated return from the investment will be reduced. The more deeply subordinated the tranche of securities in which we invest, the greater the risk of loss upon a default. For example, CLO equity is the most subordinated tranche within a CLO and is therefore subject to the greatest risk of loss resulting from defaults on the CLO’s collateral, whether due to bankruptcies or otherwise. Any defaults and losses in excess of expected default rates and losses will have a negative impact on the fair value of our investments, will reduce the cash flows that the Company receives from its investments, will adversely affect the Company’s net asset value, and could adversely impact the Company’s ability to pay dividends.
•General CLO Risks: If a CLO in which we invest experiences an event of default as a result of failure to make a payment when due, erosion of the underlying collateral, or for other reasons, the CLO would be subject to the possibility of liquidation. In such cases, the risks are heightened that the collateral underlying the CLO may not be able to be readily liquidated, or that when liquidated, the resulting proceeds would be insufficient to fully redeem the CLO mezzanine debt and equity tranches that are the focus of our investment strategy. CLO equity tranches often suffer a loss of all of their value in these circumstances, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders. Furthermore, following an event of default by a CLO, the holders of CLO mezzanine debt and equity tranches typically have limited rights regarding decisions made with respect to the underlying collateral, with the result that such decisions might favor the more senior tranches of the CLO.
The underlying collateral of the corporate CLO securities in which we invest may include loans to smaller companies, or “middle market” loans, which may carry more inherent risks than loans to larger companies. Compared to larger companies, these middle-market companies tend to have more limited access to capital, weaker financial positions, narrower product lines, and tend to be more vulnerable to competitors’ actions and market conditions, as well as to general economic downturns. The underlying collateral of the corporate CLO securities in which we invest typically include “covenant-lite” loans, which provide the obligor with more freedom to take actions that could negatively impact their lenders. For example, in covenant-lite loans the obligor’s covenants are typically incurrence-based as opposed to maintenance-based, which means that these covenants are only tested (and therefore can only be breached) following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. As a result, investments in CLOs containing a greater proportion of covenant-lite loans may ultimately carry a greater risk of loss as compared to investments in CLOs holding a greater proportion of loans with more robust covenants.
•High-Yield Investment Risk: The assets underlying our CLO investments are generally, but not always, rated for creditworthiness by one or more nationally recognized statistical ratings organizations, including Moody’s, Standard and Poor’s, and Fitch. These assets generally consist of lower-rated first lien corporate loans, although certain CLO structures may also allow for limited exposure to other asset classes including unsecured loans, second lien loans, or corporate bonds. As a result, the assets underlying our CLO investments generally have limited liquidity, limited secondary market support, and less certainty in their security due to their elevated risk profile.
•Prepayment and Reinvestment Risk: As part of its ordinary management of a CLO’s portfolio of assets, the CLO collateral manager will typically reinvest cash flow from asset repayments and sales into substitute assets, subject to compliance with the CLO’s investment tests and certain other conditions. If the CLO collateral manager causes the CLO to purchase substitute assets at a lower yield than those initially acquired, the excess interest-related cash flow available for distribution to the CLO equity tranches would decline. In addition, prepayment rates of the assets underlying a CLO are driven by a number of factors, including changing interest rates and other factors that are beyond our or the CLO collateral manager’s control.
•Interest Rate Risk: Even though we expect that most of our CLO mezzanine debt investments will have floating rate coupons, these and other of our CLO investments are still exposed to interest rate risk. There can be significant mismatches between the timing and frequency of coupon resets on the floating rate CLO debt tranches and the underlying floating rate corporate loans, and furthermore some of the underlying corporate loans may bear fixed coupon rates. A reduction in excess interest due to interest rate mismatches or other factors could adversely impact the cashflows and valuations on our CLO mezzanine debt and equity investments, which could materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.
•Non-Diversification Risk: Because we do not have fixed guidelines for diversification, there are no limitations on the amount we may invest in any one CLO, and our investments may be concentrated in relatively few CLOs, in CLOs that have similar risk profiles (including by being concentrated in a limited number of industries), in CLOs where there is an overlap of underlying corporate issuers, or in CLOs that are managed by the same collateral manager. The overlap of underlying corporate issuers is often more prevalent across CLOs of the same year of origination, as well as across CLOs managed by the same asset manager or collateral manager. To the extent that our CLO investments are less diversified, including as a result of a high level of overlap of underlying corporate borrowers, we are susceptible to a greater risk of loss if one or more of the CLOs in which we are invested performs poorly, or in the event a CLO collateral manager were to fail, experience the loss of key employees, or sell its business.

The above list of risks related to the Company’s investments in CLOs is not exhaustive. For a more complete discussion of all of the risks and uncertainties associated with the Company’s investments in CLOs and an investment in the Company generally please see Part I, Item 1A of our Form 10-K and Part II, Item 1A of our Quarterly Report on form 10‑Q for the quarter ended March 31, 2024.
Q.What are the tax implications associated with the Strategic Transformation?
A.As part of the Strategic Transformation, we revoked our election to be taxed as a REIT, effective January 1, 2024. As a REIT, we generally were not subject to U.S. federal income tax on our REIT taxable income that was distributed to our shareholders, so long as we maintained our qualification as a REIT.
Following the revocation of our REIT tax election, we are temporarily operating as a taxable C-Corporation, and our income is taxable at regular corporate rates. The revocation of our REIT election was not a taxable event for our shareholders. While we operate as a taxable C-Corporation, we plan to use our existing net operating loss carryforwards (“NOLs”) to offset a majority of our US federal taxable income; to the extent that those NOLs are unable to offset our income, whether a majority or at all, our income would be subject to the typical corporate federal and state income tax rates. Distributions of earnings and profits while we operate as a taxable C-Corporation will be taxable to our shareholders as dividend income and generally will be eligible (i) to be treated as qualified dividend income in the case of shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate shareholders, in each case, subject to certain holding period and other requirements. Distributions in excess of earnings and profits will be treated as a return of shareholder’s capital.
As part of the Strategic Transformation, we intend to convert to a registered closed-end fund that would be treated as a RIC. We and our shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes from the conversion itself. To be eligible to be treated as a RIC, we would be required to distribute to shareholders any earnings and profits that remained undistributed at the time of our conversion to a RIC.
As a RIC, we generally would not be subject to U.S. federal income tax on our taxable income that is distributed to our shareholders, so long as we maintain our qualification as a RIC by complying with a number of organizational and operational requirements, including sources of income, asset diversification, and annual minimum distribution requirements.
As a RIC, we must, among other things, (1) derive at least 90% of our gross income for each tax year from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stocks or securities or foreign currencies, net income from certain publicly traded partnerships or other income derived with respect to our business of investing in stocks, securities or currencies, and (2) diversify our holdings so that at the close of each quarter of our tax year, (a) at least 50% of the value of our total assets is comprised of cash, cash items, U.S. government securities, securities of other RICs and other securities limited in respect of any one issuer to an amount not greater in value than 5% of the value of our total assets and to not more than 10% of the outstanding voting securities of such issuer, and (b) not more than 25% of the value of our total assets is invested in the securities of any one issuer (other than U.S. government securities and securities of other RICs), two or more issuers controlled by us and engaged in the same, similar or related trades or businesses, or certain publicly traded partnerships. As a RIC, distributions of our earnings and profits will generally be treated as ordinary income or capital gain dividends to our shareholders. Distributions in excess of our earnings and profits will be treated as a return of shareholder’s capital.
Q.Will there be any changes to our fees and expenses under the Investment Advisory Agreement and the Administration Agreement?
A.Under the terms of the Investment Advisory Agreement, the Manager would receive a Base Management Fee and Performance Fee (each as defined below) that are structurally identical to the fees specified by the existing Management Agreement. However, our conversion to a registered closed-end fund will enable us to complete the rotation of our investment capital away from mortgage-related securities and into CLOs, which we believe will increase our Pre-Performance Fee Net Investment Income, and thereby our Performance Fees, over time.
The Manager’s agreement to temporarily waive Performance Fees through the remainder of 2024 applies both to the existing Management Agreement and the proposed Investment Advisory Agreement.
Furthermore, under the terms of the existing Management Agreement, the Manager is entitled to a termination fee under certain circumstances. Under the Investment Advisory Agreement, the Manager would not be entitled to a termination fee under any circumstances. Furthermore, the Manager has agreed that it will not receive any termination fee in connection with the termination of the existing Management Agreement if each of the Contingent Proposals are approved and the Conversion and Strategic Transformation are completed.

Additionally, Ellington Credit Company Administrator LLC (the “Administrator”) will serve as our administrator pursuant to an administration agreement between us and the Administrator (the “Administration Agreement”). Under the Administration Agreement, the Administrator will provide, or arrange for the provision of, the administrative services necessary for our operations, including, without limitation, furnishing us with office facilities and providing equipment, clerical, bookkeeping, record keeping and other administrative services. Payments under the Administration Agreement will be equal to an amount based upon our allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including, without limitation, rent, office supplies, the fees and expenses associated with performing compliance functions and our allocable portion of the compensation and related expenses of our chief financial officer, chief operating officer and their respective support staff. To the extent the Administrator outsources any of its functions, we will pay the fees on a direct basis, without profit to the Administrator.
Because interest expense is expected to decline materially given the leverage restrictions under the 1940 Act applicable to registered closed-end funds, and our other operating expenses are expected to be similar under the new structure, total operating expenses borne by shareholders are expected to decrease under the Investment Advisory Agreement and the Administration Agreement.
See “Fees and Expenses” and “Performance Fee Summary” below for additional information and detail regarding the fees and expenses payable under the Investment Advisory Agreement and the existing Management Agreement.
Q.What vote is required to approve the proposals assuming that a majority of the votes entitled to be cast by the holders of all outstanding Common Shares (i.e. a “quorum” with respect to each proposal other than Proposal 4, which is governed by the requirements of the 1940 Act as described in the table below) is present at the Annual Meeting?
A.The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal assuming the applicable quorum is present, and the manner in which votes will be counted.

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Withhold Votes, Abstentions and Broker-Non Votes
Proposal 1: Election of six trustees nominated and recommended by the Company’s current Board of Trustees, each to serve until the expiration of the term of office or until such time as their respective successors are elected and qualified	FOR ALL WITHHOLD ALL FOR ALL EXCEPT	A plurality of the votes cast. The six nominees who receive the most votes will be elected.	Withhold votes and Common Shares not represented at the Annual Meeting have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 2: Approval of the change in the Company’s legal form from a Maryland real estate investment trust to a Delaware statutory trust	FOR AGAINST ABSTAIN	The affirmative vote of at least a majority of Common Shares outstanding.	Abstentions, Broker Non-Votes, and Common Shares not represented at the meeting will have the same effect as a vote against this proposal. Broker discretionary voting is not permitted.
Proposal 3: Approval of the Company’s Amended and Restated Declaration of Trust	FOR AGAINST ABSTAIN	The affirmative vote of at least a majority of Common Shares outstanding.	Abstentions, Broker Non-Votes, and Common Shares not represented at the meeting will have the same effect as a vote against this proposal. Broker discretionary voting is not permitted.
Proposal 4: Approval of an investment advisory agreement with Ellington Credit Company Management LLC, our external manager	FOR AGAINST ABSTAIN	The affirmative vote of the lesser of: (A) the holders of 67% or more of the Common Shares present at the meeting, if the holders of more than 50% of the Common Shares are present; or (B) the holders of a majority of Common Shares outstanding.	Abstentions and Common Shares not represented at the meeting will have the same effect as a vote against this proposal. Broker discretionary voting is not permitted. Broker non-votes will not be considered present at the meeting for quorum, voting or any other purpose.

Proposal 5: An Advisory (Non-Binding) “Say on Pay” Vote to Approve Executive Compensation	FOR AGAINST ABSTAIN	The affirmative vote of a majority of the votes cast at the Annual Meeting. Voting for this proposal is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Trustees or the Compensation Committee.	Abstentions, Broker Non-Votes and Common Shares not otherwise represented at the Annual Meeting are not treated as votes cast and will have no effect on the outcome of this proposal.
Proposal 6: Ratification of the Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2024	FOR AGAINST ABSTAIN	The affirmative vote of a majority of the votes cast on this matter.	Pursuant to Maryland law, abstentions and broker non-votes are not included in the determination of the Common Shares voting on such matters, but are counted for quorum purposes. Because this is considered a routine matter under NYSE rules, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.
Q.What will happen if the proposals are not approved?
A.If shareholders do not approve all of the proposals, the Board will consider what further actions to take, including adjourning the Annual Meeting to a later date and making a reasonable effort to solicit sufficient support for the proposals. If, following such adjournment, the Board determines that the approval of the proposals is unlikely to occur, the Board will consider alternatives.
Please note that if shareholders do not approve each of the Contingent Proposals, the Company will not be able to effectuate the next steps of the Strategic Transformation and will therefore continue operating as a taxable C-Corporation, including incurring U.S. federal income tax on the portion of our taxable income that we are not able to offset with our NOLs (and incur U.S. federal income tax on all of our taxable income if our NOLs are fully utilized).
These proposals are presented to you separately in this Proxy Statement in accordance with SEC rules and guidance. However, the Conversion is contingent on the approval by shareholders of all of the Contingent Proposals. Thus, the Company will not take the proposed action, even if one of the Contingent Proposals is approved, if any one of the Contingent Proposals fails to be approved.
Q.Will there be any other items of business on the agenda?
A.The Board of Trustees does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Trustees. The Company’s Bylaws limit the business to be conducted at the Annual Meeting to the purpose or purposes stated in the notice. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.
Q.What happens if I submit my proxy without providing voting instructions on one or more proposals?
A.Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted, except in the case of a broker non-vote, in favor of (FOR ALL) of the trustee nominees listed in “Proposal 1—To elect the six trustees nominated and recommended by our current Board of Trustees, each to serve until the expiration of the term of office or until such time as their respective successors are elected and qualified,” in favor of (FOR) “Proposal 2—To approve a change in the Company’s legal form from a Maryland real estate investment trust to a Delaware statutory trust,” in favor of (FOR) “Proposal 3—To approve the Company’s Amended and Restated Declaration of Trust,” in favor of (FOR) “Proposal 4—To approve an investment advisory agreement with Ellington Credit Company Management LLC, our external manager” in favor of (FOR) “Proposal 5—An Advisory (Non-Binding) “Say on Pay” Vote to Approve Executive Compensation,” and in favor of (FOR) “Proposal 6—Ratification of the Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2024.”
Q.Will anyone contact me regarding this vote?
A.You may receive a call from Sodali & Co. (“Sodali”), a professional proxy solicitation firm retained by the Company, to verify that you received your proxy materials, to answer any questions you may have about the proposals in this Proxy Statement, and to encourage you to vote your proxy.

Once your vote has been registered with the proxy solicitor, your name will be removed from the solicitor’s follow-up contact list.
Q.What is a proxy solicitor?
A.A proxy solicitor is a specialist firm hired to help companies gather proxy votes from shareholders. Proxy solicitors proactively contact shareholders to explain proposals and encourage voting.
Q.Who will pay for this proxy solicitation?
A.We will pay all of the expenses related to the preparation, printing, and mailing of the proxy materials and any additional materials furnished to shareholders. We have retained Sodali, for a fee of $17,500, plus reimbursement of authorized costs and expenses incurred on our behalf. Additionally, if Sodali is requested to implement a telephone solicitation of shareholders, it will be entitled to a fee of $6.50 per shareholder contacted. We will also reimburse Sodali for its reasonable out-of-pocket expenses and indemnify Sodali against certain claims, liabilities, losses, damages and expenses. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of Common Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our trustees and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. We also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.
Q.May shareholders ask questions at the Annual Meeting?
A.Yes. You may vote and submit questions while attending the Annual Meeting virtually. You will need the sixteen-digit control number included on your Notice, your proxy card or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.
Q.What does it mean if I receive more than one proxy card?
A.It probably means that your Common Shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote by the methods provided by your broker to ensure that all your Common Shares are voted.
Q.Can I change my vote after I have voted?
A.Yes. A shareholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting by mail a proxy to our Secretary bearing a later date or by attending the meeting online and voting. Attendance at the meeting will not by itself constitute revocation of a proxy.
Q.Can I find additional information on the Company’s website?
A.Yes. Our Internet website is located at www.ellingtoncredit.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on our website, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, charters of the committees of our Board and reports that we have filed with the Securities and Exchange Commission, or “SEC.”
We are furnishing this Proxy Statement for the purpose of soliciting your proxy. The Board of Trustees of Ellington Credit Company requests that you submit your proxy to allow the representation and voting of your Common Shares at our Annual Meeting.
Q.Who can help answer any questions?
A.If you have questions about the proposals or if you need additional copies of the Proxy Statement or the enclosed proxy card you should contact:
Ellington Credit Company
53 Forest Avenue,
Old Greenwich, Connecticut 06870
Attention: Secretary
Telephone: (203) 409-3585
You may also contact the proxy solicitor at:
Sodali & Co.
430 Park Avenue
New York, New York 10012
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200

Email: EARN@investor.sodali.com
You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

PROPOSAL 1: ELECTION OF TRUSTEES
Identifying and Evaluating Nominees for Trustee
The Board is pleased to present six nominees for election to the Board at our Annual Meeting, all of whom currently serve as trustees of Ellington Credit Company (formerly known as Ellington Residential Mortgage REIT) and, if elected, would serve as trustees of the Company following the Conversion. Four of the nominees are not “interested persons” of the Company, as defined in the 1940 Act (the “Independent Trustees”).
Information Regarding the Nominees
To assist you in assessing our Board’s nominees, we have set forth below biographical descriptions and certain other information with respect to each nominee for election as a trustee at the Annual Meeting, including the experience, qualifications, attributes, or skills of each nominee that led us to conclude that such person should serve as a trustee.

Name, and Year of Birth	Position(s) With the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in the Fund Complex to be Overseen	Other Directorships Held During Past Five Years
Robert B. Allardice, III 1946	Chairman of the Board, Nominee	Board Member until 2024 annual shareholder meeting. Has served on the Board since May 2013 and has served as Chairman since January 2021.	Private Investor	1
Director, member of the audit committee, and chairman of the finance, investment and risk management committee of The Hartford Financial Services Group, Inc. (NYSE: HIG), from September 2008 until June 2023.
Director of GasLog Partners LP (NYSE: GLOP) from October 2014 until January 2021.

Michael W. Vranos 1961	Co-Chief Investment Officer & Trustee, Nominee	Board Member until 2024 annual shareholder meeting. Has served on the Board since the Company’s inception in September 2012.	Co-Chief Investment Officer of the Company (since October 2012) Chief Executive Officer and President of the Manager (since October 2012) Co-Chief Investment Officer of Ellington Financial Inc. (since June 2009) Founder and Chief Executive Officer of EMG (since December 1994)	1	Director of Ellington Financial Inc. from August 2007 until August 2018.

Name, Address and Year of Birth	Position(s) With the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in the Fund Complex to be Overseen	Other Directorships Held During Past Five Years
Laurence E. Penn 1962	Chief Executive Officer, President & Trustee, Nominee	Board Member until 2024 annual shareholder meeting. Has served on the Board since the Company’s inception in September 2012.	Chief Executive Officer and President of the Company (since October 2012) Vice Chairman of EMG (since 1995) Executive Vice President of our Manager at EMG and member of EMG’s Investment and Risk Management Committee (since 1995) Chief Executive Officer and President of Ellington Financial Inc. (since August 2007)	1	Trustee of Ellington Income Opportunities Fund, a closed-end management investment company, since October 2018. Director of Ellington Financial Inc. since 2007.
Ronald I. Simon, Ph.D. 1938	Trustee, Nominee	Board Member until 2024 annual shareholder meeting. Has served on the Board since May 2013.	Private Investor and Financial Consultant	1
Director of Ellington Financial Inc. since 2007. Chairman of the Board of Directors and Chairman of the Audit Committee since January 2021.
Director of the successor company of SoftNet, Inc., American Independence Corp. (“AIC”), from 2002 until August 2016, when AIC was acquired by Independence Holdings Company (“IHC”).
Director of IHC from August 2016 until February 2022. Member of the Audit Committee of IHC from November 2017 until February 2022.

Name, Address and Year of Birth	Position(s) With the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in the Fund Complex to be Overseen	Other Directorships Held During Past Five Years
David J. Miller 1959	Trustee, Nominee	Board Member until 2024 annual shareholder meeting. Has served on the Board since May 2013.	Private Investor	1
Director of StoneMor Inc. (NYSE: STON), the public predecessor to Everstory Inc., from July 2019 until November 2022 and Chairman of the Compensation, Nominations & Governance Committee and as a member of the Audit Committee from July 2019 until November 2022. Director of Everstory Inc. since November 2022, when StoneMor Inc. was taken private. Has served as Chairman of the Compensation, Nominations & Governance Committee and as a member of the Audit and Trust Investment Committees at Everstory Inc. since November 2022.
Director of J.G. Wentworth since January 2018. Chairman of the Board since January 2018.
Director of Prima Insurance since July 2018. Chairman of the Risk and Control Committee since July 2018.
Director of Figure Acquisition Corp. (NYSE: FACA) from February 2021 until December 2022 and Chair of the Audit Committee from February 2021 until December 2022.
Director of Lombard International Assurance from July 2015 until his resignation in December 2023.

Mary McBride 1955	Trustee, Nominee	Board Member until 2024 annual shareholder meeting. Has served on the Board since March 2021.	President of CoBank, ACB from 2013 until 2016 Private Investor	1
Director of Intrepid Potash Inc., a diversified minerals company, since May 2020.
Director of CatchMark Timber Trust, Inc., a real estate company that invests in timberlands, from February 2018 until September 2022.

Our Board recommends a vote “FOR ALL” of the nominees listed below for election as trustees (Proposal 1 on the proxy card).

PROPOSAL 2: APPROVAL OF A CHANGE IN THE COMPANY’S LEGAL FORM FROM A MARYLAND REAL ESTATE INVESTMENT TRUST TO A DELAWARE STATUTORY TRUST
The Board is asking shareholders to approve the change of the Company’s legal form of organization from a REIT formed under the laws of the State of Maryland into a statutory trust formed under the laws of Delaware, and the concurrent redomiciliation of the Company from Maryland to Delaware. From its inception through December 31, 2023, the Company elected to be and was taxed as a REIT for U.S. federal income tax. Effective January 1, 2024, the Company revoked its REIT election for tax year 2024 and since that date has operated as a taxable C‑Corporation. The Company was established under what it believed to be the optimal form of organization at the time of its formation while operating as a REIT. However, in light of the Company’s revocation of its REIT election and in anticipation of registering with the SEC as a registered closed-end fund under the 1940 Act that would be treated as a RIC under the Code, the Company believes that a Maryland REIT no longer represents the optimal corporate form for the Company. Instead, the Board believes that the Delaware statutory trust is the most favorable form of organization for registered investment companies due to a variety of advantages associated with that corporate form, including, among others:
Greater Legal Certainty
The Board believes that the comprehensive body of law in Delaware may reduce legal uncertainty and risk. For example, the Delaware Statutory Trust Act (the “DSTA”), which governs the formation and operation of Delaware statutory trusts, entitles shareholders to the same limitation of personal liability extended to shareholders of Delaware for-profit corporations (generally limited to the price of the stock). Delaware is also known for its sophisticated business courts and a well-established body of legal precedent governing business entities generally and investment companies specifically, which might be relied upon for interpretation of the relevant statutes. Maryland law is not as developed as Delaware law with respect to investment companies in particular. In this regard, the DSTA has developed to accommodate the unique governance needs of investment companies.
Market Familiarity
The Board believes that investors, counterparties, regulators, and other parties recognize the DSTA as the predominant corporate form for registered investment companies and are familiar with its structure. Accordingly, redomiciling to Delaware could result in substantial efficiencies, both in terms of reduced costs in determining the requirements of law in unique circumstances and the certainty of operating routinely in a familiar environment.
Flexibility
The Board believes that, relative to alternatives, the Delaware statutory trust form of organization provides beneficial flexibility to the Company in terms of its administration, which potentially could lead to greater operating efficiencies and lower expenses for shareholders, certainty regarding limiting their liability for the obligations of the Company or its Trustees, and flexibility in structuring shareholder voting rights and shareholder meetings. In addition, the Company may be able to realize greater operating efficiencies because the Delaware statutory trust corporate form would permit the Company to operate under uniform, modern and flexible governing documents that would streamline the governance process and could reduce costs associated with governance and compliance monitoring.
If the Conversion is approved, you will become a shareholder of a registered closed-end fund organized as a Delaware statutory trust instead of a Maryland REIT. The Company’s shares will continue to be listed and traded on the NYSE under the same ticker symbol (EARN), and the Company will remain subject to the rules of the NYSE and the standards set forth in the NYSE’s Listed Company Manual.
Our Board recommends a vote “FOR” approval of this resolution (Proposal 2 on the proxy card). Please note that the Company will not pursue the Conversion as currently proposed if shareholders do not approve this Proposal 2 and each of the other Contingent Proposals (as defined above).

PROPOSAL 3: TO APPROVE THE COMPANY’S AMENDED AND RESTATED DECLARATION OF TRUST
Section 10.3 of the Company’s existing Amended and Restated Declaration of Trust (the “Declaration of Trust”) requires amendments to be advised by the Board and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter. The Company’s Declaration of Trust was originally structured to align with the structure, form and provisions commonly used by real estate investment trusts. The Board is now advising that the Company amend and restate its Declaration of Trust to better align with the structure, form and provisions commonly used by registered closed-end funds and Delaware statutory trusts. The proposed Amended and Restated Declaration of Trust (the “Proposed Amendment”) is included as Appendix A to this Proxy Statement.
Key Terms of the Proposed Amended and Restated Declaration of Trust
Purpose
Under the Declaration of Trust, the purpose of the Company will be to engage in any lawful act or activity and to exercise any powers permitted to a statutory trust organized under the DSTA. In furtherance of the foregoing, it shall be the purpose of the Company to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of an investment company within the meaning of the 1940 Act and which may be engaged in or carried on by a statutory trust organized under the DSTA, and in connection therewith the Company shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust.
The Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. The Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; the Board may, without shareholder action, amend the Company’s Declaration of Trust to increase the number of the Common Shares, of any class or series, that the Company will have authority to issue or to divide the Board into multiple classes. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Common Shares
The terms of the Proposed Amendment authorize an unlimited number of Common Shares of beneficial interest of any class, par value $0.01 per share. The Proposed Amendment provides that the Board may classify or reclassify any unissued Common Shares into one or more classes or series of Common Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. Under the terms of the Proposed Amendment, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. The Proposed Amendment provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a shareholder. In addition, except as may be provided by the Board in setting the terms of any class or series of Common Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.
Under the terms of the Proposed Amendment, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, and fully paid. Dividends and distributions may be paid to the holders of Common Shares if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. In the event of the Company’s liquidation, dissolution or winding up, each share of the Common Shares would be entitled to share pro rata in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of the Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each Trustee will be elected by a plurality of the votes cast with respect to such trustee’s election except in the case of a “contested election” (as defined in the Company’s bylaws), in which case trustees will be elected by a majority of the votes cast in the contested election of trustees.
Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses
The Declaration of Trust provides that, to the fullest extent permitted by applicable law, none of the Company’s officers, trustees or employees (if applicable) (each an “Indemnified Person”) will be liable to the Company or to any shareholder for any act or omission performed or omitted by any such Indemnified Person (including any acts or omissions of or by another Indemnified Person), in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnified Person’s respective position.
The Declaration of Trust provides that the Company will indemnify each Indemnified Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Company, including the operations of the Company and the offering of Common Shares, except for losses incurred by an Indemnified Person arising solely from the Indemnified Person’s own bad faith, willful misconduct, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnified Person’s respective position.
Under the indemnification provision of the Declaration of Trust, expenses (including attorneys’ fees) incurred by each Indemnified Person in defending any action, suit or proceeding for which they may be entitled to indemnification shall be paid in advance of the final disposition of the action, suit or proceeding. However, any such indemnification or payment or reimbursement of expenses will be subject to the applicable requirements of the 1940 Act.
So long as the Company is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any trustee or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her bad faith, willful misconduct, gross negligence or reckless disregard. In addition, the Company has obtained liability insurance for its officers and trustees.
Number of Trustees; Removal; Vacancies
The Declaration of Trust provides that the number of trustees will be set by the Board in accordance with the Company’s bylaws. The Declaration of Trust provides that a majority of the entire Board may at any time increase or decrease the number of trustees. The Declaration of Trust provides that the number of trustees generally may not be less than one or more than 15. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by the Board in setting the terms of any class or series of preferred shares, pursuant to an election under the Declaration of Trust, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent trustees will nominate replacements for any vacancies among the independent trustees’ positions.
The Declaration of Trust provides that a trustee may be removed only for cause and only by a majority of the remaining trustees (or in the case of the removal of a trustee who is not an interested person, a majority of the remaining trustees who are not interested persons).
The Declaration of Trust provides that a majority of the Board must be independent trustees except for a period of up to 60 days after the death, removal or resignation of an independent trustee pending the election of his or her successor.
Action by Shareholders
The Declaration of Trust provides that shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is required to hold an annual shareholder meeting for the election of trustees and the transaction of any business as determined by the trustees within the powers of the Company. Special meetings may be called at any time by a majority of the trustees or the Chief Executive Officer and shall be called by any trustee for any proper purpose upon written request of shareholders holding in the aggregate at least a majority of the outstanding shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called. These provisions will have the effect of significantly reducing the ability of shareholders to have their proposals considered at a meeting of shareholders.
With respect to special meetings of shareholders, only the business specified in the Company’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (i) pursuant to the Company’s notice of the meeting or (ii) by the Board.

A trustee may be removed for cause only by action taken by a majority of the remaining trustees (or in the case of the removal of a trustee that is not an “interested person” as defined in the 1940 Act, a majority of the remaining trustees that are not “interested persons” as defined in the 1940 Act).
Amendment of the Declaration of Trust; No Shareholder Approval
The trustees may, without shareholder vote, amend or otherwise supplement the Declaration of Trust. Shareholders shall only have the right to vote: (i) on number and qualifications of trustees, terms and elections of trustees, resignation or removal of trustees, termination of the trust, amendments to the Declaration of Trust’s amendment provisions, and merger, consolidation and sale of Trust assets; (ii) on any amendment that would adversely affect the powers, preferences or special rights of the Common Shares as determined by the trustees in good faith; and (iii) which would change any rights with respect to any Shares of the Company by reducing the amount payable thereon upon liquidation of the Company or by diminishing or eliminating any voting rights pertaining thereto. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board present (a quorum being present) at a meeting for adoption or, without a meeting, written consent to the amendment by the number of trustees required for approval at a meeting of the trustees at which all of the trustees are present and voted. The Declaration of Trust provides that the Board has the exclusive power to adopt, alter or repeal any provision of the Company’s bylaws and to make new bylaws.
Merger, Consolidation and Sale of Assets
The Board may, without the approval of holders of the outstanding Common Shares, cause and approve a merger, conversion or other reorganization of the Company. The Board may also cause the sale of all or substantially all of the Company’s assets under a foreclosure or other realization without shareholder approval. Shareholders are not entitled to dissenters’ rights of appraisal under the Declaration of Trust or applicable Delaware law in the event of a merger, conversion or consolidation, a sale of all or substantially all of the Company’s assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the 1940 Act.
Derivative Actions
No person who is not a shareholder, other than a trustee, shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless a certain percentage of the outstanding Common Shares, as disclosed in the Declaration of Trust, join in the bringing of such action.
In addition to the requirements set forth in Section 3816 of the DSTA, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “independent trustees” (as that term is defined in the DSTA); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel and other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Company for the expense of any such counsel and advisors in the event that the Board determines not to bring such action. The conditions on a shareholder’s ability to bring a derivative action do not apply to claims arising under the federal securities laws. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand.
In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each shareholder agrees that any claim that affects all shareholders of the Company or any series or class equally, that is, proportionately based on their number of Common Shares in the Company or in such series of class, must be brought as a derivative claim subject to the derivative actions section of the Declaration of Trust irrespective of whether such claim involves a violation of the shareholder’s rights under the Declaration of Trust or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim.
Conflicts with 1940 Act
The Declaration of Trust provides that if any provision of the Declaration of Trust conflicts with the 1940 Act, the regulated investment company provisions of the Code or with any other applicable laws and regulations, the applicable provisions of applicable law will control.
Our Board recommends a vote “FOR” approval of this resolution (Proposal 3 on the proxy card). Please note that the Company will not pursue the Conversion as currently proposed if shareholders do not approve this Proposal 3 and each of the other Contingent Proposals (as defined above).

PROPOSAL 4: APPROVAL OF AN INVESTMENT ADVISORY AGREEMENT WITH ELLINGTON CREDIT COMPANY MANAGEMENT LLC
Following the Conversion, the Company, as a registered closed-end investment management company, will be subject to Section 15 of the 1940 Act, which imposes certain requirements on the initial approval and subsequent continuance of investment advisory and underwriting contracts with a registered investment company, including the approval of the investment advisory agreement by a majority of the investment company’s shareholders. Therefore, in accordance with Section 15 of the 1940 Act, the Board is asking shareholders to approve an investment advisory agreement between the Company and the Manager (the “Investment Advisory Agreement”) to take effect upon completion of the Conversion. An investment advisory agreement enumerates the services and facilities that the adviser will provide, the fee structure, the expenses to be borne by the respective parties, and other matters relating to the relationship between a fund and its investment adviser.
The Manager has provided investment management services to the Company since its inception pursuant to a management agreement between the Company and the Manager, as amended and restated from time to time (the “Management Agreement”). In a series of amendments earlier this year, the Board determined to amend the Management Agreement to enable the Manager to implement the new investment strategy and to more closely align the fee structure with those of CLO-focused registered closed-end funds.
The terms of the existing Management Agreement, including the definitions of various capitalized terms used below, are described in more detail under the headings “Fees and Expenses” and “Performance Fee Summary” later in this section. Pursuant to the existing Management Agreement, the Company pays the Manager the “Base Management Fee” equal to the product of 1.50% per annum on the Net Asset Value. The Base Management Fee is prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter and is calculated and payable quarterly in arrears. Pursuant to the existing Management Agreement, the Company also pays the Manager the “Performance Fee,” which is calculated and payable quarterly in arrears based upon the Company's Pre-Performance Fee Net Investment Income with respect to each fiscal quarter, and is subject to a Hurdle Amount over the Company’s Net Asset Value of Common Equity, and a "catch-up" feature. The Performance Fee is more fully described below under “Performance Fee Summary.” The Base Management Fee and the Performance Fee that would be payable to the Manager under the Investment Advisory Agreement are the same Base Management Fee and Performance Fee currently payable to the Manager under the existing Management Agreement. Further, unlike the Investment Advisory Agreement, under the terms of the existing Management Agreement, the Manager is entitled to a termination fee under certain circumstances. The Manager has agreed that it will not receive any termination fee in connection with the termination of the existing Management Agreement if all of the Contingent Proposals are approved and the Conversion and Strategic Transformation are completed. The Manager has agreed to waive all of the Performance Fees payable under the existing Management Agreement through the remainder of 2024. Similarly, the Manager has agreed to waive all of the Performance Fees payable under the Investment Advisory Agreement for all fiscal periods through the remainder of 2024.
At a Board Meeting held on August 13, 2024 called specifically to address the proposed approval of the Investment Advisory Agreement, the Board, including a majority of the Trustees who are not “interested persons” of the Company (the “Independent Trustees”), approved the Investment Advisory Agreement, subject to shareholder approval. The Company is now seeking shareholder approval of the Investment Advisory Agreement. Section 15(a) of the 1940 Act makes it unlawful for any person to serve as investment adviser except pursuant to a written contract that has been approved by a majority vote of the outstanding voting securities of the investment company, which means the lesser of: (1) more than 50% of the outstanding voting securities of a fund; or (2) 67% or more of the voting securities of the fund present at the meeting if more than 50% of the outstanding voting securities of the fund are present or represented by proxy.
The address for each of the Manager’s principal executive officers and directors remains 53 Forest Avenue, Old Greenwich, CT 06870.
EMG is an established investment and advisory firm managing a diverse credit platform. EMG began investing in CLOs in 2012, and its senior investment professionals focused on CLOs have an average of twenty-one years of experience in corporate and structured credit. EMG has extensive expertise in managing CLO investments, and we believe it has deep credit, structural, and fundamental analysis; understanding of market dynamics and technical factors; and strong risk management.
EMG employs both proprietary and third-party models and systems to guide its CLO investment process, enabling real-time analysis of investment opportunities and associated risks across various scenarios.
Michael Vranos and Gregory Borenstein will jointly and primarily manage the portfolio of the Company if the Conversion is completed.

Gregory Borenstein is a Managing Director and the Head of Corporate Credit at Ellington Management Group, and is responsible for the firm’s secondary CLO investing business. Mr. Borenstein joined Ellington in 2012 to establish and grow the firm’s CLO capabilities, which today represents an important source of investments across the firm's clients. In addition to CLOs, he is responsible for the management of Index and Bespoke Tranches and is closely involved in the development of hedging strategies and broader portfolio management across the firm. Prior to joining Ellington, Mr. Borenstein was a member of the Secondary CLO trading desk at Goldman Sachs, where he traded both U.S. and European CLOs, along with Trust Preferred Securities (TruPS). He began his career on Goldman Sachs’ Proprietary Structured Credit Desk, which managed a multi-billion dollar portfolio, where Mr. Borenstein primarily focused on CLOs and credit derivatives. Mr. Borenstein holds degrees in Applied Mathematics and Economics from Johns Hopkins University.
Michael Vranos has been the Company’s Co-Chief Investment Officer since October 2012, and he is also the Chief Executive Officer and President of our Manager. Mr. Vranos is the founder and Chief Executive Officer of EMG, which he founded in December of 1994. At EMG, Mr. Vranos oversees all portfolio management decisions and personnel. Mr. Vranos also serves as Co-Chief Investment Officer of Ellington Financial Inc. (NYSE: EFC) (“EFC”). Mr. Vranos graduated magna cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Comparison of the Advisory Agreements
The following table provides a comparison of material terms of the existing Management Agreement and the Investment Advisory Agreement. The table is intended as a summary. Additional information follows the table, and the terms are fully set forth in the Investment Advisory Agreement, which is included as Appendix B to this Proxy Statement.

Term	Existing Management Agreement	Proposed Investment Advisory Agreement
Parties	Manager and the Company	Manager and the Company
Investment Strategy	Acquiring corporate collateralized loan obligations and related assets, with an emphasis on mezzanine debt and equity tranches.	The investment strategy is the same as the one set forth in the existing Management Agreement.
Advisory Fees
The Company pays the Manager the Base Management Fee equal to the product of 1.50% per annum on the “Net Asset Value,” which is equal to the figure that is equal to the total assets of the Company minus its total liabilities, as of the end of such fiscal quarter. The Base Management Fee is prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter and is calculated and paid quarterly in arrears.
The Company also pays the Manager a Performance Fee, which is calculated and payable quarterly in arrears based upon the Company's Pre-Performance Fee Net Investment Income (as defined below) with respect to each fiscal quarter, and is subject to a Hurdle Amount, which is the product of the “Hurdle Rate” of 2.00% per quarter (8.00% annually) and the Company’s Net Asset Value of Common Equity, which is the portion of Net Asset Value attributable to common equity, and a "catch-up" feature. The Performance Fee is more fully described below under “Performance Fee Summary.”
The Base Management Fee and the Performance Fee are the same as those set forth in the existing Management Agreement.
Fee Waiver	The Manager has waived all of the Performance Fees that would be payable under the Management Agreement for all fiscal periods through the remainder of 2024.	The Manager would also waive all of the Performance Fees payable under the Investment Advisory Agreement for all fiscal periods through the remainder of 2024.
Effective Date	The Management Agreement initially took effect on September 24, 2012, and was subsequently amended and restated for the sixth time on June 25, 2024.	The effective date of the Investment Advisory Agreement, subject to shareholder approval, will be on the closing date of the Conversion.
Duration	Unless terminated earlier, the Management Agreement expires on June 25, 2025.	The Investment Advisory Agreement will have an initial term of two years.
Renewal Provisions	The Management Agreement will renew automatically for successive one-year periods.	In accordance with Section 15(c) of the 1940 Act, following an initial two-year term, the Investment Advisory Agreement may be continued for additional one-year periods, so long as its continuance is approved at least annually by (i) the Board or (ii) a vote of a majority of the outstanding voting securities of the Company, provided that in either event continuance is also approved by a majority of the trustees who are not parties to the agreement and are not “interested persons” of the Company as that term is defined in the 1940 Act (“Independent Trustees”).

Term	Existing Management Agreement	Proposed Investment Advisory Agreement
(continued)
Non-Renewal and Termination Provisions
Either party may elect not to renew the Management Agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least 180 days, but not more than 270 days, prior to the end of the term. Upon a non-renewal, the Company is responsible for paying the Manager the Termination Fee.
The “Termination Fee” is equal to five percent (5%) of the Net Asset Value as of the month-end preceding the date of the notice of termination or non-renewal.
The Company may terminate the Manager based on performance, upon either the affirmative vote of at least a majority the members of the Board or the affirmative vote of the holders of at least a majority of the outstanding common shares, based upon unsatisfactory performance by the Manager that is materially detrimental to the Company or a determination by the non-interested trustees that the management fees payable to the Manager under the Management Agreement are not fair, subject to the Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of such management fees. Upon a termination based on performance, the Company would be required to pay the Manager the Termination Fee.

The Investment Advisory Agreement will automatically terminate upon assignment and may be terminated upon 60 days’ notice by the Manager, by the Board or by a vote of a majority of outstanding securities of the Company.
The payment of termination fees is not contemplated by the Investment Advisory Agreement.

Term	Existing Management Agreement	Proposed Investment Advisory Agreement
(continued)
Expenses Borne by Company	The Company bears all its operating expenses, including, but not limited to: (i) issuance and transaction costs incident to the acquisition, ownership, disposition and financing of investments; (ii) legal, regulatory, compliance, tax, accounting, consulting, auditing, administrative fees and expenses and fees and expenses for other similar services rendered to the Company by third-party service providers retained by the Manager; (iii) compensation and expenses of the Board; (iv) costs associated with the establishment and maintenance of credit facilities; (v) transfer agent, registrar and exchange listing fees; (vi) the Company’s allocable share of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials; (vii) settlement, clearing, trade confirmation and reconciliation, and custodial fees and expenses; (viii) all taxes and license fees; (ix) all other actual out of pocket costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees; and (x) a pro rata portion of the costs of the wages, salaries and benefits incurred by the Manager with respect to certain designated personnel.	Except for the expenses that will be borne by the Manager, as described below, the Company will also bear all of its expenses, including, without limitation, (i) organizational and operating expenses; (ii) direct costs and expenses of administration, including for legal, accounting and auditing services; (iii) costs associated with calculating the Company’s NAV and with pricing and valuation services; (iv) fees required to be paid to the Company’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; (v) taxes; (vi) registration fees; (vii) costs of shareholder meetings; (viii) litigation and other extraordinary or non-recurring expenses; and (ix) and the allocable portion of overhead and other expenses incurred by Ellington Credit Company Administrator LLC in performing its obligations under the Administration Agreement, including, without limitation, rent, office supplies, the fees and expenses associated with performing compliance functions, and the Company’s allocable portion of the costs of compensation and related expenses of the Company’s chief financial officer, chief operating officer and their respective support staff operating expenses. A comprehensive list of the expenses to be borne by the Company is set forth in the Investment Advisory Agreement included as Appendix B to this Proxy Statement.
General Duties of Manager/Adviser	The Manager is required to manage, operate and administer day-to-day operations, business and affairs of the Company and its subsidiaries and oversee and use commercially reasonable efforts to conduct the Company’s investment activities.	The Manager will be required to act as the investment adviser to the Company and, as such, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) close, monitor, and service the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell, and (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.
Expenses Borne by Manager/Adviser	The Manager is responsible for the wages, salaries and benefits of certain dedicated officers that the Manager elects to provide. The Manager specifically agrees that the Company is not required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates.	The Manager will bear the expense of all investment professionals of the Manager (and/or its affiliates) and their respective staffs, when and to the extent engaged in providing investment advisory and management services under the Investment Advisory Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services will be provided and paid for by the Manager.

Term	Existing Management Agreement	Proposed Investment Advisory Agreement
(continued)
Indemnification Obligations of Manager/Adviser to Company	The Manager indemnifies the Company for harms caused by the Manager’s willful misconduct, lack of good faith, or gross negligence, or reckless disregard of its duties or material breach.	The Manager will indemnify the Company for harms caused by the Manager’s willful misfeasance, lack of good faith, or gross negligence, or reckless disregard of its duties or material breach.
Amendment	The Management Agreement may be amended only by agreement in writing signed by the Company and the Manager.	The Investment Advisory Agreement will only be able to be amended by affirmative vote of the Board, including a majority of the Independent Trustees and, where required by the 1940 Act, by a vote or written consent of a “majority” (as defined by the 1940 Act) of the outstanding voting securities.
Governing Law	The Management Agreement is governed by the laws of the State of New York, without reference to the laws and principles regarding the conflict of interest laws thereof.	The Investment Advisory Agreement will be subject to the substantive laws of the State of New York, without reference to choice of law principles thereof, and in accordance with the 1940 Act.
Fees and Expenses
As stated above, pursuant to the existing Management Agreement, the Company pays the Manager a Base Management Fee equal to the product of 1.50% per annum on the “Net Asset Value,” which is equal to the figure that is equal to the total assets of the Company minus its total liabilities, as of the end of such fiscal quarter. The Base Management Fee is prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter and is calculated and payable quarterly in arrears. The Base Management Fee in the Investment Advisory Agreement is identical.
In addition, pursuant to the existing Management Agreement, the Company also pays the Manager a Performance Fee, which is more fully detailed below under “Performance Fee Summary.” The Performance Fee in the Investment Advisory Agreement is identical.
Had the Investment Advisory Agreement been in place, the Company estimates that the Manager would have earned $3,499,857 in advisory fees for the year ended December 31, 2023, though most of this period predated the commencement of the Company’s Strategic Transformation.
The Investment Advisory Agreement is attached as Appendix B to this Proxy Statement. You should read the Investment Advisory Agreement in its entirety. The description in this Proxy Statement of the Investment Advisory Agreement is only a summary, which is qualified in its entirety by reference to the Investment Advisory Agreement.
The following table shows a comparison of the Company’s annual fees and expenses, shown as a percentage of net asset value over the most recent fiscal year and proforma fees for the Company assuming the Investment Advisory Agreement had been in place.

Annual Fees and/or Expenses	Actual 2023 Expenses	Proforma with the Existing Management Agreement(1)	Proforma with the Proposed Investment Advisory Agreement(2)
Management/Advisory Fees	1.54%	1.54%	1.54%
Performance Fee	n/a	1.45%	1.45%
Interest Payments and Fees on Borrowed Funds	38.70%	38.70%	38.70%(3)
Other Expenses	3.19%	3.19%	3.12%
Total	43.43%	44.88%	44.81%(3)
(1)The Management Agreement was amended in 2024 to include a performance fee.
(2)The majority of the 2023 fiscal year predated the commencement of the Company’s Strategic Transformation.
(3)The Company operated as a mortgage REIT throughout the entirety of 2023 and therefore was not operating under any explicit restrictions on financial leverage. For the 2023 fiscal year, the Company’s average debt-to-equity ratio, calculated as average borrowings divided by average equity, was 7.3:1. Following its conversion to a registered closed-end fund, the Company expects its debt-to-equity ratio, and therefore its interest expense and total fees and expenses as a percentage of net asset value, to be substantially lower given the leverage restrictions under the 1940 Act applicable to registered closed-end funds.

Performance Fee Summary
Under the existing Management Agreement, the Company pays to the Manager a Performance Fee calculated and payable quarterly in arrears based upon the Company’s “Pre-Performance Fee Net Investment Income” with respect to each fiscal quarter, and is subject to a hurdle rate, expressed as a rate of return on the Company's common equity, equal to 2.00% per quarter (i.e. 8.00% per annum), and is subject to a "catch-up" feature. The Performance Fee in the Investment Advisory Agreement is identical.
Specifically:
•If the Company’s Pre-Performance Fee Net Investment Income for a fiscal quarter does not exceed the Hurdle Amount (as defined below) for such quarter, then no Performance Fee is payable to the Manager with respect to such quarter;
•If the Company’s Pre-Performance Fee Net Investment Income for a fiscal quarter exceeds the Hurdle Amount for such quarter but is less than or equal to 121.21% of the Hurdle Amount, then 100% of the portion of the Company’s Pre-Performance Fee Net Investment Income that exceeds the Hurdle Amount (the “Catch-Up”) is payable to the Manager as the Performance Fee with respect to such quarter.
◦Therefore, once the Company’s Pre-Performance Fee Net Investment Income for such quarter exactly reaches 121.21% of the Hurdle Amount, the Manager will have accrued a Performance Fee with respect to such quarter that is exactly equal to 17.5% of the Pre-Performance Fee Net Investment Income (because 21.21% of the Hurdle Amount (which is the Pre-Performance Fee Net Investment Income captured by the Manager during the Catch-Up phase) is equal to 17.5% of 121.21% of the Hurdle Amount (which is the entire Pre-Performance Fee Net Investment Income at the end of the Catch-Up phase)); and
•If the Company’s Pre-Performance Fee Net Investment Income for a fiscal quarter exceeds 121.21% of the Hurdle Amount for such quarter, then 17.5% of the Company’s Pre-Performance Fee Net Investment Income is payable to the Manager as the Performance Fee with respect to such quarter.
With respect to the Performance Fee, there will be no accumulation of the Hurdle Amount from quarter to quarter, no claw back of amounts previously paid if the Pre-Performance Fee Net Investment Income in any subsequent quarter is below the Hurdle Amount for such subsequent quarter, and no delay or adjustment of payment if the Pre-Performance Fee Net Investment Income in any prior quarter was below the Hurdle Amount for such prior quarter.
Both the existing Management Agreement and the Investment Advisory Agreement have the following definitions:
"Hurdle Amount" for any fiscal quarter means the result obtained by multiplying the Net Asset Value of Common Equity at the end of the immediately preceding fiscal quarter by the Hurdle Rate. The Hurdle Amount will be appropriately adjusted for any common share issuances or repurchases during the fiscal quarter.
"Hurdle Rate" means 2.00% per quarter, or 8.00% per annum. The Hurdle Rate will be appropriately prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter.
"Net Asset Value" means the figure that is equal to the total assets of the Company minus its total liabilities.
“Net Asset Value of Common Equity” means the portion of Net Asset Value attributable to common equity.
"Pre-Performance Fee Net Investment Income" for any fiscal quarter means interest income (including accretions of discounts, amortization of premiums, and payment-in-kind income), dividend income, and any other income (including any fee income) earned or accrued by the Company during such fiscal quarter, minus the Company’s operating expenses for such quarter (which, for this purpose, will not include any litigation-related expenses, any extraordinary expenses, or Performance Fee). Pre-Performance Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. For purposes of computing Pre-Performance Fee Net Investment Income, the calculation methodology will look through total return swaps as if the Company owned the referenced assets directly. As a result, Pre-Performance Fee Net Investment Income includes net interest (whether positive or negative) associated with a total return swap, which is the difference between (a) the interest income and transaction fees related to the reference assets and (b) all interest and other expenses paid by the Company to the total return swap counterparty. In the case of an interest rate swap, Pre-Performance Fee Net Investment Income includes the net payments and net accruals of periodic payments.

The following is a graphical representation of the calculation of the Performance Fee:

EARN
ELLINGTON CREDIT COMPANY

0%
2.00%
(Hurdle Rate)
2.424%
(Catch-Up)
0%
100%
17.5%
(no Performance Fee paid to the Manager)
(100% of Pre-Performance Fee Net Investment Income between Hurdle Rate and Catch-Up are paid to the Manager)
(17.5% of Pre-Performance Fee Net Investment Income is paid to the Manager)

Percentage of the Company's Pre-Performance Fee Net Investment Income allocated to the Performance Fee

The Performance Fee is based on our Pre-Performance Fee Net Investment Income, without considering any realized or unrealized gains or losses on our investments. As a result, (i) for quarters in which a Performance Fee is payable, such Performance Fee will exceed 17.5% of our GAAP net income if we generated net realized and unrealized losses on our investments during such quarter, (ii) our Manager could earn a Performance Fee for fiscal quarters during which we generate a GAAP net loss, and (iii) given the Performance Fee, our Manager might be incentivized to manage our portfolio using higher risk assets, using assets with deferred interest features, or using more financial leverage through indebtedness, to generate more income, both of which could result in higher investment losses, especially during economic downturns.
The Performance Fee is calculated quarterly, treating each quarter in isolation. As a result, the Hurdle Amount does not accumulate from quarter to quarter, and decreases in our Net Asset Value of Common Equity, such as those due to unrealized losses, will reduce the Hurdle Amount, potentially making it easier for our Manager to earn a Performance Fee. We will not have the ability to claw back, delay, or adjust the payment of any Performance Fee based on financial results in prior or subsequent quarters. In addition, over a series of quarters, if our Pre-Performance Fee Net Investment Income is positive in some quarters but negative in others, it is likely, when viewing the series of quarters as a whole, for the aggregate Performance Fee payable to our Manager to exceed 17.5% of our aggregate Pre-Performance Fee Net Investment Income. There is also a conflict of interest related to management's involvement in many accounting determinations (including but not limited to valuations and calculations of interest income) that can affect our Performance Fee.
The following tables illustrate and provide a comparison of the actual expenses, including interest expense, paid and the hypothetical proforma (if the Investment Advisory Agreement was in place) expenses that you would pay on a $1,000 investment made January 1, 2023, assuming annual expenses attributable to shares remain unchanged and shares earn a 5% annual return:
Based on Actual Fiscal Year 2023 Expenses

	1 Year	3 Years	5 Years	10 Years
Actual for a $1,000 investment made on January 1, 2023	$434	$1,369	$2,400	$5,463
Based on Proforma (as if the existing Management Agreement had been in place) Expenses(1)

	1 Year	3 Years	5 Years	10 Years
Proforma for the existing Management Agreement for a $1,000 investment made on January 1, 2023	$449	$1,415	$2,480	$5,645
(1)The Management Agreement was amended in 2024 to include a performance fee.

Based on Proforma (as if the proposed Investment Advisory Agreement had been in place) Expenses(1)(2)

	1 Year	3 Years	5 Years	10 Years
Proforma for the proposed Investment Advisory Agreement for a $1,000 investment made on January 1, 2023	$448	$1,413	$2,476	$5,637
(1)The majority of the 2023 fiscal year predated the commencement of the Company’s Strategic Transformation.
(2)The Company operated as a mortgage REIT throughout the entirety of 2023 and therefore was not operating under any explicit restrictions on financial leverage. For the 2023 fiscal year, the Company’s average debt-to-equity ratio, calculated as average borrowings divided by average equity, was 7.3:1. Following its conversion to a registered closed-end fund, the Company expects its debt-to-equity ratio, and therefore its interest expense and total fees and expenses as a percentage of net asset value, to be substantially lower given the leverage restrictions under the 1940 Act applicable to registered closed-end funds.
The proforma table directly above is based on estimates that assume the proposed Investment Advisory Agreement was in place and that no performance fee was earned.
For the fiscal year ended December 31, 2023, the Manager earned $1.8 million in management fees under the terms of the Management Agreement that were in effect at such time.
Administration Agreement
Under the Administration Agreement, the Administrator will provide, or arrange for the provision of, the administrative services necessary for our operations, including, without limitation, furnishing us with office facilities and providing equipment, clerical, bookkeeping, record keeping and other administrative services. Payments under the Administration Agreement will be equal to an amount based upon our allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including, without limitation, rent, office supplies, the fees and expenses associated with performing compliance functions and our allocable portion of the compensation and related expenses of our chief financial officer, chief operating officer and their respective support staff. To the extent the Administrator outsources any of its functions, we will pay the fees on a direct basis, without profit to the Administrator.
Evaluation of the Investment Advisory Agreement by the Board of Trustees
At a meeting held on August 13, 2024, the Board, including a majority of the Independent Trustees, considered the approval of the Investment Advisory Agreement. In their deliberations, the Board reviewed materials relating to the Investment Advisory Agreement and the processes of the Manager and its affiliates. The Board considered several factors, including: (1) the nature, extent, and quality of services to be provided by the Manager; (2) the fees payable and expenses reimbursable to the Manager under the terms of the Investment Advisory Agreement; (3) the Manager’s projected profitability in advising the Company and the estimated cost of services to be provided; (4) the extent to which economies of scale would be realized as the Company grows; and (5) any ancillary or “fall-out” benefits received by the Manager or its affiliates as a result of its relationship with the Company. The Board relied on the advice of its independent counsel, counsel to the Company, and its own business judgment in evaluating these factors and determining the weight given to each. The conclusions reached by the Board were based on a comprehensive evaluation of all the information provided and were not the result of any single factor. Moreover, each Trustee may have afforded different weight to various factors in reaching his or her conclusion regarding the approval of the Investment Advisory Agreement.
In addition to considering a broad range of information requested by the Board and furnished specifically to evaluate the Investment Advisory Agreement, the Board considered information from prior meetings of the Board and its committees. This included detailed information prepared by management, external counsel to the Company, and a financial advisor, including in connection with the initial decision to commence, and the ongoing decisions to continue, the Strategic Transformation. In addition, the Independent Trustees met in executive session on August 12, 2024, during which they were advised by their independent legal counsel regarding their responsibilities and other regulatory requirements related to the approval of investment advisory agreements by registered investment companies and reviewed the Manager’s responses to the Board’s information request.
Nature, Extent and Quality of Services. The Board discussed the investment advisory and related services to be provided to the Company, noting that the Manager would be responsible for overseeing day-to-day operations, including the investment process, trade execution, investment research, risk management and oversight, closing, monitoring and servicing of the investment portfolio, and compliance support.
The Board also discussed the investment history and experience of the Manager and EMG and of the proposed portfolio managers, including the returns on such investments (both on an absolute basis and relative to the relevant indices and benchmarks), the amount of capital invested, and the time horizon. They noted that EMG has invested on behalf of various public funds, private funds, and institutional investors, including as subadvisor to both open-end mutual funds and an interval fund, as well as managing two publicly traded vehicles, and thus the Manager and its affiliates have extensive experience operating within the regulatory requirements of the 1940 Act and the NYSE, as well as the guidelines and mandates of various institutional investors. The Board considered EMG’s longstanding reputation in the fixed-income markets and the implicit investor endorsement suggested by EMG’s management of over $10 billion in assets, spread across numerous funds and managed accounts, as well as EMG’s nearly 30 years of existence.
The Board reviewed the background and investment experience of key members of the Manager’s team, including the proposed portfolio managers of the Company, and examined materials provided by management that summarized the Company’s historical performance, investment strategies, and investment outlook. The Board also took into account the support the Manager receives from its affiliated entities, enhancing its services and potentially providing additional capital support.
The Board also reviewed the Manager’s Form ADV, an overview of EMG’s investment decision process and compliance policies, and its Code of Ethics. They considered the Manager’s research and portfolio trading capabilities, modeling, use of technology, commitment to compliance, investor relations, and credit analysis capabilities, including its past experience with the Manager under the existing Management Agreement. The Board also evaluated the Manager’s risk management program, including cybersecurity, business continuity, disaster recovery plans, and its risk oversight group.
As the Company is currently managed by the Manager under the existing Management Agreement, the Board is already familiar with the Manager’s administrative and reporting abilities, and has previously approved its applicable policies and procedures. The Board has previously collaborated with the Manager on disclosure documents and shareholder reports, including SEC and NYSE filings, and has observed the Manager’s capabilities with respect to shareholder and analyst communication. The Board also noted EMG’s ability to attract and retain high-quality talent, create performance incentives, and present high-quality materials for Board meetings, including those related to the Strategic Transformation.
The Board then discussed the quality, nature, and extent of services provided by the Manager in connection with the Strategic Transformation. The Board noted that the Manager had successfully guided the Company through significant changes since the Board initially approved the Company to begin investing in CLOs in September 2023. Specifically, the Board noted the quality of service and expertise the Manager displayed as it revoked the Company’s REIT status effective January 1, 2024, estimated and prepared to apply the Company’s NOLs to its taxable income while it operates as a taxable C-Corporation, and achieved positive economic results on the new CLO investments, while also incurring only modest costs related to rotating investment capital out of Agency MBS and into CLOs in conjunction with the Strategic Transformation, all while maintaining the Company’s exemption from investment company status under the 1940 Act.
The Board reviewed and favorably considered documents relating to the Manager’s investment process, which includes: (i) identifying investment opportunities from a wide range of sources; (ii) conducting in-depth reviews of potential investments to seek to maximize potential risk-adjusted returns, which includes evaluation of market dynamics, CLO investment structures, credit profile of underlying loans, relative value, liquidity, and available financing terms; (iii) performing a thorough risk analysis, including of credit, spread widening, liquidity, concentration, and counterparty risks; and (iv) a legal and structural review of the CLO governing documents and applicable investment tests.
Based on the foregoing factors and review, the Board unanimously concluded that the Manager has the ability to provide high-quality investment advisory services to the Company under the Investment Advisory Agreement in line with the Board’s expectations. The Board also unanimously concluded that the Manager has the ability to perform the necessary management and administrative functions that accompany such investment advisory services, including annual audits, public filings, periodic financial reviews, tax reporting, and expense management, among others. Thus, the Board concluded that the nature, extent, and quality of services provided to the Company under the Investment Advisory Agreement will benefit the Company’s shareholders.
Fees and Expenses. The Board was provided with information regarding industry and peer trends in management fees and expenses. The Board reviewed the Company’s proposed management fees, both on an absolute basis and in comparison with those of its “Expense Peers,” a group of exchange-listed closed-end investment companies that focus on investing in CLOs (as set forth in the table below). The Manager proposed a quarterly fee equal to the product of 1.50% per annum and the Company’s Net Asset Value (the “Base Management Fee”), which is structurally identical to the base management fee currently paid to the Manager under the existing Management Agreement.
The Board concluded that calculating the Base Management Fee based on Net Asset Value rather than “gross assets,” which is the basis on which several of the Expense Peers calculate their base management fees, was more favorable to the Company because it takes into account both the assets and liabilities of the Company, and it aligns management’s fees with the performance of the investments in the Company’s portfolio. Because the Company is expected to use debt financing to leverage the portfolio, the Company’s gross assets are expected to exceed the Company’s Net Asset Value; Therefore, calculating the Base Management Fee based on Net Asset Value is expected to result in an advisory fee that is more favorable for shareholders (i.e., lower) than if such fee were based simply on gross assets. The Board observed that the structure of the Base Management Fee incentivizes the Manager to maximize the risk-adjusted returns of the Company’s investments, rather than incurring maximum leverage in order to increase the gross assets of the Company.
The Board observed that the proposed structure would also ensure that shareholders do not pay incremental Base Management Fees merely based on the application of leverage, without a corresponding increase in Net Asset Value. The Board noted that the structure of the Base Management Fee promotes fairness and transparency, using a Generally Accepted Accounting Principles (“GAAP”) metric for the calculation instead of a non-GAAP metric. Finally, the Board concluded that the Base Management Fee is more favorable than that of certain Expense Peers because the Net Asset Value excludes the paid-in capital of any preferred shares that have a defined finite term period, or “term preferred shares,” which are recorded as liabilities, differentiating the Company from those Expense Peers that include the capital represented by term preferred shares in the calculation of their base management fees. The Board determined that this feature better encourages prudent management of debt, enhances focus on generating true value for common shareholders, noting that the Company may consider issuing term preferred shares in the future.
The Trustees discussed that, in addition to the Base Management Fee, under the terms of the Investment Advisory Agreement, the Manager may also receive a performance fee (the “Performance Fee”), which is structurally identical to the performance fee currently due to the Manager under the existing Management Agreement. They noted that the Performance Fee would be equal to 17.5% (the “Performance Fee Percentage”) of the Company’s Pre-Performance Fee Net Investment Income (as defined in this Proxy Statement) for each fiscal quarter, and subject to a hurdle rate, expressed as a rate of return on the Company’s common equity, equal to 2.00% per quarter (i.e. 8.00% per annum) (the “Hurdle Rate”), and is subject to a "catch-up" feature. The Board concluded that the Performance Fee is in line with the Company’s Expense Peers, each of which have performance fee structures that are substantially similar to the structure proposed in the Investment Advisory Agreement, albeit with different values for the key parameters driving the calculation of the performance fee (i.e., the hurdle rate and the performance fee percentage).
The Board viewed favorably that the Hurdle Rate used for the Company’s calculation of the Performance Fee is in each case either more favorable than or as favorable as the hurdle rate used by each of the Expenses Peers. The Board also viewed favorably that the Performance Fee Percentage used for the Company’s calculation of the Performance Fee is in most cases either more favorable than or as favorable as the performance fee percentages used for each of the Expense Peers, with just one exception (Company G in the below table).
The Board considered the following comparison of the Base Management Fee and Performance Fee when evaluating the Investment Advisory Agreement.

Expense Peers Fee Summary
Issuer	Base Management Fee	Performance or Incentive Fee	Per-Annum Hurdle Rate for Performance or Incentive Fee	“Catch-Up”
Ellington Credit Company	1.50% of Net Asset Value	17.5% of Pre-Performance Fee Net Investment Income	8%	100%
Company A	2.00% of Gross Assets	20.0% of Pre-Incentive Fee Net Investment Income	7%	100%
Company B	1.75% of Total Equity Base(1)	20.0% of Pre-Incentive Fee Net Investment Income	8%	100%
Company C(2)	1.25% of Managed Assets	—	—	—
Company D	1.75% of Total Equity Base(1)	20.0% of Pre-Incentive Fee Net Investment Income	8%	100%
Company E	1.75% of Managed Assets	17.5% of Pre-Incentive Fee Net Investment Income	8%	100%
Company F	1.75% of Total Equity Base(1)	20.0% of Pre-Incentive Fee Net Investment Income	8%	100%
Company G	1.50% of Total Equity Base(1)	15.0% of Pre-Incentive Fee Net Investment Income	8%	100%
(1)Includes paid-in capital of all of the company’s preferred shares, including term preferred shares.
(2)The Board reviewed the fee provisions and other documents of Company C and therefore included its information in this table. However, the Board concluded that, because it only invests in debt tranches of CLOs and not equity, Company C has a materially different investment strategy than the Company, and should not be considered an “Expense Peer.”

The Board also favorably considered that the Manager has agreed to waive all Performance Fees payable under the Investment Advisory Agreement for all fiscal periods through the remainder of 2024. Additionally, the Board viewed favorably the fact that, in accordance with the 1940 Act, terminating the Investment Advisory Agreement at any point in the future would not require a termination fee to be paid to the Manager, in contrast to the terms of the existing Management Agreement that it would replace, which would represent a significant potential benefit to shareholders.
Given the foregoing factors, particularly in the context of the nature, extent and quality of services expected to be provided by the Manager, the Board determined that the proposed fees payable to the Manager under the terms of the Investment Advisory Agreement are fair and not unreasonable. With respect to expense reimbursement provisions of the Investment Advisory Agreement, the Board considered the expense reimbursement provisions of the Expense Peers, and concluded that the proposed expense reimbursement provisions were in line with those of the Expense Peers. The Board noted that, notwithstanding the fact that the Company’s total expenses are not fully within the Manager’s control, the Board was pleased with the Manager’s history of expense reimbursements. For these reasons, the Board concluded that the proposed advisory fee and expense reimbursement structure were fair and not unreasonable.
Profitability and Estimated Cost of Services to be Provided. The Board reviewed and considered the historical and projected financial information of the Manager, including projected revenue, expenses, and profit of the Manager in connection with the investment advisory services to be provided to the Company for the initial year of the Investment Advisory Agreement. The Board assessed whether the projected profit and pre-tax profit margin under the agreement would be a fair entrepreneurial profit for advising the Company, considering the Manager’s estimated cost of services and risks associated with managing a public investment company, and also taking into account, based on the Independent Trustees’ consultation with their independent legal counsel, what are typically considered reasonable pre-tax profit margins in the closed-end fund management industry generally. The Board noted that the Manager’s projected profit reflected the Manager’s ability to reduce certain of the personnel and service costs it incurs in advising the Company by virtue of sharing such personnel and services with other clients of EMG.
The Board considered various assumptions that the Manager made in projecting its future expenses and profitability when advising the Company, some of which indicated the possibility for significant asset growth as well as the possibility of earning significant Performance Fees. The Board reviewed the projected pre-tax profitability, as measured by the percentage of revenue, presented by the Manager. The Board noted that the profitability projection did not include any cost to the Manager for providing the Company with the services of its principals, including, without limitation, the following Ellington principals, who are each expected to spend a significant amount of time and effort providing advisory services to the Company: Laurence Penn, the Company’s Chief Executive Officer; Michael Vranos, the Company’s current Co-Chief Investment Officer, who would become Portfolio Manager of the Company upon the Conversion; Mark Tecotzky, the Company’s current Co-Chief Investment Officer, who is Head of Credit Strategies at Ellington; Peter Green, Head of Research at Ellington; and David Dubbert, Treasurer at Ellington. The Board agreed that the significant amount of time and effort that these and other Ellington principals expect to allocate to the Company’s affairs would represent a significant implicit cost to the Manager.
The Board also noted that the Manager’s profitability would be expected to increase with Net Asset Value growth and positive investment performance of the Company, both of which align with shareholders’ interests, as a larger Company should significantly enhance shareholder liquidity and lower the Company’s expense ratios, while positive investment performance should drive shareholder returns.
Based on the foregoing factors and review, the Board concluded that the Manager’s projected profitability and its estimated cost of services are fair and reasonable.
Economies of Scale. The Board considered whether the Manager would realize economies of scale with respect to the management of the Company and whether the Company will appropriately benefit from those economies of scale. They concluded that at the Company’s current size, meaningful economies of scale had not yet been reached, and are not expected to be reached in the near future. The Board acknowledged that, upon conversion to a CLO registered closed-end fund, the Company has the potential to achieve desired economies of scale in the future, especially given the much larger scale and growth rate of several such funds in the Company’s new peer set. The Board observed that it would have the opportunity to revisit whether the Company has achieved economies over time, including in connection with its annual consideration of the renewal of the Investment Advisory Agreement (following its initial two-year term), and agreed that, as the Company’s Net Asset Value increases, economies of scale should be monitored and the advisory fee structure should be re-examined periodically to evaluate whether it adequately accounts for such economies of scale.
Ancillary Benefits. The Board also took into account other ancillary, or “fall-out,” benefits that the Manager or EMG may derive from the Manager’s relationship with the Company, both tangible and intangible. Potential ancillary benefits include an increased profile for the Manager and EMG, which could aid in successful fundraising for unrelated funds.

Furthermore, the additional business that the Company does with sell-side and investment banking firms could result in more favorable terms to EMG’s other clients for brokerage services, financing services and investment banking services. EMG’s fundraising efforts could be further aided by the use of the Company’s returns in the track record of the Manager and/or EMG. The Board also received information on the Manager and EMG’s brokerage and soft dollar practices, noting that no formal soft dollar arrangements currently exist. The Board concluded that the approval of the Investment Advisory Agreement was not expected to result in material ancillary benefits to the Manager or EMG. Furthermore, they noted that any ancillary benefits realized would be consistent with those derived by the Manager’s peer investment advisers.
Conclusion. In connection with their consideration of the Investment Advisory Agreement, the Trustees gave weight to each of the factors described above, but did not identify any particular factor as controlling their decision. After deliberation and consideration of all of the information provided, including the factors described above, the Trustees, including all of the Independent Trustees, concluded, in the exercise of their business judgment, that the fees proposed to be paid by the Company under the Investment Advisory Agreement were fair and not unreasonable in light of the services to be provided to it by the Manager, the Manager’s costs, and the Company’s current and reasonably foreseeable asset levels, and in the best interests of the Company and its shareholders. The Board unanimously approved the Investment Advisory Agreement for a two-year term beginning on the effective date of the Company’s registration under the 1940 Act.
Our Board recommends a vote “FOR” approval of this resolution (Proposal 4 on the proxy card). Please note that the Company will not pursue the Conversion as currently proposed if shareholders do not approve this Proposal 4 and each of the other Contingent Proposals (as defined above).

PROPOSAL 5: AN ADVISORY (NON-BINDING) “SAY ON PAY” VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Dodd-Frank, Section 14A of the Exchange Act, and as required by Rule 14a-21 promulgated thereunder, our Board of Trustees is providing our shareholders with the opportunity to cast a non-binding advisory “say on pay” vote on a resolution to approve the compensation we pay to our named executive officers. Because the “say on pay” vote is advisory and is not binding on our Board or our Compensation Committee, neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, the Board values shareholders’ opinions and the Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions. We note that, while the Company remains subject to the Rule 14a-21 requirements at this time, following the completion of the Conversion, if approved, the Company will no longer be required to undertake this non-binding proposal, as Rule 14a-21’s requirements do not apply to registered closed-end funds.
As described in the “Executive Compensation” section below, we are an externally managed company, all of our named executive officers for 2023 are employees of affiliates of our Manager or EMG, and we have no employees. Because our management agreement provides that our Manager is responsible for managing our affairs, our named executive officers for fiscal year 2023 did not receive any cash compensation directly from us or any of our subsidiaries for serving as our executive officers and we do not have any agreements with any of our named executive officers with respect to their cash compensation and we do not intend to enter into any such agreement or pay any cash compensation directly to them. Notwithstanding the foregoing, we are required by our management agreement to reimburse our Manager or EMG for the allocable share of the salary and other compensation (including cash bonuses) paid by our Manager or EMG to certain of our executive officers who dedicate all or a portion of their time to us, based on the estimated percentage of each officer’s time spent on our affairs, in each case with the amount of such compensation subject to the approval of our Compensation Committee. While all of our named executive officers devote some portion of their time to our affairs, for fiscal year 2023, we were only obligated to reimburse our Manager or EMG for compensation relating to Mr. Smernoff, our Chief Financial Officer, and Mr. Herlihy, our Chief Operating Officer. However, we have the discretion to pay annual cash bonuses and make incentive equity awards directly to our dedicated or partially dedicated executive officers, including our Chief Financial Officer and our Chief Operating Officer. The amount of compensation and incentive equity awards that we paid to our Chief Financial Officer and our Chief Operating Officer during 2023 and 2022, either directly or indirectly through reimbursements of our Manager or EMG, are described in the “Executive Compensation” section below.
This advisory “say on pay” vote gives our shareholders the opportunity to express their views on the compensation we pay to our named executive officers, which at this time is solely limited to our Chief Financial Officer and our Chief Operating Officer, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, which includes the compensation tables, the narrative discussion and any related material disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation we pay to our named executive officers and the policies and practices described in this Proxy Statement. The Board believes that the current compensation of our Chief Financial Officer and our Chief Operating Officer provides fair compensation designed to retain and motivate them and properly aligns their interests with those of our shareholders.
For these reasons, the Board unanimously recommends that our shareholders vote in favor of the following resolution:
“Resolved, that the Company’s shareholders hereby approve, on a non-binding advisory basis, the compensation paid by the Company to its named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation tables, the narrative discussion, and any related material disclosed in such Proxy Statement.”
Current Frequency of Non-Binding, Shareholder Advisory Votes to Approve the Compensation of our Named Executive Officers
Based on the voting results at our 2019 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of stockholder advisory votes to approve the compensation paid by the Company to its named executive officers, the Board determined to that a non-binding, advisory vote on the compensation paid by the Company to its named executive officers would be included in the Company’s proxy materials on an annual basis. The Board will include “say on pay” votes in the Company’s proxy materials annually until the next required shareholder vote on the frequency of such votes. The next required Frequency Vote is scheduled for the Company’s 2025 Annual Meeting of Shareholders.
Our Board recommends a vote “FOR” approval of this resolution (Proposal 5 on the proxy card).

PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024
The Audit Committee has appointed PricewaterhouseCoopers LLP, or “PwC,” as our independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries for the year ending December 31, 2024. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing PwC as the independent registered public accounting firm of our Company. Although we seek ratification of the appointment of PwC as our independent registered public accounting firm, the ratification of the appointment of PwC does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of our Company and shareholders. If our shareholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Trustees. We note that the Board has authority to change the fiscal year of the Company and may, following the completion of the Conversion, evaluate whether an alternative fiscal year end would be appropriate for the Company.
PwC has advised the Audit Committee that they are an independent accounting firm with respect to our Company and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants, or the “AICPA,” the Public Company Accounting Oversight Board, or the “PCAOB,” the Independence Standards Board and federal securities laws. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
PwC’s 2023 and 2022 Fees
PwC’s fees for professional services rendered in or provided for 2023 and 2022, as applicable, were:

	2023	2022
Audit Fees	$477,500	$460,807
Audit-related Fees	76,500	51,500
Tax Fees	—	—
All Other Fees	1,641	1,506
Total Fees	$555,641	$513,813
Audit Fees—Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
Audit-related Fees—Audit-related fees consist of fees billed or expected to be billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters, risk and control reviews, and the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports including fees for such services provided in connection with our public offerings. Fees for audit-related services are for those services rendered during each fiscal year.
Tax Fees—Tax fees consist of fees billed or expected to be billed by PwC for tax compliance, advisory, and planning services rendered during the fiscal year.
All Other Fees—All other fees mostly consist of costs associated with certain online subscription services.
Audit Committee Pre-Approval Policies and Procedures
On at least an annual basis, the Audit Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Audit Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit services, audit-related services, tax services, or all other services must be submitted to our Chief Financial Officer to determine if the services are included within the pre-approved list of services that have received Audit Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee. The Audit Committee has chosen the Audit Committee Chairman as its designee.
All of the services rendered by and fees paid to PwC in 2023 were pre-approved by the Audit Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.
Our Board recommends a vote “FOR” approval of this resolution (Proposal 6 on the proxy card).

CORPORATE GOVERNANCE
The Board of Trustees
Our business is managed through the oversight and direction of our Board of Trustees, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. Our Manager is an affiliate of EMG, a private investment management firm and registered investment advisor, and is responsible for administering our business activities and day-to-day operations. Our Board is currently comprised of six trustees. The trustees are informed about our business at meetings of our Board and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of our corporate officers.
Our Board has established three standing committees that are comprised solely of independent trustees, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the trustees on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the trustees on that committee.
Following the Conversion, the Company will be subject to certain governance and independence standards imposed by the 1940 Act, which may modify, expand, or supersede those described in this section.
Trustee Independence
Our Board has determined that four of our six current trustees and nominees are independent trustees as defined by the requirements of the NYSE and our Corporate Governance Guidelines. Our Board has adopted, through its approval of our Corporate Governance Guidelines, the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of our trustees and nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and our Board determines, after taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, our Board will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:
1.A trustee who is, or who has been within the last three years, an employee of our Company or any of its affiliates, or whose immediate family member is, or has been within the last three years, an executive officer of our Company or any of its affiliates.
2.A trustee who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding trustee and committee fees, and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).
3.(A) A trustee who is or whose immediate family member is a current partner of a firm that is our internal or external auditor; (B) a trustee who is a current employee of such a firm; (C) a trustee who has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.
4.A trustee who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee.
5.A trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).
Pursuant to our Corporate Governance Guidelines, our Board also considers a trustee’s charitable relationships in determining independence. A trustee who is an officer, director, or trustee of a charitable or non-profit organization will not be considered to have a material relationship with our Company that impairs the trustee’s independence so long as our contributions to the entity in any single fiscal year (excluding amounts contributed by our Company under its employee matching gift program) are less than $100,000 or 2% of such entity’s consolidated gross revenues (whichever is greater).
Under these criteria, our Board has determined that the following members that are nominated to be trustees of our Board are independent: Robert B. Allardice, III, David J. Miller, Mary McBride, and Ronald I. Simon, Ph.D.

Executive Sessions of Our Independent Trustees
In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent trustees of our Board meet in executive session at least quarterly, without management present. Generally, these executive sessions follow a regularly scheduled quarterly meeting of our Board. In 2023, the independent trustees of our Board met in executive session four times without management. Our Chairman typically presides over such executive sessions of our independent trustees.
Information Regarding Our Board and Its Committees
Trustees are expected to attend all of our regular and special meetings of the Board and all meetings of the committees on which they serve. In 2023, there were fourteen meetings of the Board, and each of the current trustees attended at least 75% of the meetings of both the Board and committees on which he or she served.
We have a policy that trustees attend our annual meetings of shareholders. Mr. Miller, Mr. Allardice, Dr. Simon, Mr. Vranos, Mr. Penn, and Ms. McBride attended the 2023 Annual Meeting of Shareholders.
Our Board of Trustees has established three standing committees of the Board: Audit, Compensation, and Nominating and Corporate Governance. The charter for each committee, more fully describing the responsibilities of each committee, can be found on our website at www.ellingtoncredit.com under the “For Investors—Corporate Governance” section. Pursuant to their charters, each of these committees is comprised solely of independent trustees. The table below indicates our current committee membership and the number of times each committee met in 2023.

Trustee Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert B. Allardice, III	Chair	Member	Member
Mary McBride	Member	Member	Member
David J. Miller	Member	Chair	Member
Ronald I. Simon, Ph.D.	Member	Member	Chair
Number of Meetings in 2023	6	7	5
Our committees make recommendations to the Board as appropriate and regularly report on their activities to the entire Board.
Audit Committee
Pursuant to its charter, our Audit Committee assists the Board in overseeing (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent auditors; and (4) the performance of our independent auditors and internal audit function.
Each member of the Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our Board has determined that each of Mr. Allardice, the chairman of our Audit Committee, Ms. McBride, Mr. Miller and Dr. Simon is an “audit committee financial expert” as that term is defined by the SEC and that each satisfies the financial expertise requirements of the NYSE.
Compensation Committee
Pursuant to its charter, the Compensation Committee’s principal functions are to assist the Board in discharging its responsibilities relating to (1) compensation of our trustees and officers; (2) review, approval, and administration of compensation plans and programs and other benefit plans for our trustees, officers, employees, and consultants and other third parties who perform services for us; and (3) compensation of our Manager. The Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent trustees or its chair when appropriate.
Our Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE that apply to compensation committee members.
Nominating and Corporate Governance Committee
Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for identifying, recruiting, considering and recommending to our Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at our annual meetings of shareholders. It also reviews the background and qualifications of individuals being considered as trustee candidates pursuant to attributes and criteria established by the committee and the Board from time to time. It reviews and makes recommendations on matters involving general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of our Board’s performance as a whole and of the individual trustees and reports thereon to the Board. The committee is responsible for reviewing and approving in advance any related party transactions, other than related party transactions which have been pre-approved pursuant to pre-approval guidelines to address specific categories of transactions, which the committee reviews, evaluates and updates, as appropriate, from time to time.
In selecting candidates to recommend to our Board as trustee nominees, the Nominating and Corporate Governance Committee looks at a number of attributes and criteria, including experience, skills, expertise, diversity of experience, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. The Nominating and Corporate Governance Committee views diversity as a positive factor in considering trustee candidates, but it does not have a formal policy about diversity of board members, and neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits. In assessing the needs of the Board, the Nominating and Corporate Governance Committee and our Board review and consider from time to time the requisite skills and characteristics of individual trustees as well as the composition of the Board as a whole. After completing its evaluation of individual trustee nominees and our Board as a whole, our Board concluded that the six nominees for trustee named in this Proxy Statement collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and its shareholders and a dedication to enhancing shareholder value.
The Nominating and Corporate Governance Committee will consider candidates recommended by shareholder for service on our Board and such proposed nominees will be considered and evaluated under the same criteria as described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include all information relating to such proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision), a written statement certifying, among other things, that the proposed nominee, will serve as a trustee if elected and must otherwise comply with the requirements under our bylaws for shareholders to propose nominees. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information addressed to Attention: Secretary, Ellington Credit Company, 53 Forest Avenue, Old Greenwich, Connecticut 06870. All recommendations for trustee nominations received by the Secretary that satisfy our bylaws requirements relating to such trustee nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Shareholders also must satisfy the notification, timeliness, consent, and information requirements set forth in our bylaws. For more information regarding these timing requirements, see “General Information—Shareholder Proposals.”
Board Leadership Structure
While the roles are currently separated, our Board of Trustees has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a Chief Executive Officer. The Board of Trustees believes that the current separation of the role of Chief Executive Officer and Chairman of the Board is appropriate because it allows our Chief Executive Officer to focus on running our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Board Oversight of Risk
Our Board of Trustees believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and officers of our Manager and, as appropriate, to our Board of Trustees or relevant committee thereof; (3) implement appropriate and responsive risk management strategies consistent with our risk profile; and (4) integrate risk management into management and our Board’s decision-making.
EMG has an Investment and Risk Management Committee that advises and consults with our senior management team with respect to, among other things, our investment policies, portfolio holdings, financing and hedging strategies, and investment guidelines. The members of the Investment and Risk Management Committee include two of our trustees, Mr. Vranos and Mr. Penn, as well as one of our officers, Mark Tecotzky. The Audit Committee has been designated by our Board to take the lead in overseeing risk management. As part of its oversight function, the Audit Committee receives briefings provided by members of the Investment and Risk Management Committee, officers of our Manager and various advisors to our Company regarding the adequacy of our risk management processes. The Audit Committee also regularly receives briefings from our internal auditor.
In addition, the Audit Committee receives regular reports from management on cybersecurity and related risks. Our Board’s oversight of cybersecurity risk management is supported by the Audit Committee, which regularly interacts with our management team and other professionals who are responsible for assessing and managing material risks from cybersecurity threats at our Company. We also regularly engage third parties to perform assessments of our cybersecurity posture, including penetration testing, user access control reviews and independent reviews of our information security control environment, and operating effectiveness. The results of such assessments, tests and reviews are reported to the Audit Committee and our Board, and we adjust our cybersecurity policies, standards, processes and practices as necessary based on the information provided by these assessments, tests and reviews, including the implementation of new software and technologies.
Our Board also encourages our officers and the officers of our Manager to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations and continually works with our officers, the officers of our Manager and our advisors to assess and analyze the most likely areas of future risk for our Company. In addition, our Compensation Committee has reviewed its compensation policies and practices with respect to certain employees of the Manager who are dedicated or partially dedicated to providing services to the Company taking into consideration risk management practices and risk-taking incentives. Following such review, we determined that our compensation policies and practices for such employees do not create risks that are reasonably likely to have a material adverse effect on us.
Code of Business Conduct and Ethics
Our Board of Trustees has established a Code of Business Conduct and Ethics that applies to our officers and trustees and to our Manager’s and certain of its affiliates’ officers, trustees and employees when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•compliance with applicable governmental laws, rules, and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the Code of Business Conduct and Ethics; and
•accountability for adherence to the Code of Business Conduct and Ethics.
EMG also has its own Code of Ethics with which employees of EMG and our Manager, including officers of our Company, must also comply. Our Code of Business Conduct and Ethics is intended to complement EMG’s Code of Ethics. To the extent there is any conflict between our Code of Business Conduct and Ethics and EMG’s Code of Ethics with respect to the officers of our Company and the officers, employees, and other personnel of EMG and our Manager who perform services for or on our behalf, the provisions of our Code of Business Conduct and Ethics will control, except to the extent that the provisions of EMG’s Code of Ethics are more restrictive, in which case the provisions of EMG’s Code of Ethics will control. Any waiver of our Code of Business Conduct and Ethics of our executive officers or trustees may be made only by our Board or one of its committees.
We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on our website at www.ellingtoncredit.com under the “For Investors—Corporate Governance” section of the website.
Clawback Policy
Our Board adopted the Ellington Credit Company Clawback Policy (the “Clawback Policy”) effective as of November 2, 2023, which supersedes and replaces all prior and contemporaneous policies of the Company regarding incentive compensation recoupment. In the event that the Company is required to prepare a financial restatement, the Compensation Committee shall, to the extent practicable, recoup all incentive-based compensation calculated on a pre-tax basis received after October 2, 2023, by a person (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the applicable period, that exceeded the amount of incentive-based compensation that otherwise would have been received had the amount been determined based on the Financial Reporting Measures (as defined in the Clawback Policy), as reflected in the restatement. For the avoidance of doubt, the Performance Fee (as defined above) is not “incentive-based compensation” within the meaning of the Clawback Policy or applicable SEC or exchange rules. Instead, any financial restatement or other matter involving the Performance Fee would be addressed in accordance with the terms of the Management Agreement (or the Investment Advisory Agreement, as applicable) and applicable law.
Communications with Our Board
Our Board has established a process for shareholders and other interested parties to communicate with the members of our Board, any trustee (including the Chairman of the Board), non-management members of the Board as a group or any committee. To do so, a shareholder or other interested party may send a letter addressed to Attention: Secretary, Ellington Credit Company, 53 Forest Avenue, Old Greenwich, Connecticut 06870. The Secretary will forward all such communications to our trustees.
Availability of Our Corporate Governance Materials
Shareholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.ellingtoncredit.com under the “For Investors—Corporate Governance” section of the website. A copy of any of these documents will be provided free of charge to any shareholder upon request by writing to Ellington Credit Company, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

CORPORATE RESPONSIBILITY
EMG is committed to corporate responsibility. EMG recognizes the importance of environmental, social, and governance (“ESG”) policies, and we believe that the implementation of ESG policies benefits EMG’s employees, supports long-term stockholder performance, and makes a positive impact on the environment and society as a whole. EMG has a standing ESG Committee to address a variety of issues, including EMG’s impact on the environment, increasing the diversity of EMG’s workforce, employee engagement, and community involvement. EMG assesses the interests of all stakeholders—stockholders, employees, service providers, lenders, and the surrounding community—when determining the long-term goals of our business. In doing so, we prioritize strong ESG practices, active stockholder engagement, a commitment to significant disclosure and transparency, including an established dividend policy, and supportive employment practices.
Environmental
As an investment firm with over 160 employees, the vast majority of whom work out of EMG’s offices in Old Greenwich, CT and New York, NY, we believe that EMG’s corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:
•EMG’s offices are conveniently located near mass transportation, which enables our employees to commute efficiently. Further, EMG provides financial incentives to employees who use public transportation.
•To reduce energy usage, EMG uses Energy Star® certified desktops, monitors, and printers, and utilizes motion sensor lighting and cooling to reduce energy usage in non-peak hours.
•To reduce waste and promote a cleaner environment, EMG uses green cleaning supplies and kitchen products; recycles electronics, ink cartridges, and packaging; provides recycling containers to employees; and uses water coolers.
•EMG also attempts to reduce the number of single use cups and plastic water bottles in its offices by providing reusable bottles and cups.
Social
Human Capital
Behind our success is EMG’s most notable asset, its employees. To foster the health and well-being of EMG’s employees and their families, full-time employees have access to robust health and wellness programs. EMG employee benefits include:
•EMG bears the majority of the cost of medical, prescription, dental, life, and a variety of long- and short-term disability insurance policies;
•Paid time off;
•Paid parental leave;
•Gym subsidies and a monthly payout for tracking and reporting daily steps;
•In-office flu shot clinics; and
•401(k) plan.
To attract and retain talent, EMG supports the professional development of its employees with a variety of opportunities for personal growth through training, education support, mentorship programs, and internships, including:
•Professional training includes a lunch and learn series and reimbursement for continuing professional education;
•All employees participate in mid-year and/or annual performance reviews; and
•Approximately 15% of open positions were filled internally in 2023; the average tenure of EMG employees is over seven years.
EMG also supports professional development through affinity groups, such as a women’s networking group.
EMG is committed to enhancing gender, racial, and ethnic diversity throughout the organization, as stated in its Diversity and Inclusion Policy, and has engaged a women-owned recruiting firm focused exclusively on women and minority recruiting on college campuses.

Charitable Activity
EMG and senior members of management contribute to numerous charitable causes. EMG also supports employee charitable contributions with a matching gift program, hosting food drives, and other community events.
Governance
We and EMG are both committed to strong alignment with our stakeholders in governance, ethics, and compliance. Both we and EMG operate under a Code of Business Conduct and Ethics, and all employees are required to undertake compliance training annually and both we and EMG have an established Whistleblower Policy and hotline to encourage transparency and accountability.
Our trustees and officers and EMG personnel are not permitted to engage in short sales of our securities or derivative transactions involving our securities designed to hedge or offset any decrease in the market value of our securities.
EMG incorporates ESG values in its risk management function by, among other things, providing transparency about risk exposures to stakeholders, including our trustees, investors, senior management, and portfolio managers. EMG also fosters dialogue about emerging sources of risk and assumptions driving investment decisions.
For more information about our corporate governance practices, see “Corporate Governance” above.

TRUSTEE COMPENSATION
For the year ended December 31, 2023, our trustee compensation program consisted of an annual cash retainer of $65,000 for each of our independent trustees. In addition, the Chairman of our Board and the Chairman of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of our Board also received an additional annual cash retainer of $25,000, $15,000, $7,500, and $7,500, respectively. Each of our independent trustees is eligible to receive awards under our 2023 Equity Incentive Plan (and, prior to its termination, our 2013 Equity Incentive Plan) and our trustee compensation program has historically included annual awards under the 2023 Equity Incentive Plan, typically issued in the third quarter, of restricted Common Shares that vest over a one-year period subject to the trustee’s continuous service on our Board of Trustees. In 2023, each independent trustee received an award of restricted Common Shares under the 2023 Equity Incentive Plan, with a value on the date of grant equal to approximately $53,000.
We reimburse our trustees for their travel expenses incurred in connection with their attendance at full Board and committee meetings as well as the Annual Meeting of Shareholders and certain trustee education events.
Compensation of Our Trustees in 2023
The table below describes the compensation earned by our trustees during the fiscal year ended December 31, 2023. Any member of our Board who is also an employee of our Manager, EMG, or their respective affiliates does not receive additional compensation for serving on our Board of Trustees.

Name	Fees Earned or Paid in Cash	Restricted Common Share Awards (1)	All Other Compensation(2)	Total Compensation
Robert B. Allardice, III	$105,000	$53,001	$6,843	$164,844
David J. Miller	72,500	53,001	6,843	132,344
Ronald I. Simon, Ph.D.	72,500	53,001	6,843	132,344
Mary McBride	65,000	53,001	6,843	124,844
Laurence E. Penn	—	—	—	—
Michael W. Vranos	—	—	—	—
(1)Represents the aggregate grant date fair value of awards of 8,230 restricted Common Shares granted to each independent trustee on September 13, 2023 pursuant to our 2023 Equity Incentive Plan. The aggregate grant date fair value was calculated in accordance with the Financial Accounting Standards Board’s, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 718, disregarding any potential forfeitures. See “Note 2—Significant Accounting Policies” of the notes to our consolidated financial statements in the Form 10-K, for additional information regarding the assumptions underlying such calculation. These awards will vest in full on September 12, 2024, subject to the independent trustees’ continuous service on our Board through such date. Other than such restricted Common Share awards, none of our independent trustees were granted any outstanding stock awards or option awards during the fiscal year ended December 31, 2023.
(2)Amounts reported in this column represent cash paid with respect to dividends paid during 2023 on unvested restricted Common Share awards held by our independent trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Each of our trustees and trustee nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Nominating and Corporate Governance Committee generally reviews any past or proposed transactions between our Company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Nominating and Corporate Governance Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.
We note that, upon completion of the Conversion, if approved, as a registered closed-end fund, we will be subject to the restrictions under the 1940 Act prohibiting certain transactions with affiliated persons of the Company, including restrictions on engaging in principal transactions and joint transactions with affiliated persons absent exemptive relief. Those restrictions may modify, expand, or supersede the limitations described in this section.
Transactions Effected by EMG and its Affiliates in Respect of Our Portfolio
Mr. Vranos, our Co-Chief Investment Officer and a Trustee, Mr. Penn, our Chief Executive Officer, President and Trustee, Mark Tecotzky, our Co-Chief Investment Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of EMG. We may from time to time enter into certain “related party transactions” with EMG and its affiliates including, subject to certain conditions and limitations, cross transactions, principal transactions and the purchase of securities in other accounts of EMG which are described in the written management agreement with our Manager.
•Cross Transactions—defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by EMG or our Manager, on the other hand. It is EMG policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. EMG or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager’s executing cross transactions. Additionally, unless approved in advance by a majority of our independent trustees or pursuant to and in accordance with a policy that has been approved by a majority of our independent trustees, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager’s current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (1) at prices based upon third party bids received through auction, (2) at the average of the highest bid and lowest offer quoted by third party dealers, or (3) according to another pricing methodology approved by our Manager’s Chief Compliance Officer.
•Principal Transactions—defined as transactions between EMG or our Manager (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager, EMG (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent trustees and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.
•Split price executions—pursuant to the management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by EMG, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.
To date, we have not entered into any cross transactions with other EMG-managed accounts or principal transactions with EMG, or invested in other EMG accounts.
Management Agreement
We entered into a management agreement with our Manager upon our inception in September 2012, pursuant to which our Manager provides for the day-to-day management of our operations. Mr. Vranos, our Co-Chief Investment Officer and Trustee, Mr. Penn, our Chief Executive Officer, President and Trustee, Mark Tecotzky, our Co-Chief Investment Officer, Christopher Smernoff, our Chief Financial Officer, JR Herlihy, our Chief Operating Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of our Manager. The management agreement, as amended, requires our Manager to manage our assets, operations, and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Trustees. A description of the material terms of the management agreement is included in “Item 1. Business—Management Agreement” in the Form 10-K and supplemented with the description under Item 1.01 of our Current Report on Form 8-K, filed with the SEC on June 25, 2024.

In a series of amendments earlier this year, the Board determined to amend the management agreement to enable the Manager to implement the new investment strategy and to more closely align the fee structure with those of CLO-focused registered closed-end funds.
Management Fees
Base Management Fees
Under the management agreement, we pay our Manager a Base Management Fee, which is equal to the product of 1.50% per annum on the “Net Asset Value,” which is equal to the figure that is equal to the total assets of the Company minus its total liabilities, as of the end of such fiscal quarter. The Base Management Fee is prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter and is calculated and payable quarterly in arrears.
Performance Fees
Under the management agreement, we pay our Manager a Performance Fee calculated and payable quarterly in arrears based upon the Company’s “Pre-Performance Fee Net Investment Income” with respect to each fiscal quarter, and is subject to a hurdle rate, expressed as a rate of return on the Company's common equity, equal to 2.00% per quarter (i.e. 8.00% per annum), and is subject to a "catch-up" feature. Specifically:
•If our Pre-Performance Fee Net Investment Income for a fiscal quarter does not exceed the Hurdle Amount (as defined below) for such quarter, then no Performance Fee is payable to our Manager with respect to such quarter;
•If our Pre-Performance Fee Net Investment Income for a fiscal quarter exceeds the Hurdle Amount for such quarter but is less than or equal to 121.21% of the Hurdle Amount, then 100% of the portion of the Company’s Pre-Performance Fee Net Investment Income that exceeds the Hurdle Amount (the “Catch-Up”) is payable to our Manager as the Performance Fee with respect to such quarter.
◦Therefore, once our Pre-Performance Fee Net Investment Income for such quarter exactly reaches 121.21% of the Hurdle Amount, our Manager will have accrued a Performance Fee with respect to such quarter that is exactly equal to 17.5% of the Pre-Performance Fee Net Investment Income (because 21.21% of the Hurdle Amount (which is the Pre-Performance Fee Net Investment Income captured by the Manager during the Catch-Up phase) is equal to 17.5% of 121.21% of the Hurdle Amount (which is the entire Pre-Performance Fee Net Investment Income at the end of the Catch-Up phase)); and
•If our Pre-Performance Fee Net Investment Income for a fiscal quarter exceeds 121.21% of the Hurdle Amount for such quarter, then 17.5% of our Pre-Performance Fee Net Investment Income is payable to o Manager as the Performance Fee with respect to such quarter.
With respect to the Performance Fee, there will be no accumulation of the Hurdle Amount from quarter to quarter, no claw back of amounts previously paid if the Pre-Performance Fee Net Investment Income in any subsequent quarter is below the Hurdle Amount for such subsequent quarter, and no delay or adjustment of payment if the Pre-Performance Fee Net Investment Income in any prior quarter was below the Hurdle Amount for such prior quarter.
The existing management agreement has the following definitions:
"Hurdle Amount" for any fiscal quarter means the result obtained by multiplying the Net Asset Value of Common Equity at the end of the immediately preceding fiscal quarter by the Hurdle Rate. The Hurdle Amount will be appropriately adjusted for any common share issuances or repurchases during the fiscal quarter.
"Hurdle Rate" means 2.00% per quarter, or 8.00% per annum. The Hurdle Rate will be appropriately prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter.
"Net Asset Value" means the figure that is equal to the total assets of the Company minus its total liabilities.
“Net Asset Value of Common Equity” means the portion of Net Asset Value attributable to common equity.
"Pre-Performance Fee Net Investment Income" for any fiscal quarter means interest income (including accretions of discounts, amortization of premiums, and payment-in-kind income), dividend income, and any other income (including any fee income) earned or accrued by the Company during such fiscal quarter, minus the Company’s operating expenses for such quarter (which, for this purpose, will not include any litigation-related expenses, any extraordinary expenses, or Performance Fee). Pre-Performance Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. For purposes of computing Pre-Performance Fee Net Investment Income, the calculation methodology will look through total return swaps as if the Company owned the referenced assets directly. As a result, Pre-Performance Fee Net Investment Income includes net interest (whether positive or negative) associated with a total return swap, which is the difference between (a) the interest income and transaction fees related to the reference assets and (b) all interest and other expenses paid by the Company to the total return swap counterparty. In the case of an interest rate swap, Pre-Performance Fee Net Investment Income includes the net payments and net accruals of periodic payments.
Total management fees incurred for each of the years ended December 31, 2023 and 2022 were approximately $1.8 million. The Manager has agreed to waive all of the Performance Fees payable under the existing management agreement for all fiscal periods through the remainder of 2024.
We are currently proposing that we replace the existing management agreement with the Investment Advisory Agreement, subject to shareholder approval. See “Proposal 4: To approve a new investment advisory agreement with Ellington Credit Company Management LLC, our external manager” in this Proxy Statement.
Services Agreement
Our Manager is party to a services agreement with EMG, pursuant to which EMG provides to our Manager the personnel, services, and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against EMG in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by EMG of its obligations under the services agreement. The services agreement will terminate upon the termination of the management agreement. Pursuant to the services agreement, our Manager makes certain payments to EMG in connection with the services provided. Our Manager and EMG are under common ownership and control. As a result, all management fee compensation earned by our Manager and all service agreement fees earned by EMG accrue to the common benefit of the owners of our Manager and EMG, namely EMG Holdings, L.P. and VC Investments L.L.C.
Upon the completion of the Conversion, the services agreement will be terminated, and the Company will enter into the Administration Agreement (as described above).
Shareholders’ Agreement
We are party to a shareholders’ agreement with affiliates of EMG. Pursuant to the terms of the shareholders’ agreement, we have agreed to cause up to two individuals designated by EMG to be nominated for election as trustees from the effective time of the shareholders’ agreement until such rights expire in accordance with the agreement. The shareholders’ agreement also provides that, while we are required to nominate EMG’s designees for election as trustees, EMG has the exclusive right to designate a nominee to fill any vacancy on our Board of Trustees created by the death, removal or resignation of one of EMG’s designees. All remaining individuals nominated for election as trustees will be nominated in accordance with our bylaws in effect from time to time; provided, however, that the composition of our Board of Trustees and each committee thereof must satisfy all listing requirements of the NYSE or such other national exchange on which our Common Shares are then listed. Pursuant to the shareholders’ agreement, EMG’s right to designate trustee nominees will expire upon the termination of our Manager (or any of its affiliates) as external manager of our Company. Finally, the shareholders’ agreement may only be amended with the approval of a majority of the independent trustees of our Board of Trustees.
It is expected that, upon completion of the Conversion, the shareholders’ agreement will be terminated.
Compensation of Trustees
Our non-independent trustees do not receive compensation for serving on our Board. For information regarding the compensation of our independent trustees, see “Trustee Compensation” above.
Indemnification Agreements
We have entered into indemnification agreements with our trustees and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law and pay such persons’ expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.

EXECUTIVE OFFICERS

Name and Position With Our Company	Age	Background Summary
Laurence E. Penn Chief Executive Officer, President & Trustee	62	See “Proposal 1: Election of Trustees—Information Regarding the Nominees.”
Michael W. Vranos Co-Chief Investment Officer & Trustee	62	See “Proposal 1: Election of Trustees—Information Regarding the Nominees.”
Mark Tecotzky Co-Chief Investment Officer	62	Mr. Tecotzky has been our Co-Chief Investment Officer since October 2012 and the Co-Chief Investment Officer of EFC since March 2008. Mr. Tecotzky is also Vice Chairman—Co-Head of Credit Strategies of EMG, and head portfolio manager for all MBS/ABS credit. Prior to joining EMG in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse. He developed and launched several of its securitization vehicles, including hybrid adjustable-rate mortgages, or “ARMs,” and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other EMG principals at Kidder Peabody, and traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University, and received a National Science Foundation fellowship to study at MIT.
Christopher Smernoff Chief Financial Officer	47	Mr. Smernoff joined EMG in January 2007 and has served as our Chief Financial Officer since April 2018. Mr. Smernoff also served as our Controller from April 2013 to April 2018. Mr. Smernoff is responsible for managing all aspects of our finance and accounting operations. In addition, Mr. Smernoff has served as the Chief Accounting Officer of EFC since April 2018. Prior to that Mr. Smernoff served as EFC’s Controller since February 2010. From January 2007 through February 2010, Mr. Smernoff was an Assistant Controller for various private entities managed by EMG. Prior to January 2007, Mr. Smernoff was employed as a manager in the assurance practice of PricewaterhouseCoopers LLP, where he was primarily focused on providing audit and accounting services to a variety of clients in the investment management industry. Mr. Smernoff is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting and Finance from Boston College.
JR Herlihy Chief Operating Officer	43	Mr. Herlihy joined EMG in April 2011 and has served as our Chief Operating Officer since April 2018 and as our Treasurer since May 2017. In addition, Mr. Herlihy has been the Chief Financial Officer of EFC since April 2018 and its Treasurer since May 2017. Mr. Herlihy is also a Managing Director at EMG, where he has served in various capacities, including serving as Co-Chief Investment Officer of Ellington Housing Inc. (“EHR”), a real estate investment trust that was focused on single- and multi-family residential real estate assets, from EHR’s inception in September 2012 through December 2016. Mr. Herlihy also served as EHR’s Interim Chief Financial Officer from March 2015 through January 2016. Prior to April 2011, Mr. Herlihy held various positions in the real estate industry, including at the real estate private equity firm GTIS Partners LP, Capmark Financial Group (formerly GMAC Commercial Mortgage), and Jones Lang LaSalle. Mr. Herlihy earned a B.A. in Economics and History from Dartmouth College, summa cum laude and Phi Beta Kappa.
Daniel Margolis General Counsel	50	Mr. Margolis has been our General Counsel since April 2013 and also served as our Secretary from inception to April 2013. Mr. Margolis has also served as General Counsel of EMG and of EFC since July 2010. He is responsible for advising EMG on all legal, regulatory, compliance, documentation and litigation matters. Prior to joining EMG, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP from 2007 to 2010 and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP from 2004 to 2007. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From 2000 to 2004, he served as an Assistant United States Attorney in the United States Attorney’s Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud and money laundering. In 2004, he received the John Marshall Award, the Department of Justice’s highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

EXECUTIVE COMPENSATION INFORMATION
We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our Chief Executive Officer, and our two other most highly compensated executive officers.
The following individuals were our named executive officers (“NEOs”) for the year ended December 31, 2023:
•Laurence E. Penn, our Chief Executive Officer and President;
•Christopher Smernoff, our Chief Financial Officer; and
•JR Herlihy, our Chief Operating Officer.
As an externally managed company, none of our executive officers are employees of the Company. In fact, we do not have any employees, and we are managed by our Manager, pursuant to our management agreement. Our executive officers are employed by affiliates of our Manager or EMG, and our Manager makes them available to us pursuant to our management agreement. Except as set forth below, because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers do not receive cash compensation from us for serving as NEOs, and we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our NEOs.
We do not currently have any agreements with any of our NEOs regarding their cash compensation and we do not intend to enter into any such agreement or pay any cash compensation directly to them. Additionally, our management agreement does not require that our NEOs devote a specific percentage of their time to our business. Notwithstanding the foregoing, we are required by our management agreement to reimburse our Manager for the costs of the wages (including bonuses), salaries, and benefits incurred by our Manager or EMG with respect to our Chief Financial Officer and our Chief Operating Officer (together, the “Compensated NEOs”), in each case, based on the estimated percentage of their time spent on our affairs and subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses directly to our NEOs and make incentive equity awards to our NEOs in amounts that are subject to approval by our Compensation Committee. All of our NEOs, including our Chief Financial Officer and our Chief Operating Officer, are partially dedicated, which means they spend a portion of their time on the affairs of the Company and a portion of their time dedicated to the other affairs of EMG.
Summary Compensation Table
The following table sets forth the compensation paid to the Compensated NEOs for services they rendered to us during the fiscal years presented. NEOs who did not receive any compensation for their services rendered to us in the fiscal years presented have been omitted from the table.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
Christopher Smernoff Chief Financial Officer	2023	$43,425	$43,981	$28,150	$5,525	$121,081
	2022	45,833	42,429	28,601	5,352	122,215
JR Herlihy Chief Operating Officer	2023	51,000	90,405	63,754	11,525	216,684
	2022	49,271	64,350	58,235	11,344	183,200
(1)Reflects the portion of the executive officer’s base salary that we were required to reimburse to the Manager.
(2)Reflects the portion of the executive officer’s bonuses that were earned in 2023 and for which we were required to reimburse to the Manager. Messrs. Smernoff and Herlihy earned the remainder of their deferred 2022 cash bonuses ($7,150 for Mr. Smernoff and $22,575 for Mr. Herlihy) on December 31, 2023. Approximately 27% of Mr. Smernoff’s and approximately 36% of Mr. Herlihy’s 2023 cash bonus ($13,832 for Mr. Smernoff and $38,420 for Mr. Herlihy) will not be earned until December 31, 2024 and, in accordance with SEC rules, has not been included in this table.
(3)Represents the aggregate grant date fair value awards granted on December 14, 2023, under our 2023 Equity Incentive Plan to Mr. Smernoff and Mr. Herlihy of 4,433 and 10,040 restricted Common Shares, respectively. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718, disregarding any potential forfeitures. See “Note 2—Significant Accounting Policies” to the notes to consolidated financial statements in the Form 10-K, for additional information regarding the assumptions underlying such calculation. These awards will vest in substantially equal installments on each of December 14, 2024 and December 14, 2025, subject to Mr. Smernoff’s and Mr. Herlihy’s continuous employment through such date.
(4)Amounts in this column represent dividend cash amounts paid to the executive officers in respect of their unvested restricted Common Share awards in each respective year.

Narrative Disclosure to Summary Compensation Table
Employment Agreements
We have not entered into employment agreements with any of our executive officers, including the NEOs.
Elements of Compensation
We do not reimburse our Manager or EMG for any of the compensation paid to Mr. Penn (who is our only NEO who is not a Compensated NEO), but rather an affiliate of our Manager compensates Mr. Penn out of its overall revenue stream, which includes the management fees that we pay to our Manager. Our management agreement does not require that any specified amount or percentage of the management fees that we pay to the Manager be allocated to Mr. Penn. Based on discussions with our Manager and EMG, we estimate that Mr. Penn received no compensation for 2023 that is associated with the $1.8 million in management fees that we paid to the Manager for 2023. Rather, the entire amount of such management fees was used to compensate employees of EMG other than Mr. Penn.
The components of the compensation program for our Compensated NEOs in 2023 and 2022 consisted of (1) base salary paid by EMG and reimbursed in part by us, (2) a discretionary cash bonus paid by EMG and reimbursed in part by us, and (3) a restricted Common Share award granted by us. We are required to reimburse EMG for the portion of the base salary and any discretionary cash bonus of the Compensated NEOs that is allocated to us based on the estimated percentage of their time spent managing our affairs, subject to the approval of the amount of such reimbursement by our Compensation Committee. While we have the discretion to provide annual cash bonuses directly to our NEOs, we did not approve any such bonuses for 2023 and have not historically provided such bonuses.
Base Salary
Each of the Compensated NEOs is an employee of EMG. Under the terms of their respective employment arrangements with EMG, Mr. Smernoff earned an annual base salary in 2023 of $270,000 and Mr. Herlihy earned an annual base salary in 2023 of $300,000. In determining whether the amount of each Compensated NEO’s base salary for 2023 was reasonable and appropriate, our Compensation Committee considered primarily each Compensated NEO’s duties and responsibilities, the performance of our Company, and their performance based on both the members of the Compensation Committee’s own observations as members of our Audit Committee and Board and the assessment and recommendation of our Chief Executive Officer/President and our Co-Chief Investment Officer (which takes into account such officers’ review of the compensation provided to similar employees of similarly situated companies).
For 2024, we expect that our Compensation Committee will take into account substantially similar criteria in determining whether the amount of each Compensated NEO’s base salary is reasonable and appropriate.
Discretionary Cash Bonus and Restricted Common Shares
In addition, on December 14, 2023, our Compensation Committee approved reimbursement of an incentive cash bonus paid by EMG to Mr. Smernoff of $50,663 subject to deferral of approximately 27% of such cash bonus until December 31, 2024 and an incentive cash bonus to Mr. Herlihy of $106,250 subject to deferral of approximately 36% of such cash bonus until December 31, 2024. The deferred portion of the cash bonus paid to Messrs. Smernoff and Herlihy is subject to forfeiture prior to December 31, 2024.
The Compensation Committee also approved, on December 14, 2023, awards under our 2023 Equity Incentive Plan to Mr. Smernoff and Mr. Herlihy of 4,433 and 10,040 restricted Common Shares, respectively. The Common Shares subject to the awards granted to Messrs. Smernoff and Herlihy are subject to forfeiture restrictions that will lapse in substantially equal installments on each of December 14, 2024 and December 14, 2025, subject to the Compensated NEO’s continuous employment through each such date.
For our NEOs, we and EMG do not employ contractual formulas in determining discretionary compensation, but instead take into account factors such as the officer’s position, the officer’s contribution to our Company and/or to EMG’s businesses, the performance of our Company and/or EMG, market practices, reviews by the officer’s superiors, compensation provided to similar employees of similarly situated companies, and, with respect to officers (such as Mr. Smernoff and Mr. Herlihy) whose compensation is only partially reimbursed by us, the compensation they receive from other sources (such as, for Mr. Smernoff and Mr. Herlihy, from EFC for their services as EFC’s partially dedicated Chief Accounting Officer and Chief Financial Officer, respectively), and the percentage of their working time and efforts spent on matters related solely to us.
In determining whether the amount of each Compensated NEO’s bonus for 2023, for which we are responsible for our allocable portion, was reasonable and appropriate for reimbursement by our Company and whether to approve their restricted Common Share award, our Compensation Committee considered primarily each Compensated NEO’s performance, based both on their own observations as members of our Audit Committee and Board and on the assessments and recommendations of our Chief Executive Officer/President, and our Co-Chief Investment Officer (which take into account such officers’ review of information relating to the compensation provided to similar employees of similarly situated companies), the performance of our Company, the compensation that each Compensated NEO receives for service as an executive officer of EFC, and the estimated percentage of their time and efforts managing our affairs. Our Compensation Committee also considered the total compensation that each Compensated NEO would earn for 2023 (including compensation received for service as an executive officer of EFC) and whether the amount seemed reasonable and appropriate based on their personal experience and knowledge regarding executive compensation. Taking all of these factors into account, our Compensation Committee determined that reimbursement for such cash bonus and such awards of restricted Common Shares was reasonable and appropriate for Mr. Smernoff and Mr. Herlihy.
Mr. Smernoff and Mr. Herlihy are entitled to receive dividends on all of their restricted Common Share awards. Cash dividends are paid on the restricted Common Share awards at the same time and rate as is paid to all other holders of our Common Shares as of the applicable record date. In 2023, Mr. Smernoff received $5,525 of dividends on his unvested restricted Common Share awards and Mr. Herlihy received $11,525 of dividends on his unvested restricted Common Share awards.
For 2024, we expect that our Compensation Committee will take into account substantially similar criteria in determining whether the amount of our Compensated NEO’s bonuses, for which we will be responsible for our allocable portion, is reasonable and appropriate for reimbursement by our Company and whether to approve a restricted Common Share award for them.
Outstanding Equity Awards at Fiscal Year End
The following table lists the restricted Common Shares awarded to our NEOs that were unvested and outstanding as of December 31, 2023.

	Stock Awards
Name	Number of Common Shares That Have Not Vested	Market Value of Common Shares That Have Not Vested(1)
Christopher Smernoff(2)	6,427	$39,398
JR Herlihy(3)	14,101	86,439
(1)Value is determined by multiplying the number of unvested restricted Common Shares by $6.13, the closing price for our Common Shares on the NYSE on December 29, 2023, the last trading day of the year.
(2)The restricted Common Shares are subject to forfeiture prior to December 14, 2024 in the case of 2,217 Common Shares, December 15, 2024 in the case of 1,994 Common Shares, and December 14, 2025 in the case of 2,216 Common Shares.
(3)The restricted Common Shares are subject to forfeiture prior to December 14, 2024 in the case of 5,020 Common Shares, December 15, 2024 in the case of 4,061 Common Shares, and December 14, 2025 in the case of 5,020 Common Shares.
Potential Payments Upon Termination or Change in Control
Since our NEOs are employees of EMG, we generally do not have any obligation to make any payments to any of our NEOs upon a termination of employment or upon a change in control.
Our Compensated NEOs are subject to standard employment contracts for the benefit of EMG. If a Compensated NEO were terminated other than for cause or voluntary resignation, the deferred portion of such executive officer’s 2023 cash bonus and any outstanding unvested restricted Common Shares held by such executive officer would continue to vest under the terms of their employment contract. In addition, upon a change in control, the restricted Common Shares would immediately vest under the terms of their Common Share award agreements.

Equity Compensation Plan Information
Our 2023 Equity Incentive Plan is currently the only compensation plan under which equity securities of the Company are authorized for issuance. The 2013 Equity Incentive Plan has terminated but still has unvested restricted Common Shares issued pursuant to it. The following table sets forth information as of December 31, 2023 with respect to the 2013 Equity Incentive Plan and the 2023 Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of our outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(3)	53,448	(1)	N/A	(2)	1,143,843
Equity compensation plans not approved by security holders	—		—		—
(1)There are 6,055 unvested restricted Common Shares outstanding pursuant to our 2013 Equity Incentive Plan and 47,393 unvested restricted Common Shares outstanding pursuant to our 2023 Equity Incentive Plan.
(2)All outstanding awards issued under either the 2013 Equity Incentive Plan or 2023 Equity Incentive Plan represent restricted Common Shares, which do not have an exercise price.
(3)The 2023 Equity Incentive Plan contains a formula for calculating the number of securities available for issuance thereunder. The maximum number of Common Shares that may be issued under the 2023 Equity Incentive Plan will be adjusted so that the maximum aggregate number of Common Shares that may be issued under the 2023 Equity Incentive Plan is equal to (i) 2,500,000 Common Shares; provided that, the actual number of Common Shares that may be issued under the 2023 Equity Incentive Plan shall not exceed five percent (5.00%) of the total number of Common Shares outstanding plus (ii) 255,108 Common Shares remaining available for issuance under the 2013 Equity Incentive Plan plus (iii) 6,055 Common Shares issued pursuant to awards granted under the 2013 Equity Incentive Plan that subsequently are forfeited, expire, or lapse unexercised.
Pay Versus Performance Table
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of 2023, 2022, and 2021. The table below summarizes the (i) compensation values reported in the Summary Compensation Table for our principal executive officer (“PEO”) and average for our other non-PEO NEOs as compared to the “Compensation Actually Paid,” calculated pursuant to the applicable rules and (ii) Company’s financial performance for the years ended December 31, 2023, 2022 and 2021.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Total Shareholder Return(3)	Net Income (Loss)(4)
						(In thousands)
2023	$—	$—	$168,883	$161,862	$68.00	$4,559
2022	—	—	152,708	123,890	66.05	(30,198)
2021	—	—	164,126	146,756	88.06	(6,309)
(1)For each of the years included above, the PEO was Laurence E. Penn and the non-PEO NEOs were JR Herlihy and Christopher Smernoff. As reflected in the Summary Compensation Table and noted elsewhere in this Proxy Statement, because our management agreement provides that our Manager is responsible for managing our affairs, our NEOs do not receive any cash compensation from us or any of our subsidiaries for serving as our executive officers. However, we are required by our management agreement to reimburse our Manager or EMG for the allocable share of the salary and other compensation paid by our Manager or EMG to certain of our executive officers who dedicated all or a portion of such officer’s time to us, based on the estimated percentage of such officer’s time spent on our affairs. For the years presented above, Mr. Smernoff, our Chief Financial Officer, and Mr. Herlihy, our Chief Operating Officer, were the only NEOs for which we paid or reimbursed any portion of the compensation paid by our Manager.
(2)For details regarding how the amounts in this column are calculated, refer to the “Adjustments to Summary Compensation Tables to Determine Compensation Actually Paid” table immediately below.
(3)Total Shareholder Return assumes $100 invested at December 31, 2020 in common stock of the Company and the reinvestment of dividends.
(4)Reflects the Company’s net income (loss) prepared in accordance with GAAP for each of the years shown.

Compensation Actually Paid represents totals from the Summary Compensation Table above, adjusted for certain items as detailed in the following table for the years ended December 31, 2021, 2022 and 2023:

Adjustments to Summary Compensation Tables to Determine Compensation Actually Paid	2021	2022	2023
Average for Non-PEO NEOs Summary Compensation Table—Total	$164,126	$152,708	$168,883
Deduction of Average Amounts Reported under the “Stock Awards” column in the Summary Compensation Table	(58,924)	(43,418)	(45,952)
Add (Subtract):
Average of the year-end fair value of any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	58,698	41,541	44,360
Average amount of change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year	(5,899)	(9,970)	(2,210)
For awards granted in prior years that vest in the covered fiscal year, the amount equal to the average change as of the vesting date (from the end of the prior fiscal year) in fair value	(11,245)	(16,971)	(3,219)
Total Equity Award Related Adjustments	(17,370)	(28,818)	(7,021)
Average Compensation Actually Paid—Total	$146,756	$123,890	$161,862
The following graph illustrates the relationship between average Compensation Actually Paid to our non-PEO NEOs and the Company’s cumulative total return on our Common Shares, assuming a $100 investment on December 31, 2020 and the reinvestment of dividends for each year presented below. We did not include a graph illustrating the relationship between average Compensation Actually Paid to our PEO and the Company’s cumulative total return on our Common Shares because, as discussed elsewhere in this Proxy Statement, we do not compensate our PEO.

Comparison of Average Compensation Actually Paid to Shareholder Total Return
Average Compensation Actually Paid to non-PEO NEOs (In thousands)
Value of Initial Fixed $100 Investment Based on Total Shareholder Return
$200.0
$150.0
$100.0
$50.0
$—
$96.00
$88.00
$80.00
$72.00
$64.00
$88.06
$146.8
$123.9
$161.9
$66.05
$68.00
2021
2022
2023
Average Compensation Paid to non-PEO NEOs
Total Shareholder Return—EARN

The following graph illustrates the relationship between average Compensation Actually Paid to our non-PEO NEOs and the Company’s net income (loss) for each year presented below. We did not include a graph illustrating the relationship between average Compensation Actually Paid to our PEO and the Company’s net income (loss) because, as discussed elsewhere in this Proxy Statement, we do not compensate our PEO.

Comparison of Average Compensation Actually Paid to Net Income (Loss)
Average Compensation Actually Paid to non-PEO NEOs (In thousands)
$200.0
$150.0
$100.0
$50.0
$—
Net Income (In millions)
$20.0
$—
$(20.0)
$(40.0)
$(60.0)
$146.8
$123.9
$161.9
$(6.3)
$(30.2)
$4.6
2021
2022
2023
Average Compensation Paid to non-PEO NEOs
Net Income (Loss)

Please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table” above for more information on how the Compensation Actually Paid to our Compensated NEOs is determined.
Upon completion of the Conversion, as a registered closed-end fund, we will be subject to different requirements relating to executive compensation.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of May 31, 2024, certain ownership information with respect to our Common Shares for those persons known to us to be the beneficial owners of more than 5% of our outstanding Common Shares and all of our trustees, each of the NEOs and all of the trustees and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:
•all Common Shares the investor actually owns beneficially or of record;
•all Common Shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and
•all Common Shares the investor has the right to acquire within 60 days of May 31, 2024 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Common Shares Beneficially Owned
Name	Number	Percentage of Outstanding Common Shares(1)
Trustees and Named Executive Officers:(2)
Michael W. Vranos(3)	139,605	0.7%
Laurence E. Penn	35,710	*
Robert B. Allardice, III(4)	41,231	*
David J. Miller(4)(5)	51,231	*
Mary McBride(4)	19,195	*
Ronald I. Simon, Ph.D.(4)	54,992	*
Christopher Smernoff(6)	20,537	*
JR Herlihy(7)	35,593	*
All executive officers and trustees as a group (10 persons)(8)	406,376	2.0%
* Denotes beneficial ownership of less than 1% of our Common Shares.
(1)Based on an aggregate amount of 20,474,793 Common Shares issued and outstanding as of May 31, 2024. Assumes that derivative securities, if any, beneficially owned by a person are exercised for Common Shares. The total number of Common Shares outstanding used in calculating this percentage assumes that none of the derivative securities owned by other persons are exercised for Common Shares.
(2)The address for all NEOs and trustees is Ellington Credit Company, 53 Forest Avenue, Old Greenwich, CT 06870.
(3)Includes 106,472 Common Shares held directly by EMG Holdings, L.P., or “EMGH.” VC Investments L.L.C., or “VC,” and Michael W. Vranos each has shared voting and dispositive power over these Common Shares. VC is the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.
(4)Includes 8,230 Common Shares that will vest on September 12, 2024.
(5)Mr. Miller holds 10,000 of such Common Shares in a joint account with his spouse.
(6)Includes 2,217 Common Shares that will vest on December 14, 2024, 1,994 Common Shares that will vest on December 15, 2024, and 2,216 Common Shares that will vest on December 14, 2025
(7)Includes 5,020 Common Shares that will vest on December 14, 2024, 4,061 Common Shares that will vest on December 15, 2024, and 5,020 Common Shares that will vest on December 14, 2025.
(8)Includes 32,920 Common Shares that will vest on September 12, 2024, 7,237 Common Shares that will vest on December 14, 2024, 6,055 Common Shares that will vest on December 15, 2024, and 7,236 Common Shares that will vest on December 14, 2025.

AUDIT COMMITTEE REPORT
Each member of the Audit Committee is independent of our Company and management in accordance with the requirements of the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules and regulations. Our Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee’s responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our Company’s financial reporting process on behalf of our Board, in accordance with the charter of the Audit Committee. Management is responsible for our Company’s financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PwC, is responsible for expressing an opinion on the conformity of our Company’s audited financial statements with GAAP.
In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PwC the audited financial statements included in the Form 10-K, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. In addition, we have evaluated and concluded the non-audit services provided by PwC to our Company comply with SEC independence rules.
Based on the reviews and discussions referred to above, prior to the filing of the Form 10-K with the SEC, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that PwC is in fact “independent.”
Submitted by the Audit Committee:
Robert B. Allardice, III, Chair
David J. Miller
Mary McBride
Ronald I. Simon, Ph.D.

GENERAL INFORMATION
Shareholder Proposals
Shareholder proposals intended to be presented at the 2025 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than April 18, 2025 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2025 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, or “Rule 14a-8.”
For a proposal of a shareholder, including a shareholder’s proposal to nominate a candidate for election as a trustee, to be presented at the Company’s 2025 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s Proxy Statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than March 19, 2025, and no later than 5:00 p.m., Eastern Time on April 18, 2025. If the 2025 Annual Meeting of Shareholders is scheduled to take place before August 27, 2025 or after November 25, 2025, then notice must be delivered no earlier than the 150 day prior to the 2025 Annual Meeting of the Shareholders and not later than the later of 5:00 p.m., Eastern Time on the 120 day prior to the 2025 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Ellington Credit Company, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attn: Secretary.
Householding of Proxy Statements and Annual Reports
The SEC rules allow for the delivery of a single copy of the Notice, and if applicable, the proxy materials, to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold our Common Shares in “street” name for beneficial owners of our Common Shares and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary. You can also request prompt delivery of the proxy materials by contacting Ellington Credit Company, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary, (203) 409-3585.
If you hold our Common Shares in your own name as a holder of record, householding will not apply to your Common Shares. Also, if you own our Common Shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice, and if applicable, more than one set of our proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, Equiniti Trust Company, LLC by telephone at (800) 937-5449 or in writing at Equiniti Trust Company, LLC, Operations Center, 6201 15 Avenue, Brooklyn, NY 11219.
Additional Matters
The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Solicitation of Proxies
The Board is soliciting your proxy in connection with the Annual Meeting, and the Company will bear all of the costs of soliciting such proxies, including the costs of printing and filing this Proxy Statement. We have retained Sodali as proxy solicitor to assist with the solicitation of proxies in connection with the Annual Meeting. The Company agreed to pay Sodali a fee of $17,500, plus reimbursement of authorized costs and expenses incurred on our behalf. Additionally, if Sodali is requested to implement a telephone solicitation of shareholders, it will be entitled to a fee of $6.50 per shareholder contacted. We will also reimburse Sodali for its reasonable out-of-pocket expenses and indemnify Sodali against certain claims, liabilities, losses, damages and expenses. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of Common Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our trustees and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. We also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.
Requests for Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and any financial statement schedules and amendment or supplements thereto, may be obtained at our website at www.ellingtoncredit.com. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Secretary, Ellington Credit Company, 53 Forest Avenue, Old Greenwich, Connecticut 06870.

ELLINGTON CREDIT COMPANY

ELLINGTON CREDIT COMPANY
ATTN: SECRETARY
53 FOREST AVENUE
OLD GREENWICH, CT 06870

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 25, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EARN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 25, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V53033-P17743 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ELLINGTON CREDIT COMPANY

The Board of Trustees recommends you vote FOR ALL of the trustee nominees listed in the following proposal:

	For All	Withhold All	For All Except
1. Election of Trustees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert B. Allardice III
02) Mary McBride
03) David J. Miller
04) Laurence E. Penn
05) Ronald I. Simon, Ph.D.
06) Michael W. Vranos

The Board of Trustees recommends you vote FOR the following proposals:	For	Against	Abstain
2. The approval of a change in the Company's legal form from a Maryland real estate investment trust to a Delaware Statutory Trust.	☐	☐	☐
3. The approval of the Company's Amended and Restated Declaration of Trust.	☐	☐	☐
4. The approval of a new investment advisory agreement between the Company and Ellington Credit Company Management LLC, its external manager, which would replace the existing management agreement.	☐	☐	☐
5. The approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
6. The ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V53034-P17743

ELLINGTON CREDIT COMPANY
Annual Meeting of Shareholders
September 26, 2024 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Laurence E. Penn and Alaael-Deen Shilleh, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Ellington Credit Company to be held on September 26, 2024, at 10:00 a.m. Eastern Time via live webcast by visiting www.virtualshareholdermeeting.com/EARN2024, and at any adjournments or postponements thereof. The undersigned directs this proxy to vote as indicated on this proxy card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4, 5 AND 6 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2023 Annual Report to Shareholders.

Continued and to be signed on reverse side

APPENDIX A
ELLINGTON CREDIT COMPANY
AMENDED AND RESTATED DECLARATION OF TRUST
Dated as of [ ], 2024

TABLE OF CONTENTS (continued)
6.8.	Transfer Agent and Registrar	A-13
6.9.	Transfer of Shares	A-13
6.10.	Notices; Waiver of Notice	A-13
ARTICLE VII.	DETERMINATION OF NET ASSET VALUE	A-14
7.1.	Net Asset Value	A-14
7.2.	Power to Modify Foregoing Procedures	A-14
ARTICLE VIII.	CUSTODIANS	A-14
8.1.	Appointment and Duties	A-14
8.2.	Central Certificate System	A-14
ARTICLE IX.	REPURCHASE OF SHARES	A-14
9.1.	Repurchase of Shares	A-14
9.2.	Disclosure of Holding	A-15
ARTICLE X.	SHAREHOLDERS	A-15
10.1.	Meetings of Shareholders	A-15
10.2.	Voting	A-15
10.3.	Notice of Meeting and Record Date	A-15
10.4.	Quorum and Required Vote	A-15
10.5.	Proxies, etc.	A-16
10.6.	Reports	A-16
10.7.	Inspection of Records	A-16
10.8.	Delivery by Electronic Transmission or Otherwise	A-16
10.9.	Shareholder Action by Written Consent	A-16
ARTICLE XI.	DURATION; TERMINATION OF TRUST; AMENDMENT; MERGERS; ETC.	A-16
11.1.	Duration	A-16
11.2.	Termination	A-16
11.3.	Amendment Procedure	A-17
11.4.	Merger, Consolidation and Sale of Assets	A-17
11.5.	Subsidiaries	A-17
11.6.	Certain Transactions	A-19
ARTICLE XII.	MISCELLANEOUS	A-19
12.1.	Filing	A-19
12.2.	Resident Agent	A-19
12.3.	Governing Law	A-19
12.4.	Exclusive Delaware Jurisdiction	A-19
12.5.	Agreement to be Bound	A-20
12.6.	Counterparts	A-20
12.7.	Reliance by Third Parties	A-20
12.8.	Provisions in Conflict with Law or Regulation	A-20
12.9.	Delivery by Electronic Transmission or Otherwise	A-20

ELLINGTON CREDIT COMPANY
AMENDED AND RESTATED DECLARATION OF TRUST
AMENDED AND RESTATED DECLARATION OF TRUST made as of the [ ]th day of [ ], 2024, by the Trustees hereunder.
WHEREAS, this Trust (as defined below) has been formed to carry on business as set forth more particularly hereinafter;
WHEREAS, this Trust is authorized to issue an unlimited number of its shares of beneficial interest all in accordance with the provisions hereinafter set forth;
WHEREAS, this Declaration (as defined below) amends and restates in its entirety that certain Agreement and Declaration of Trust dated May 3, 2013;
WHEREAS, the Trustees (as defined below) have agreed to manage all property coming into their hands as Trustees of a Delaware statutory trust in accordance with the provisions hereinafter set forth; and
WHEREAS, the parties hereto intend that the Trust shall constitute a statutory trust under the DSTA (as defined below) and that this Declaration and the Bylaws (as defined below) shall constitute the governing instrument of such statutory trust
NOW, THEREFORE, the Trustees hereby declare that they will hold all cash, securities, and other assets which they may from time to time acquire in any manner as Trustees hereunder in trust to manage and dispose of the same upon the following terms and conditions for the benefit of the holders from time to time of shares of beneficial interest in this Trust as hereinafter set forth.
ARTICLE I.
THE TRUST
1.1Name. This Trust shall be known as the “Ellington Credit Company” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name and the filing of a certificate of amendment pursuant to Section 3810(b) of the DSTA. Any such instrument shall not require the approval of the Shareholders (as defined below), but shall have the status of an amendment to this Declaration.
1.2Trust Purpose. The purpose of the Trust is to engage in any lawful act or activity and to exercise any powers permitted to a statutory trust organized under the DSTA as now or hereafter in force, including conducting, operating and carrying on the business of an investment company within the meaning of the 1940 Act (as defined below).
1.3Definitions. As used in this Declaration, the following terms shall have the following meanings:
The “1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.
The “1934 Act” refers to the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.
The terms “Affiliated Person,” “Assignment,” “Interested Person” and “Principal Underwriter” shall have the meanings given them in the 1940 Act.
“Board of Trustees” or “Trustees” shall mean the Trustees collectively.
“Bylaws” shall mean the Bylaws of the Trust as amended from time to time by the Trustees.
“Class” shall mean a class of Shares the Trust established in accordance with the provisions hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Commission” shall mean the Securities and Exchange Commission.
“Contested Election” shall mean any election of Trustees in which the number of persons nominated for election as Trustees exceeds the number of Trustees to be elected, with the determination that any election of Trustees is a Contested Election to be made by the Secretary or other officer of the Trust prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees. If, prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees, one or more persons nominated for election as a Trustee are withdrawn such that the number of persons nominated for election as Trustee no longer exceeds the number of Trustees to be elected, such election shall not be considered a Contested Election.
“Continuing Trustee” shall mean Trustee who either (a) has been a member of the Board of Trustees for a period of at least thirty-six months (or since the date hereof, if less than thirty-six months) or (b) was nominated to serve as a member of the Board of Trustees by a majority of the Continuing Trustees then members of the Board of Trustees.
“Declaration” shall mean this Amended and Restated Declaration of Trust, as amended, supplemented or amended and restated from time to time.
“Delaware General Corporation Law” means the Delaware General Corporation Law, 8 Del. C. § 100, et. seq., as amended from time to time.
“DSTA” shall mean the provisions of the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq., as such Act may be amended from time to time.
“Fiscal Year” means each period commencing on January 1 of each year and ending on December 31 of that year (or on the date of a final distribution made in accordance with Section 12.2 of this Declaration), unless the Trustees designate another fiscal year for the Trust. The taxable year of the Trust will end on December 31 of each year, or on any other date designated by the Trustees that is a permitted taxable year-end for tax purposes, and need not be the same as the Fiscal Year.
“Fundamental Policies” shall mean the investment policies and restrictions as set forth from time to time in any Registration Statement on Form N-2 of the Trust filed with the Commission and designated as fundamental policies therein, as they may be amended from time to time in accordance with the requirements of the 1940 Act.
“Majority Shareholder Vote” shall mean a vote of “a majority of the outstanding voting securities” (as such term is defined in the 1940 Act) of the Trust with all classes of Shares voting together as a single class, except as with respect to votes which affect only one or more Classes, as provided for herein, in which case it shall mean a vote of a majority of outstanding voting securities of such Class or Classes, as applicable.
“Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof.
“Prospectus” shall mean the Prospectus and Statement of Additional Information of the Trust, if any, as in effect and as may be amended from time to time.
“Shareholders” shall mean as of any particular time the holders of record of outstanding Shares of the Trust, at such time.
“Shares” shall mean the transferable units of beneficial interest into which the beneficial interest in the Trust shall be divided from time to time and includes fractions of Shares as well as whole Shares.
“Trust” shall mean the trust established by this Declaration and the Bylaws, as amended from time to time, inclusive of each such amendment.
“Trust Property” shall mean as of any particular time any and all property, real or personal, tangible or intangible, which at such time is owned or held by or for the account of the Trust or the Trustees in such capacity.
“Trustees” shall mean the signatories to this Declaration, so long as they shall continue in office in accordance with the terms hereof, and all other persons who at the time in question have been duly elected or appointed and have qualified as trustees in accordance with the provisions hereof and are then in office.
ARTICLE II.
TRUSTEES
2.1Number and Qualification. As of the date hereof, the number of Trustees shall be six (6) and such Trustees shall be the signatories hereto. Thereafter, the number of Trustees shall be determined by a written instrument signed by a majority of the Trustees then in office, provided that the number of Trustees shall be no less than one (1) and no more than fifteen (15). No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term. An individual nominated as a Trustee shall satisfy any applicable requirements of the 1940 Act. Trustees need not own Shares and may succeed themselves in office.
2.2Term and Election. The Trustees (other than any Trustee elected solely by holders of one or more classes or series of preferred shares in connection with dividend arrearages) shall hold office until his or her successor shall have been elected and shall have qualified.
2.3Resignation and Removal. Any of the Trustees may resign their trust (without need for prior or subsequent accounting) by an instrument in writing signed by such Trustee and delivered or mailed to the Trustees or the Chair (if any), the Chief Executive Officer or the Secretary and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed (provided the aggregate number of Trustees after such removal shall not be less than the minimum number required by Section 2.1 hereof) for cause only, and not without cause, and only by action taken by a majority of the remaining Trustees (or, in the case of an independent trustee (as such term is defined in the Delaware Statutory Trust Act), only by action taken by a majority of the remaining independent trustees). Upon the resignation or removal of a Trustee, each such resigning or removed Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of such resigning or removed Trustee. Upon the incapacity or death of any Trustee, such Trustee’s legal representative shall execute and deliver on such Trustee’s behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.
2.4Vacancies. The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the removal, declination to serve, resignation, retirement, incompetence or other incapacity to perform the duties of the office, or death. Subject to the provisions of the 1940 Act and other applicable law, whenever a vacancy in the Board of Trustees shall occur, the remaining Trustees may fill such vacancy by appointing any individual as they may determine in their sole discretion by a vote of a majority of the Trustees then in office or may leave such vacancy unfilled or may reduce the number of Trustees; provided the aggregate number of Trustees after such reduction shall not be less than the minimum number required by Section 2.1 hereof. Any vacancy created by an increase in Trustees may be filled by the appointment of an individual made by a vote of a majority of the Trustees then in office. The Trustees may appoint a new Trustee as provided above in anticipation of a vacancy expected to occur because of the retirement, resignation or removal of a Trustee, or an increase in the number of Trustees, provided that such appointment shall become effective only at or after the expected vacancy occurs. No vacancy shall operate to annul this Declaration or to revoke any existing agency created pursuant to the terms of this Declaration. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration. In the case of a failure to elect a Trustee at a meeting of Shareholders, the incumbent Trustee shall hold over as Trustee until the event of the death, resignation, retirement, removal, bankruptcy, incompetence or other incapacity to perform the duties of the office, or removal, of the Trustee or until election at a Shareholder meeting and qualification of his or her successor.
2.5Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chair, if any, or the Chief Executive Officer, the Secretary or any two Trustees. Regular meetings of the Trustees may be held without call or notice, except as may be otherwise required by law, at a time and place fixed by the Bylaws, the Chair or by resolution or consent of the Trustees. Notice of any other meeting shall be given by the Secretary and shall be delivered to the Trustees orally or via electronic transmission not less than 24 hours, or in writing not less than 72 hours, before the meeting, but may be waived in writing by any Trustee either before or after such meeting. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been properly called or convened. Any time there is more than one Trustee, a quorum for all meetings of the Trustees shall be one-third, but not less than two, of the Trustees. Unless provided otherwise in this Declaration and except as required under the 1940 Act, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consent as provided in Section 2.6.
Any committee of the Trustees, including an executive committee, if any, may act with or without a meeting. A quorum for all meetings of any such committee shall be one-third, but not less than two, of the members thereof. Unless provided otherwise in this Declaration, any action of any such committee may be taken at a meeting by vote of a majority of the members present (a quorum being present) or without a meeting by written consent as provided in Section 2.6.
With respect to actions of the Trustees and any committee of the Trustees, Trustees who are Interested Persons in any action to be taken may be counted for quorum purposes under this Section and shall be entitled to vote to the extent not prohibited by the 1940 Act or herein.
All or any one or more Trustees may participate in a meeting of the Trustees or any committee thereof by means of a conference telephone, video or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting.
2.6Trustee Action by Written Consent. Any action which may be taken by Trustees by vote may be taken without a meeting if that number of the Trustees, or members of a committee, as the case may be, required for approval of such action at a meeting of the Trustees or of such committee consent to the action in writing and the written consents are filed with the records of the meetings of Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.
2.7Chair. The Trustees may designate a Chair and a Vice Chair of the Board of Trustees, who shall have such powers and duties as determined by the Board of Trustees from time to time. Any Chair or Vice Chair shall be a Trustee.
2.8Officers. The Trustees shall elect a Chief Executive Officer, a Secretary and a Treasurer. Officers shall serve at the pleasure of the Trustees or until their successors are elected. The Trustees may elect or appoint or may authorize the Chair, if any, or Chief Executive Officer to appoint such other officers or agents with such powers as the Trustees may deem to be advisable. The Chief Executive Officer, Secretary and Treasurer may, but need not, be a Trustee.
ARTICLE III.
POWERS AND DUTIES OF TRUSTEES
3.1.General. The Trustees shall owe to the Trust and its Shareholders the same fiduciary duties as owed by directors of corporations to such corporations and their shareholders under the Delaware General Corporation Law. The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust Property and business in their own right, but with such powers of delegation as may be permitted by this Declaration. The Trustees may perform such acts as in their sole discretion are proper for conducting the business of the Trust. The enumeration of any specific power herein shall not be construed as limiting the aforesaid power. Such powers of the Trustees may be exercised without order of or resort to any court.
3.2.Investments. The Trustees shall have power, subject to the Fundamental Policies in effect from time to time with respect to the Trust, to: (a) manage, conduct, operate and carry on the business of an investment company; and (b) subscribe for, invest in, reinvest in, purchase or otherwise acquire, hold, pledge, sell, assign, transfer, exchange, distribute or otherwise deal in or dispose of any and all sorts of property, tangible or intangible, including but not limited to securities of any type whatsoever, whether equity or non-equity, of any issuer, evidences of indebtedness of any person and any other rights, interests, instruments or property of any sort and to exercise any and all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more Persons to exercise any of said rights, powers and privileges in respect of any of said investments. The Trustees shall not be limited by any law limiting the investments which may be made by fiduciaries.
3.3.Legal Title. Legal title to all the Trust Property shall be vested in the Trust except that the Trustees shall have power to cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of any other Person as nominee, custodian or pledgee, on such terms as the Trustees may determine, provided that the interest of the Trust therein is appropriately protected.
To the extent any Trust Property is titled in the name of one or more Trustees, the right, title and interest of the Trustees in the Trust Property shall vest automatically in each person who may hereafter become a Trustee upon his due election and qualification. Upon the ceasing of any person to be a Trustee for any reason, such person shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.
3.4.Issuance and Repurchase of Shares. The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, classify and/or reclassify, dispose of, transfer, and otherwise deal in, Shares, including Shares in fractional denominations, and, subject to the more detailed provisions set forth in Articles VIII and IX, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or property whether capital or surplus or otherwise, to the full extent now or hereafter permitted corporations formed under the Delaware General Corporation Law.
3.5.Borrow Money or Utilize Leverage. Subject to the Fundamental Policies in effect from time to time with respect to the Trust, the Trustees shall have the power to borrow money or otherwise obtain credit or utilize leverage to the maximum extent permitted by law or regulation as such may be needed from time to time and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Trust, including the lending of portfolio securities, and to endorse, guarantee or undertake the performance of any obligation, contract or engagement of any other person, firm, association or corporation.
3.6.Delegation; Committees. The Trustees shall have the power to appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including an executive committee which may exercise some or all of the power and authority of the Trustees as the Trustees may determine (including but not limited to the power to determine net asset value and net income and the power to declare a dividend or other distribution on the Shares of any series or class), subject to any limitations contained in the Bylaws, and in general to delegate from time to time to one or more of their number or to one or more officers, employees or agents of the Trust any or all of their powers, authorities, duties and the doing of such things and the execution of such instruments, either in the name of the Trust or the names of the Trustees or otherwise, as the Trustees may deem expedient (including but not limited to the power to declare a dividend or other distribution on the Shares of any series or class).
3.7.Collection and Payment. The Trustees shall have power to collect all property due to the Trust; to pay all claims, including taxes, against the Trust Property or the Trust, the Trustees or any officer, employee or agent of the Trust; to prosecute, defend, compromise or abandon any claims relating to the Trust Property or the Trust, or the Trustees or any officer, employee or agent of the Trust; to foreclose any security interest securing any obligations, by virtue of which any property is owed to the Trust; and to enter into releases, agreements and other instruments. Except to the extent required for a corporation formed under the Delaware General Corporation Law, the Shareholders shall have no power to vote as to whether or not a court action, legal proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders.
3.8.Expenses. The Trustees shall have power to incur and pay out of the assets or income of the Trust any expenses which in the opinion of the Trustees are necessary or incidental to carry out any of the purposes of this Declaration, and the business of the Trust, and to pay reasonable compensation from the funds of the Trust to themselves as Trustees. The Trustees shall fix the compensation of all officers, employees and Trustees. The Trustees may pay themselves such compensation for special services, including legal, underwriting, syndicating and brokerage services, as they in good faith may deem reasonable and reimbursement for expenses reasonably incurred by themselves on behalf of the Trust.
3.9.Bylaws. The Trustees shall have the exclusive authority, without the vote, approval or consent of the Shareholders, to adopt and from time to time amend or repeal Bylaws for the conduct of the business of the Trust.
3.10.Miscellaneous Powers. Without limiting the general or further powers of the Trustees, the Trustees shall have the power to: (a) employ or contract with such Persons as the Trustees may deem desirable for the transaction of the business of the Trust; (b) enter into joint ventures, partnerships and any other combinations or associations; (c) purchase, and pay for out of Trust Property, insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisors, distributors, selected dealers or independent contractors of the Trust against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, whether or not constituting negligence, or whether or not the Trust would have the power to indemnify such Person against such liability; (d) establish pension, profit-sharing, share purchase, and other retirement, incentive and benefit plans for any Trustees, officers, employees and agents of the Trust; (e) make donations, irrespective of benefit to the Trust, for charitable, religious, educational, scientific, civic or similar purposes; (f) to the extent permitted by law, indemnify any Person with whom the Trust has dealings, including without limitation any advisor, administrator, manager, transfer agent, custodian, distributor or selected dealer, or any other person as the Trustees may see fit to such extent as the Trustees shall determine; (g) guarantee indebtedness or contractual obligations of others; (h) determine and change the fiscal year of the Trust and the method in which its accounts shall be kept; and (i) adopt a seal for the Trust, even though the absence of such seal shall not impair the validity of any instrument executed on behalf of the Trust.
3.11.Further Powers. The Trustees shall have the power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Trustees. The Trustees will not be required to obtain any court order to deal with the Trust Property.
ARTICLE IV.
ADVISORY, MANAGEMENT AND DISTRIBUTION ARRANGEMENTS

4.1.Advisory and Management Arrangements. Subject to the requirements of applicable law as in effect from time to time, the Trustees may in their discretion from time to time enter into advisory, administration or management contracts (including, in each case, one or more sub-advisory, sub-administration or sub-management contracts) whereby the other party to any such contract shall undertake to furnish such advisory, administrative and management services with respect to the Trust as the Trustees shall from time to time consider desirable and all upon such terms and conditions as the Trustees may in their discretion determine. Notwithstanding any provisions of this Declaration, the Trustees may authorize any advisor, administrator or manager (subject to such general or specific instructions as the Trustees may from time to time adopt) to exercise any of the powers of the Trustees, including to effect investment transactions with respect to the assets on behalf of the Trust to the full extent of the power of the Trustees to effect such transactions or may authorize any officer, employee or Trustee to effect such transactions pursuant to recommendations of any such advisor, administrator or manager (and all without further action by the Trustees). Any such investment transaction shall be deemed to have been authorized by the Board of Trustees.
4.2.Distribution Arrangements. Subject to compliance with the 1940 Act, the Trustees may retain underwriters and/or selling agents to sell Shares and other securities of the Trust. The Trustees may in their discretion from time to time enter into one or more contracts, providing for the sale of securities of the Trust, whereby the Trust may either agree to sell such securities to the other party to the contract or appoint such other party its sales agent for such securities. In either case, the contract shall be on such terms and conditions as the Trustees may in their discretion determine not inconsistent with the provisions of this Article IV or the Bylaws; and such contract may also provide for the repurchase or sale of securities of the Trust by such other party as principal or as agent of the Trust and may provide that such other party may enter into selected dealer agreements with registered securities dealers and brokers and servicing and similar agreements with persons who are not registered securities dealers to further the purposes of the distribution or repurchase of the securities of the Trust.
4.3.Parties to Contract. Any contract of the character described in Sections 4.1 and 4.2 of this Article IV or in Article VIII hereof may be entered into with any Person, although one or more of the Trustees, officers or employees of the Trust may be an officer, director, trustee, shareholder or member of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom, provided that the contract when entered into was reasonable and fair and not inconsistent with the provisions of this Article IV or the Bylaws. The same Person may be the other party to contracts entered into pursuant to Sections 4.1 and 4.2 above or Article VIII, and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 4.3.
ARTICLE V.
LIMITATIONS OF LIABILITY AND INDEMNIFICATION
5.1.No Personal Liability of Shareholders, Trustees, etc. No Shareholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Shareholders shall have the same limitation of personal liability as is extended to shareholders of a private corporation for profit incorporated under the Delaware General Corporation Law. No Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, save only liability to the Trust or its Shareholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. No Trustee who has been determined to be an “audit committee financial expert” (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto) by the Trustees shall be subject to any greater liability or duty of care in discharging such Trustee’s duties and responsibilities by virtue of such determination than is any Trustee who has not been so designated. If any Shareholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he or she shall not, on account thereof, be held to any personal liability. Neither the repeal or modification of this Section 5.1, nor the adoption or modification of any other provision of this Declaration or the Bylaws inconsistent with this Article, shall adversely affect any right or protection of a Trustee or officer of the Trust existing at the time of such adoption, repeal or modification with respect to acts or omissions occurring prior to such adoption, repeal or modification.
5.2.Mandatory Indemnification.
(a)The Trust hereby agrees to indemnify, out of Trust Property, to the fullest extent permitted under applicable law, each person who at any time serves as a Trustee or officer of the Trust (each such person being an “indemnitee”) against any liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise or settlements, or as fines and penalties; any expenses of establishing a right to indemnification under this Article; and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of, or advice in connection with, any action, suit, proceeding or investigation, whether civil or criminal, before or in connection with any court, or administrative or investigative body, in which he or she may be or may have been involved as a party, witness, participant or otherwise, or with which he or she may be or may have been threatened), incurred in connection with acting in any capacity set forth in this Article V or by reason of his having acted in any such capacity, except with respect to any matter as to which he or she shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he or she shall have had reasonable cause to believe that the conduct was unlawful; provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”); and provided further, that the termination of any proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnitee did not act in good faith or that the indemnitee had reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in this Declaration shall continue as to a person who has ceased to be a Trustee or officer of the Trust and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.
(b)Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither “Interested Persons” of the Trust nor parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.
(c)The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.
(d)The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Declaration, the Bylaws of the Trust, any statute, agreement, or vote of Shareholders or Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she or she may be lawfully entitled.
(e)Subject to any limitations provided by the 1940 Act and this Declaration, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Trust or serving in any capacity at the request of the Trust or provide for the advance payment of expenses for such Persons, provided that such indemnification has been approved by a majority of the Trustees.
5.3.No Bond Required of Trustees. No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of his duties hereunder.
5.4.No Duty of Investigation; No Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. The Trustees may maintain insurance for the protection of the Trust Property, Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability and such other insurance as the Trustees in their sole judgment shall deem advisable or as is required by the 1940 Act
5.5.Reliance on Experts, etc. Each Trustee and officer or employee of the Trust shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or expert may also be a Trustee. No such Trustee or officer shall be liable for any act or omission in accordance with such advice, records and/or reports and no inference concerning liability shall arise from a failure to follow such advice, records and/or reports.
5.6.Derivative Actions. In addition to the requirements set forth in Section 3816 of the DSTA, a Shareholder or Shareholders may bring a derivative action on behalf of the Trust only if the following conditions are met:
(a)The Shareholder or Shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed. For purposes of this Section 5.6, a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as such term is defined in the DSTA).
(b)Unless a demand is not required under paragraph (a) of this Section 5.6, Shareholder(s) eligible to bring such derivative action under the DSTA must hold at least ten percent (10%) of the outstanding Shares of the Trust, or ten percent (10%) of the outstanding Shares of the Class to which such action relates, to join in the request for the Board of Trustees to commence such action. Further, no Shareholder or Shareholders may maintain a derivative action on behalf of the Trust unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.
(c)In the case of any pre-suit demand made to the Board of Trustees, the Board of Trustees shall be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim. The Board of Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and shall require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Board of Trustees determines not to bring such action.
(d)For purposes of this Section 5.6, the Board of Trustees may designate a committee of one Trustee to consider a Shareholder demand if necessary to create a committee with a majority of Trustees who are “independent trustees” (as such term in defined in the DSTA).
(e)The requirements of paragraphs (b) and (c) of this Section 5.6, shall not apply to claims brought under the federal securities laws.
(f)For the avoidance of doubt, no person, other than a Trustee, who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Trust.
ARTICLE VI.
SHARES OF BENEFICIAL INTEREST
6.1.Beneficial Interest.
(a)The interest of the beneficiaries shall be divided into an unlimited number of transferable shares, all without par value. The Trustees may divide Shares into one or more Classes. All Shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a dividend or distribution in Shares or a split of Shares, shall be fully paid and, except as provided in the last sentence of Section 3.8, nonassessable when the consideration determined by the Trustees (if any) therefor shall have been received by the Trust.
(b)Subject to the further provisions of this Article VI, any restriction set forth in the Bylaws and any applicable requirements of the 1940 Act or any applicable exemptive relief issued by the Commission, the Trustees shall have full power and authority, in their sole discretion, and without obtaining any authorization or vote of the Shareholders of any Class to: (i) divide the beneficial interest in each Class into Shares as the Trustees shall determine; (ii) establish, designate, redesignate, classify, reclassify and change in any manner any Class—and fix such preferences, voting powers, rights, duties and privileges and business purpose of each Class as the Trustees may from time to time determine, which preferences, voting powers, rights, duties and privileges may be different from any existing Class; provided, however, that the Trustees may not reclassify or change outstanding Shares in a manner materially adverse to Shareholders of such Shares, without obtaining the authorization or vote of the Class of Shareholders that would be materially adversely affected; (iii) divide or combine the Shares of any Class into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the Shares of such Class in the assets held with respect to that Class; (iv) change the name of any Class; (v) dissolve and terminate any one or more Classes; and (vi) take such other action with respect to the Classes as the Trustees may deem desirable.
(c)The establishment and designation of any Class of Shares of the Trust shall be effective upon the adoption by a majority of the then Trustees of a resolution that sets forth such establishment and designation and the relative rights and preferences of such Class of Shares of the Trust, whether directly in such resolution or by reference to another document including, without limitation, any registration statement of the Trust, or as otherwise provided in such resolution.
(d)With respect to any Class of Shares of the Trust, each such Class shall represent interests in the assets of the Trust and have the same voting, dividend, liquidation and other rights and terms and conditions as each other Class of Shares of the Trust, except that, subject to applicable law, expenses allocated to a Class may be borne solely by such Class as determined by the Trustees and as provided herein, and a Class may have exclusive voting rights with respect to matters affecting only that Class.
(e)To the fullest extent permitted by Section 3804 of the DSTA and subject to the restrictions of the 1940 Act and any applicable exemptive relief issued by the Commission, the Trustees may allocate expenses of the Trust to a particular Class or to apportion the same between or among two or more Classes, provided that any expenses incurred by a particular Class shall be payable solely out of the assets belonging to that Class.
6.2.Other Securities. The Trustees may, subject to the Fundamental Policies and the requirements of the 1940 Act, authorize and issue such other securities of the Trust as they determine to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Trustees see fit, including preferred shares, debt securities or other senior securities. To the extent that the Trustees authorize and issue preferred shares of any class or series, they are hereby authorized and empowered to amend or supplement this Declaration as they deem necessary or appropriate, including to comply with the requirements of the 1940 Act or requirements imposed by the rating agencies or other Persons, all without the approval of Shareholders. Any such supplement or amendment shall be filed as is necessary. In addition, any such supplement or amendment may set forth the rights, powers, preferences and privileges of such preferred shares and any such supplement or amendment shall operate either as additions to or modifications of the rights, powers, preferences and privileges of any such preferred shares under this Declaration. To the extent the provisions set forth in such supplement or amendment conflict with the provisions of this Declaration with respect to any such rights, powers and privileges of the preferred shares, such amendment or supplement shall control. Except as contemplated by the immediately preceding sentence, this Declaration shall control as to the Trust generally and the rights, powers, preferences and privileges of the other Shareholders of the Trust. The Trustees are also authorized to take such actions and retain such persons as they see fit to offer and sell such securities.
6.3.Rights of Shareholders. The Shares shall be personal property giving only the rights in this Declaration specifically set forth. The ownership of the Trust Property of every description and the right to conduct any business hereinbefore described are vested exclusively in the Trustees on behalf of the Trust, and the Shareholders shall have no interest therein other than the beneficial interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust nor can they be called upon to share or assume any losses of the Trust or, subject to the right of the Trustees to charge certain expenses directly to Shareholders, as provided in the last sentence of Section 3.8, suffer an assessment of any kind by virtue of their ownership of Shares. The Shares shall not entitle the holder to preference, preemptive or appraisal rights.
6.4.Exchange and Conversion Privileges. Subject to the provisions of the 1940 Act and provisions of this Declaration, the Trustees shall have the power and authority to provide that the Shareholders of any Class shall have the right to convert such Shares for Shares of one or more other Classes. Subject to the provisions of the 1940 Act and provisions of this Declaration, the Trustees shall have the power and authority to provide that the Shareholders of any Class may exchange their Shares for those of another fund.
6.5.Trust Only. It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time. It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a trust. Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.

6.6.Issuance of Shares. The Trustees, in their discretion, may from time to time without vote of the Shareholders issue Shares, including preferred shares that may have been established pursuant to Section 6.2, in addition to the then issued and outstanding Shares and Shares held in the treasury, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Trustees may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Trustees may from time to time, without a vote of the Shareholders, divide, reclassify or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. Issuances and redemptions of Shares may be made in whole Shares and/or 1/1,000ths of a Share or multiples thereof as the Trustees may determine.
6.7.Register of Shares. A register shall be kept at the offices of the Trust or any transfer agent duly appointed by the Trustees under the direction of the Trustees which shall contain the names and addresses of the Shareholders and the number of Shares held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each class or series of Shares. Each such register shall be conclusive as to who are the holders of the Shares of the applicable class or series of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Shareholders. No Shareholder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to him as herein provided, until he or she has given his address to a transfer agent or such other officer or agent of the Trustees as shall keep the register for entry thereon. It is not contemplated that certificates will be issued for the Shares; however, the Trustees, in their discretion, may authorize the issuance of share certificates and promulgate rules and regulations as to their use, including, without limitation, requirements as to transfer and for the purchase of lost certificate insurance.
6.8.Transfer Agent and Registrar. The Trustees shall have power to employ a transfer agent or transfer agents, and a registrar or registrars, with respect to the Shares. The transfer agent or transfer agents may keep the applicable register and record therein, the original issues and transfers, if any, of the said Shares. Any such transfer agents and/or registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, as modified by the Trustees.
6.9.Transfer of Shares. Except as otherwise provided by the Trustees, Shares shall be transferable on the records of the Trust only by the record holder thereof or by its agent thereto duly authorized in writing, upon delivery to the Trustees or a transfer agent of the Trust of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization and of other matters (including compliance with any securities laws and contractual restrictions) as may reasonably be required. Upon such delivery the transfer shall be recorded on the applicable register of the Trust. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereof and neither the Trustees nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed transfer. Each Shareholder will indemnify and hold harmless the Trust, the Trustees, each other Shareholder and any Affiliated Person of the Trust, the Trustees and each of the other Shareholders against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which these Persons may become subject by reason of or arising from (1) any transfer made by the Shareholder in violation of this Section 6.9 and (2) any misrepresentation by the transferring Shareholder or substituted Shareholder in connection with the transfer.
Any person becoming entitled to any Shares in consequence of the death, bankruptcy or incompetence of any Shareholder, or otherwise by operation of law, shall be recorded on the applicable register of Shares as the holder of such Shares upon production of the proper evidence thereof to the Trustees or a transfer agent of the Trust, but until such record is made, the Shareholder of record shall be deemed to be the holder of such for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer or agent of the Trust shall be affected by any notice of such death, bankruptcy or incompetence, or other operation of law.
6.10.Notices; Waiver of Notice.
(a)Subject to any different provisions of this Declaration, including Section 10.3 hereof, any and all notices to which any Shareholder hereunder may be entitled and any and all communications shall be deemed duly served or given if presented personally to a Shareholder, left at his or her residence or usual place of business or sent via United States mail or by electronic transmission to a Shareholder at his or her address as it is registered with the Trust. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Shareholder at his or her address as it is registered with the Trust with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the Shareholder by an electronic transmission to any address or number of the Shareholder at which the Shareholder receives electronic transmissions. The Trust may give a single notice to all Shareholders who share an address, which single notice shall be effective as to any Shareholder at such address, unless such Shareholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.

(b)Whenever any notice is required to be given pursuant to this Declaration or the Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any Person at any meeting, including the attendance of a Trustee at a meeting of the Trustees, shall constitute a waiver of notice of such meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.
ARTICLE VII.
DETERMINATION OF NET ASSET VALUE
7.1.Net Asset Value. The net asset value of each outstanding Share of each Class of the Trust shall be determined at such time or times on such days as the Trustees may determine, in accordance with the 1940 Act. The method of determination of net asset value shall be determined by the Trustees. The power and duty to make the net asset value calculations may be delegated by the Trustees.
7.2.Power to Modify Foregoing Procedures. Notwithstanding any of the foregoing provisions of this Article VII, the Trustees may prescribe, in their absolute discretion except as may be required by the 1940 Act, such other bases and times for determining the net asset value of each Class of the Trust’s Shares or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Trust to comply with any provision of the Code, the 1940 Act, any securities exchange or association registered under the 1934 Act or any order of exemption issued by the Commission, all as in effect now or hereafter amended or modified.
ARTICLE VIII.
CUSTODIANS
8.1.Appointment and Duties. The Trustees shall at all times employ a custodian or custodians, meeting the qualifications for custodians for portfolio securities of investment companies contained in the 1940 Act, as custodian with respect to the assets of the Trust. Any custodian shall have authority as agent of the Trust as determined by the custodian agreement or agreements, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the Bylaws of the Trust and the 1940 Act, including without limitation authority:
(1)to hold the securities owned by the Trust and deliver the same upon written order;
(2)to receive any receipt for any moneys due to the Trust and deposit the same in its own banking department (if a bank) or elsewhere as the Trustees may direct;
(3)to disburse such funds upon orders or vouchers;
(4)if authorized by the Trustees, to keep the books and accounts of the Trust and furnish clerical and accounting services; and
(5)if authorized to do so by the Trustees, to compute the net income or net asset value of the Trust;
all upon such basis of compensation as may be agreed upon between the Trustees and the custodian.
The Trustees may also authorize each custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees, provided that in every case such sub-custodian shall meet the qualifications for custodians contained in the 1940 Act.
8.2.Central Certificate System. Subject to such rules, regulations and orders as the Commission may adopt, the Trustees may direct the custodian to deposit all or any part of the securities owned by the Trust in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the Commission under the 1934 Act, or such other Person as may be permitted by the Commission, or otherwise in accordance with the 1940 Act, pursuant to which system all securities of any particular class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities, provided that all such deposits shall be subject to withdrawal only upon the order of the Trust.
ARTICLE IX.
REPURCHASES OF SHARES
9.1.Repurchase of Shares. Holders of Shares of the Trust shall not be entitled to require the Trust to repurchase or redeem Shares of the Trust.

9.2.Disclosure of Holding. The holders of Shares or other securities of the Trust shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares or other securities of the Trust as the Trustees deem necessary to comply with the provisions of the Code, the 1940 Act or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority.
ARTICLE X.
SHAREHOLDERS
10.1.Meetings of Shareholders. Annual meetings of the Shareholders for the election of Trustees and the transaction of any business as determined by the Trustees within the powers of the Trust shall be held on the date and at the time set by the Board of Trustees. Other than annual meetings, the Trust will not hold Shareholder meetings unless required by the 1940 Act, the provisions of this Declaration, the By-Laws or any other applicable law. A special meeting of Shareholders may be called at any time by a majority of the Trustees or the Chief Executive Officer and shall be called by any Trustee for any proper purpose upon written request of Shareholders holding in the aggregate at least a majority of the outstanding Shares of the Trust, such request specifying the purpose or purposes for which such meeting is to be called. Any shareholder meeting, including a special meeting, shall be held within or without the State of Delaware (or may be held virtually) on such day and at such time as the Trustees shall designate.
10.2.Voting.
(a)Shareholders shall have no power to vote on any matter except matters on which a vote of Shareholders is required by applicable law, this Declaration or resolution of the Trustees. There shall be no cumulative voting in the election or removal of Trustees.
(b)Notwithstanding any other provision of this Declaration, on any matters submitted to a vote of the Shareholders, all Shares of the Trust then-entitled to vote shall be voted in aggregate, except: (i) when required by the 1940 Act and/or other applicable law, Shares shall be voted by individual Class; (ii) when the matter involves any action that the Trustees have determined will affect only the interests of one or more Classes, then only the Shareholders of such Class or Classes shall be entitled to vote thereon.
10.3.Notice of Meeting and Record Date. Notice of all meetings of Shareholders, stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Shareholder of record entitled to vote thereat at its registered address, mailed at least 10 days and not more than 90 days before the meeting or otherwise in compliance with applicable law. Only the business stated in the notice of the meeting shall be considered at such meeting; provided, however, that the foregoing shall in no way limit the ability of one or more adjournments to be considered at a meeting. Any adjourned meeting may be held as adjourned one or more times without further notice not later than 120 days after the original meeting date. For the purposes of determining the Shareholders who are entitled to notice of and to vote at any meeting the Trustees may, without closing the transfer books, fix a date not more than 90 nor less than 10 days prior to the date of such meeting of Shareholders as a record date for the determination of the Persons to be treated as Shareholders of record for such purposes.
10.4.Quorum and Required Vote.
(a)The holders of one-third of the Shares entitled to vote on any matter at a meeting present in person or by proxy shall constitute a quorum at such meeting of the Shareholders for purposes of conducting business on such matter. When any one or more Classes is to vote separately from any other Classes of Shares, holders of one-third of the Shares entitled to vote of each such Class shall constitute a quorum at a Shareholders’ meeting of that Class. The absence from any meeting, in person or by proxy, of a quorum of Shareholders for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, a quorum of Shareholders in respect of such other matters. Notwithstanding the foregoing, in the absence of a quorum, a Shareholders’ meeting may be adjourned by either a vote of a majority of the Shares present and entitled to vote at such meeting, or by the chair of such meeting in his or her sole discretion.
(b)Subject to any provision of applicable law, this Declaration or a resolution of the Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business at any meeting of Shareholders, (i) with respect to the election of Trustees, other than a Contested Election, the affirmative vote of a plurality of the Shares represented in person or by proxy at any meeting at which a quorum is present shall be the act of the Shareholders with respect to such matter, (ii) with respect to a Contested Election, the affirmative vote of a majority of the Shares outstanding and entitled to vote with respect to such matter at such meeting shall be the act of the Shareholders with respect to such matter, (iii) with respect to all other items of business, the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Shareholders with respect to such matter and (iv) where a separate vote of one or more Classes of Shares is required on any matter, the affirmative vote of a majority of the Shares of such Class present in person or represented by proxy and entitled to vote on the subject matter shall decide that matter insofar as that Class is concerned.
10.5.Proxies, etc. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by properly executed proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers or employees of the Trust. No proxy shall be valid after the expiration of 11 months from the date thereof, unless otherwise provided in the proxy. Only Shareholders of record shall be entitled to vote. Each full Share shall be entitled to one vote and fractional Shares shall be entitled to a vote of such fraction. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, he or she may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.
10.6.Reports. The Trustees shall cause to be prepared at least annually and more frequently to the extent and in the form required by law, regulation or any exchange on which Trust Shares are listed a report of operations containing a balance sheet and statement of income and undistributed income of the Trust prepared in conformity with generally accepted accounting principles and an opinion of an independent public accountant on such financial statements. Copies of such reports shall be mailed to all Shareholders of record within the time required by the 1940 Act. The Trustees shall, in addition, furnish to the Shareholders at least semi-annually to the extent required by law, interim reports containing an unaudited balance sheet of the Trust as of the end of such period and an unaudited statement of income and surplus for the period from the beginning of the current fiscal year to the end of such period.
10.7.Inspection of Records. The records of the Trust shall be open to inspection by Shareholders to the extent permitted by Section 3819 of the DSTA but subject to such reasonable regulation as the Trustees may determine.
10.8.Delivery by Electronic Transmission or Otherwise. Notwithstanding any provision in this Declaration to the contrary, any notice, proxy, vote, consent, report, instrument or writing of any kind or any signature referenced in, or contemplated by, this Declaration or the Bylaws may, in the sole discretion of the Trustees, be given, granted or otherwise delivered by electronic transmission (within the meaning of the DSTA), including via the internet, or in any other manner permitted by applicable law.
10.9.Shareholder Action by Written Consent. Any action which may be taken by Shareholders by vote may be taken without a meeting if the holders, entitled to vote thereon, of the proportion of Shares required for approval of such action at a meeting of Shareholders pursuant to Section 10.4 consent to the action in writing and the written consents are filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.
ARTICLE XI.
DURATION; TERMINATION OF TRUST; AMENDMENT; MERGERS; ETC.
11.1.Duration. Subject to possible termination in accordance with the provisions of Section 11.2 hereof, the Trust created hereby shall have perpetual existence.
11.2.Termination.
(a)The Trust may be dissolved, only upon approval of not less than 80% of the Trustees. Upon the dissolution of the Trust:
(i)The Trust shall carry on no business except for the purpose of winding up its affairs.
(ii)The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, merge where the Trust is not the survivor, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part in cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; provided that any sale, conveyance, assignment, exchange, merger in which the Trust is not the survivor, transfer or other disposition of all or substantially all the Trust Property of the Trust shall require approval of the principal terms of the transaction and the nature and amount of the consideration by Shareholders.
(iii)After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, among the Shareholders according to their respective rights.
(b)After the winding up and termination of the Trust and distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and shall execute and file a certificate of cancellation with the Secretary of State of the State of Delaware. Upon termination of the Trust, the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Shareholders shall thereupon cease.
11.3.Amendment Procedure.
(a)Except as provided in subsection (b) of this Section 11.3, this Declaration may be amended, after a majority of the Trustees (including a majority of the independent Trustees if such a vote is required under the 1940 Act) have approved a resolution therefor, by the affirmative vote required by Section 10.4 of this Declaration. The Trustees also may amend this Declaration without any vote of Shareholders to change the name of the Trust, to change the U.S. federal income tax classification of the Trust from an association taxable as a corporation to a partnership if the Trust elects to cease qualifying as a regulated investment company under Subchapter M of the Code, to make any other change that does not adversely affect the relative rights or preferences of any Shares, as they may deem necessary, or to conform this Declaration to the requirements of the 1940 Act or any other applicable federal or state laws or regulations including pursuant to Section 6.2 or, if applicable, the requirements of the regulated investment company provisions of the Code, but the Trustees shall not be liable for failing to do so.
(b)No amendment may be made to Section 2.1, Section 2.2 (except that this provision shall not limit the ability of the Board of Trustees to classify the Trustees, with respect to the terms for which they severally hold office, into separate classes), Section 2.3, Section 11.2(a), this Section 11.3, Section 11.4 or Section 11.6 of this Declaration and no amendment may be made to this Declaration which would change any rights with respect to any Shares of the Trust by reducing the amount payable thereon upon liquidation of the Trust or by diminishing or eliminating any voting rights pertaining thereto (except that this provision shall not limit the ability of the Trustees to authorize, and to cause the Trust to issue, other securities pursuant to Section 6.2), except after a majority of the Trustees have approved a resolution therefor, and such amendment has been approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Shares, unless such amendment has been approved by 80% of the Trustees, in which case approval by a Majority Shareholder Vote shall be required. Nothing contained in this Declaration shall permit the amendment of this Declaration to impair the exemption from personal liability of the Shareholders, Trustees, officers, employees and agents of the Trust or to permit assessments upon Shareholders.
(c)An amendment duly adopted by the requisite vote of the Board of Trustees and, if required under the 1940 Act or otherwise under this Declaration, the Shareholders as aforesaid, shall become effective at the time of such adoption or at such other time as may be designated by the Board of Trustees or Shareholders, as the case may be. A certification in recordable form signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted by the Trustees and, if required, the Shareholders as aforesaid, or a copy of the Declaration, as amended, in recordable form, and executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Trust or at such other time designated by the Board.
11.4.Merger, Consolidation and Sale of Assets. Except as provided in Section 11.6, the Trust may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of the Trust Property, including its goodwill, upon such terms and conditions and for such consideration when and as authorized by two-thirds of the Trustees and, to the extent required by the 1940 Act, approved by a Majority Shareholder Vote and any such merger, consolidation, sale, lease or exchange shall be determined for all purposes to have been accomplished under and pursuant to the statutes of the State of Delaware.
11.5.Subsidiaries. Without approval by Shareholders, the Trustees may cause to be organized or assist in organizing one or more corporations, trusts, limited liability companies, partnerships, associations or other organizations to take over all of the Trust Property or to carry on any business in which the Trust shall directly or indirectly have any interest, and to sell, convey and transfer all or a portion of the Trust Property to any such corporation, trust, limited liability company, association or organization in exchange for the shares or securities thereof, or otherwise, and to lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, trust, limited liability company, partnership, association or organization, or any corporation, partnership, trust, limited liability company, association or organization in which the Trust holds or is about to acquire shares or any other interests.

11.6.Certain Transactions.
(a)Notwithstanding any other provision of this Declaration and subject to the exceptions provided in paragraph (d) of this Section, the types of transactions described in paragraph (c) of this Section shall require the affirmative vote or consent of a majority of the Trustees then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Shares outstanding, excluding the Shares of a Principal Shareholder (as defined in paragraph (b) of this Section) when any such Principal Shareholder is a party to the transaction. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Shares otherwise required by law. Notwithstanding the preceding sentence, so long as a transaction described in paragraph (c) of this Section is approved by both a majority of the Trustees then in office and seventy-five percent (75%) of the Continuing Trustees and, so long as all other conditions and requirements, if any, provided for in the Bylaws and under applicable law have been satisfied, then no Shareholder vote or consent shall be necessary or required to approve such transaction, except to the extent such vote or consent is required by the 1940 Act or other federal law.
(b)The term “Principal Shareholder” shall mean any corporation, Person or other entity which is the beneficial owner, directly or indirectly, of five percent (5%) or more of the outstanding Shares of any outstanding Class (which, solely for the purposes of this Section, shall not be deemed to include any Class of preferred shares) and shall include any affiliate or associate, as such terms are defined in clause (ii) below, of a Principal Shareholder. For the purposes of this Section, in addition to the Shares which a corporation, Person or other entity beneficially owns directly, (a) any corporation, Person or other entity shall be deemed to be the beneficial owner of any Shares (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding share options granted by the Trust) or (ii) which are beneficially owned, directly or indirectly (including Shares deemed owned through application of clause (i) above), by any other corporation, Person or entity with which its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Shares, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, and (b) the outstanding Shares shall include Shares deemed owned through application of clauses (i) and (ii) above but shall not include any other Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.
(c)This Section shall apply to the following transactions:
(i)The merger or consolidation of the Trust or any subsidiary of the Trust with or into any Principal Shareholder.
(ii)[Reserved]
(iii)The sale, lease or exchange of all or any substantial part of the assets of the Trust to any Principal Shareholder (except assets having an aggregate fair market value of less than 2% of the total assets of the Trust, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).
(iv)The sale, lease or exchange to the Trust or any subsidiary thereof, in exchange for securities of the Trust, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than 2% of the total assets of the Trust, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).
(d)The provisions of this Section shall not be applicable to (i) any of the transactions described in paragraph (c) of this Section if 80% of the Trustees shall by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent with such transaction, in which case approval by a Majority Shareholder Vote shall be the only vote of Shareholders required by this Section, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Trust and its subsidiaries.
(e)The Board of Trustees shall have the power and duty to determine for the purposes of this Section on the basis of information known to the Trust whether (i) a corporation, Person or entity beneficially owns five percent (5%) or more of the outstanding Shares of any class or series, (ii) a corporation, Person or entity is an “affiliate” or “associate” (as defined above) of another, (iii) the assets being acquired or leased to or by the Trust or any subsidiary thereof constitute a substantial part of the assets of the Trust and have an aggregate fair market value of less than 2% of the total assets of the Trust, and (iv) the memorandum of understanding referred to in paragraph (d) hereof is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Section.

ARTICLE XII.
MISCELLANEOUS
12.1.Filing. This Declaration and any amendment or supplement hereto shall be filed in such places as may be required or as the Trustees deem appropriate. Each amendment or supplement shall be accompanied by a certificate signed and acknowledged by a Trustee stating that such action was duly taken in a manner provided herein and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments contained therein. A restated Declaration, containing the original Declaration and all amendments and supplements theretofore made, may be executed from time to time by a majority of the Trustees and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments and supplements contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments and supplements thereto.
12.2.Resident Agent. The Trust shall maintain a resident agent in the State of Delaware, which agent shall initially be Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, DE 19904. The Trustees may designate a successor resident agent, provided, however, that such appointment shall not become effective until written notice thereof and any required filing is delivered to the office of the Secretary of the State.
12.3.Governing Law. The trust set forth in this instrument is made in the State of Delaware, and the Trust and this Declaration, and the rights and obligations of the Trustees and Shareholders hereunder, are to be governed by and construed and administered according to the DSTA and the laws of said State; provided, however, that there shall not be applicable to the Trust, the Trustees or this Declaration (a) the provisions of Sections 3540 and 3561 of Title 12 of the Delaware Code or (b) any provisions of the laws (statutory or common) of the State of Delaware (other than the DSTA) pertaining to trusts which relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of the Trustees set forth or referenced in this Declaration. The Trust shall be of the type commonly called a “statutory trust”, and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to trusts or actions that may be engaged in by trusts under the Delaware Statutory Trust Statute, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.
12.4.Exclusive Delaware Jurisdiction. Each Trustee, each officer and each Person legally or beneficially owning a Share or an interest in a Share of the Trust (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the DSTA, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Trust, the DSTA, this Declaration or the Bylaws (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Declaration or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Trust to the Shareholders or the Trustees, or of officers or the Trustees or the Delaware Trustee to the Trust, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Trust, the officers, the Trustees, the Delaware Trustee or the Shareholders, or (D) any provision of the DSTA or other laws of the State of Delaware pertaining to trusts made applicable to the Trust pursuant to Section 3809 of the DSTA, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the DSTA, the Declaration or the Bylaws relating in any way to the Trust (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, or via electronic transmission a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; provided, however, this Section 12.4 shall not apply to any claims asserted under the U.S. federal securities laws including, without limitation, the 1940 Act.
12.5.Agreement to be Bound. EVERY PERSON, BY VIRTUE OF HAVING BECOME A SHAREHOLDER IN ACCORDANCE WITH THE TERMS OF THIS DECLARATION AND THE BYLAWS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, SHALL BE DEEMED TO HAVE EXPRESSLY ASSENTED AND AGREED TO THE TERMS OF, AND SHALL BE BOUND BY, THIS DECLARATION AND THE BYLAWS.
12.6.Counterparts. This Declaration may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.
12.7.Reliance by Third Parties. Any certificate executed by an individual who, according to the records of the Trust, or of any recording office in which this Declaration may be recorded, appears to be a Trustee hereunder, certifying to: (a) the number or identity of Trustees or Shareholders, (b) the name of the Trust, (c) the due authorization of the execution of any instrument or writing, (d) the form of any vote passed at a meeting of Trustees or Shareholders, (e) the fact that the number of Trustees or Shareholders present at any meeting or executing any written instrument satisfies the requirements of this Declaration, (f) the form of any Bylaws adopted by or the identity of any officers elected by the Trustees, or (g) the existence of any fact or facts which in any manner relate to the affairs of the Trust, shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trustees and their successors.
12.8.Provisions in Conflict with Law or Regulation.
(a)The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act, if applicable, with the regulated investment company provisions of the Code, if applicable, or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Declaration; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.
(b)If any provision of this Declaration shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration in any jurisdiction.
12.9.Delivery by Electronic Transmission or Otherwise. Notwithstanding any provision in this Declaration to the contrary, any notice, proxy, vote, consent, instrument or writing of any kind referenced in, or contemplated by, this Declaration or the Bylaws may, in the sole discretion of the Trustees, be given, granted or otherwise delivered by electronic transmission (within the meaning of the DSTA), including via the internet, or in any other manner permitted by applicable law, and may be made using an electronic signature (within the meaning of the DSTA).

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed as of the day and year first above written.

By:
Robert B. Allardice, III
Trustee

By:
Mary McBride
Trustee

By:
David J. Miller
Trustee

By:
Laurence E. Penn
Trustee

By:
Ronald I. Simon, Ph.D.
Trustee

By:
Michael W. Vranos
Trustee
[Signature Page to Amended and Restated Declaration of Trust of Ellington Credit Company]

APPENDIX B
ELLINGTON CREDIT COMPANY
ADVISORY AGREEMENT
This ADVISORY AGREEMENT is hereby entered into as of [ ], 2024 (this “Agreement”) by and among Ellington Credit Company, a Delaware statutory trust (the “Company”), for itself and on behalf of each of the Company’s current and future Subsidiaries (as defined below), and Ellington Credit Company Management LLC, a Delaware limited liability company (the “Adviser”).
W I T N E S S E T H:
WHEREAS, the Company operates as closed-end management investment company registered as such with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services; and
NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
ARTICLE I. APPOINTMENT
Section 1.01    Appointment. The Company hereby employs the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Company and to perform for the Company such other duties and functions as are hereinafter set forth. The Adviser shall, in all matters, give to the Company and its Board of Trustees (the “Board” and each trustee of the Company, a “Trustee” and collectively, the “Trustees”) the benefit of its judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Company to conform to: (a) the provisions of the 1940 Act and any rules or regulations thereunder; (b) any other applicable provisions of state or federal law; (c) the provisions of the declaration of Trust (“Declaration of Trust”) and by-laws (“By-Laws”) of the Company, as amended from time to time; (d) policies and determinations of the Board; (e) the fundamental policies and investment restrictions of the Company as reflected in its registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Board, the Trustees, or the Company’s shareholders; and (f) the prospectus and statement of additional information of the Company in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Company with respect to any matters dealing with the business and affairs of the Company.
ARTICLE II. INVESTMENT MANAGEMENT
Section 2.01    Duties. Without limiting the generality of Article I of this Agreement, the Adviser shall:
a)determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;
b)identify, evaluate and negotiate the structure of the investments made by the Company;
c)close, monitor and service the Company’s investments;
d)determine the securities and other assets that the Company will purchase, retain, or sell; and
e)provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.
The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placement of orders for other purchase or sale transactions on behalf of the Company, subject to the oversight and approval of the Board.
In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the 1940 Act).

Section 2.02    Other Duties of the Adviser. The Adviser shall:
(a)at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or otherwise retained by the Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser may desire;
(b)furnish such reports, evaluations, information or analyses to the Company as the Board may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Board with respect to Company policies and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement; and
(c)from time to time, furnish or otherwise make available to the Company such financial reports, proxy statements and other information relating to the business and affairs of the Company as the Adviser may reasonably require in order to discharge its duties and obligations hereunder. The Adviser shall, as agent, for the Company, maintain the Company’s records required in connection with the performance of its obligations under this Agreement and required to be maintained under the 1940 Act. All such records so maintained shall be the property of the Company and, upon request therefore, the Adviser shall surrender to the Company such of the records so requested; provided that the Adviser may, at its own expense, make and retain copies of any such records.
Section 2.03    Acceptance. The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.
Section 2.04    Subadvisers. Subject to the requirements of the 1940 Act, including the prior approval of a majority of the Trustees of the Board, including a majority of the Trustees of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Company, the Adviser may, through a subadvisory agreement or other arrangement, delegate to a subadviser any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed hereby and/or the fulfilling any of its responsibilities hereunder. Specifically, the Adviser may retain a subadviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. Subject to the prior approval of a majority of the Trustees of the Board, including a majority of the Trustees of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Company, the Adviser may adjust such duties, the portion of assets being managed, and the fees to be paid by the Adviser; provided that, in each case, the Adviser shall continue to oversee the services provided by such company or employees and any such delegation shall not relieve the Adviser of any of its obligations hereunder. The Adviser and not the Company, shall be responsible for any compensation payable to any subadviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law.
Section 2.05    Books and Records. The Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act or such longer period as the Company may direct, all records relating to the services rendered by the Adviser under this Agreement and the Company’s investments made by the Adviser as are required by Section 31 under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act, the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act, and the respective rules and regulations thereunder, and the Company’s compliance policies and procedures, and to preserve such records for the periods and in the manner required by that Section, and those rules, regulations, legal provisions and compliance policies and procedures. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Company are the property of the Company and shall be surrendered promptly to the Company on request.
Section 2.06    Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.
Section 2.07    Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Company. The Adviser shall be responsible for reporting the Company’s proxy voting activities, as required, through periodic filings on Form N-PX.
Section 2.08    Advisory Services Not Exclusive. The Adviser’s services to the Company pursuant to this Agreement are not exclusive, and it is understood that the Adviser may render investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, and the responsibility for the management of all of the assets of the Company has not been delegated to a subadviser, investments suitable and appropriate for each entity shall be allocated in accordance with procedures believed by the Adviser to be equitable to each entity over time to the extent permitted by applicable law. Similarly, opportunities to sell securities shall be allocated in a manner believed by the Adviser to be equitable to each entity over time to the extent permitted by applicable law. The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired by or disposed of for the Company.
ARTICLE III. EXPENSES
Section 3.01    Expenses Borne by Adviser. All investment professionals of the Adviser (and/or its affiliates) and their respective staffs, when and to the extent engaged in providing investment advisory and investment management services as set forth in Article II hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.
Section 3.02    Expenses Borne by Company. Except as provided in Section 3.01 of this Agreement or otherwise provided in this Agreement, the Adviser shall not be responsible for the Company’s expenses, and the Company assumes and shall pay or cause to be paid all of its expenses, including without limitation:
(a)expenses relating to organizing, merging, liquidating or dissolving the Company and offerings (including without limitation out-of-pocket expenses, but not overhead or employee costs of the Adviser);
(b)calculating the Company’s net asset value (including the cost and expenses of any independent valuation firms);
(c)direct costs and expenses of administration, including for legal, accounting and auditing services (including expenses of legal counsel to the Trustees who are not interested persons (as defined in the 1940 Act) of the Company or the Adviser), printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;
(d)taxes (including without limitation securities and commodities issuance and transfer taxes) and governmental fees (including without limitation fees payable by the Company to Federal, State or other governmental agencies and associated filing costs);
(e)dues, fees, charges and expenses incurred in connection with membership in investment company organizations (including without limitation membership dues of the Investment Company Institute) or trade associations;
(f)costs associated with distributing shareholder reports, proxy materials, prospectuses, stock certificates, distribution of dividends and/or other notices to shareholders, including printing costs and any other proxy voting expenses;
(g)charges or distributions required to be paid to the Company’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including settlement and clearing costs and other expenses under the custody, administration and other agreements);
(h)fees and expenses associated with marketing and distribution efforts;
(i)fees and expenses paid to agents and intermediaries for sub-transfer agency, sub-accounting and other shareholder services on behalf of shareholders of the Company held through omnibus and networked, record shareholder accounts;
(j)payment for portfolio pricing services to a pricing agent, if any;

(k)registration and filing fees of the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel);
(l)fees and expenses of registering or qualifying securities of the Company federally or in the various states;
(m)fees and expenses incident to qualifying and listing of the Company’s shares on any exchange;
(n)postage, freight and other charges in connection with the shipment of the Company’s portfolio securities;
(o)fees and expenses of Trustees who are not interested persons (as defined in the 1940 Act) of the Company or the Adviser and of any other trustees or members of any advisory board or committee who are not employees of the Adviser or any corporate affiliate of the Adviser;
(p)salaries of shareholder relations personnel and/or fees and expenses associated with marketing, branding, advertising and shareholder relations efforts;
(q)costs of shareholders meetings;
(r)all insurance costs incurred with respect to insurance policies obtained in connection with the operation of the Company’s business, including but not limited to insurance covering activities of the Adviser and its employees relating to the performance of the Adviser’s duties and obligations under this Agreement, trustees and officers (D&O liability insurance), errors and omissions insurance (E&O insurance), employee practices liability, cybersecurity, and fidelity insurance and fidelity bonds (e.g. for ERISA and otherwise), each as applicable;
(s)any and all fees, costs and expenses incurred in creating, implementing or maintaining third-party or proprietary software tools, programs, hardware or other technology for the benefit of the Company (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);
(t)travel-related and other expenses for trustee, executive and administrative staff in connection with activities for the benefit of the Company;
(u)interest and other costs payable on any debt incurred to finance the Company’s investments;
(v)any interest or brokerage costs (including without limitation brokers’ commissions or transactions costs chargeable to the Company in connection with portfolio securities transactions to which the Company is a party);
(w)the Company’s proportionate share of expenses related to co-investments;
(x)all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash;
(y)litigation and other extraordinary or non-recurring expenses (including without limitation legal claims and liabilities and litigation costs and any indemnification related thereto) (subject, however, to indemnification provisions of this Agreement);
(z)the compensation of the Company’s chief compliance officer and the salary of any compliance personnel of the Adviser and its affiliates who provide compliance-related services to the Company, provided such salary expenses are properly allocated between the Company and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Company’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act, including costs, expenses or fees payable to third-parties;
(aa)the cost of any valuation services retained by the Company or the Adviser with respect to the Company’s investments or potential investments (including engagement of such valuation service provider by the Adviser or its affiliates) and all other charges and costs of the Company’s operations;
(bb)fees and expenses incurred by the Adviser or the Company in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective investments or otherwise relating to, or associated with, evaluating, making, maintaining and disposing of investments; and
(cc)all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, such as the allocable portion of overhead and other expenses incurred by Ellington Credit Company Administrator LLC in performing its obligations under the Administration Agreement, including, without limitation, rent, office supplies, the fees and expenses associated with performing compliance functions, and the Company’s allocable portion of the costs of compensation and related expenses of the Company’s chief financial officer, chief operating officer and their respective support staff.
The Company shall also reimburse the Adviser or its affiliates for any expenses of the Company as may be reasonably incurred as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Adviser or its affiliates on the Company’s behalf) or as specifically agreed to by the Board. The Adviser shall keep and supply to the Company reasonable records of all such expenses.
ARTICLE IV. COMPENSATION
Section 4.01    Base Management Fee. With respect to each fiscal quarter commencing with the quarter in which this Agreement is executed, the Adviser shall receive a management fee (the “Base Management Fee”) equal to the Quarterly Base Management Fee Amount. Within forty-five (45) days after the end of each fiscal quarter, the Adviser will compute the Base Management Fee with respect to such fiscal quarter, and the Company will pay the Base Management Fee with respect to such fiscal quarter in cash within fifteen (15) Business Days following the delivery to the Company of the Adviser’s written statement setting forth the computation of the Base Management Fee for such fiscal quarter; provided, however, that such Base Management Fee may be offset by the Company against amounts due to the Company by the Adviser.
Section 4.02    Quarterly Performance Fee. In addition to the Base Management Fee, the Company shall pay the Adviser a performance fee (the “Performance Fee”) with respect to the Company’s Pre-Performance Fee Net Investment Income in each fiscal quarter as follows:
(a)If the Company’s Pre-Performance Fee Net Investment Income for such quarter does not exceed the Hurdle Amount for such quarter, then no Performance Fee is payable to the Adviser with respect to such quarter;
(b)If the Company’s Pre-Performance Fee Net Investment Income for such quarter exceeds the Hurdle Amount for such quarter but is less than or equal to 121.21% of the Hurdle Amount, then 100% of the portion of the Company’s Pre-Performance Fee Net Investment Income that exceeds the Hurdle Amount (the “Catch-Up”) is payable to the Adviser as the Performance Fee with respect to such quarter. Therefore, once the Company’s Pre-Performance Fee Net Investment Income for such quarter exactly reaches 121.21% of the Hurdle Amount, the Adviser will have accrued a Performance Fee with respect to such quarter that is exactly equal to 17.5% of the Pre-Performance Fee Net Investment Income (because 21.21% of the Hurdle Amount (which is the Pre-Performance Fee Net Investment Income captured by the Adviser during the Catch-Up phase) is equal to 17.5% of 121.21% of the Hurdle Amount (which is the entire Pre-Performance Fee Net Investment Income at the end of the Catch-Up phase)); and
(c)If the Company’s Pre-Performance Fee Net Investment Income for such quarter exceeds 121.21% of the Hurdle Amount for such quarter, then 17.5% of the Company’s Pre-Performance Fee Net Investment Income is payable to the Adviser as the Performance Fee with respect to such quarter.
(d)With respect to the Performance Fee, there shall be no accumulation of the Hurdle Amount from quarter to quarter, no claw back of amounts previously paid if the Pre-Performance Fee Net Investment Income in any subsequent quarter is below the Hurdle Amount for such subsequent quarter, and no delay or adjustment of payment if the Pre-Performance Fee Net Investment Income in any prior quarter was below the Hurdle Amount for such prior quarter.
(e)Within forty-five (45) days after the end of each fiscal quarter, the Adviser will compute the Performance Fee with respect to such fiscal quarter, and the Company will pay the Performance Fee with respect to such fiscal quarter in cash within fifteen (15) Business Days following the delivery to the Company of the Adviser’s written statement setting forth the computation of the Performance Fee for such fiscal quarter.
(f)Notwithstanding the provisions of Section 4.01 and 4.02, in the event that the Company acquires or invests in (i) any equity of a corporate collateralized loan obligation (“CLO”) at issuance that is managed, structured or originated by the Adviser or any of its affiliates, (ii) any investment fund, account or other investment that is managed, structured or originated by the Adviser or any of its affiliates or (iii) a participating interest at issuance in the debt securities of an issuer of debt for which the Adviser or any of its Affiliates has received a management fee, an origination fee or a structuring fee, then in each such case, unless approved otherwise by a majority of the independent Trustees, the Quarterly Base Management Fee Amount and the quarterly Performance Fee payable by the Company to the Adviser will in the aggregate be reduced by (or the Adviser will otherwise rebate to the Company) an amount equal to the portion of any management fees, origination fees or structuring fees payable to the Adviser or its Affiliates that is allocable to the Company’s equity investment or participating interest, as the case may be, in such CLO, investment fund, other investment or debt securities for the same periods.
Section 4.03    Definitions. Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
(a)“Base Management Fee Annual Rate” means 1.50%.
(b)“Business Day” means any day except a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open.

(c)“Hurdle Amount” for any fiscal quarter means the result obtained by multiplying the Net Asset Value of Common Equity at the end of the immediately preceding fiscal quarter by the Hurdle Rate. The Hurdle Amount shall be appropriately adjusted for any common share issuances or repurchases during the fiscal quarter.
(d)“Hurdle Rate” means 2.00% per quarter, or 8.00% annually. The Hurdle Rate shall be appropriately prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter.
(e)“Net Asset Value” means the figure that is equal to the total assets of the Company minus its total liabilities.
(f)“Net Asset Value of Common Equity” means the portion of Net Asset Value attributable to common equity.
(g)“Pre-Performance Fee Net Investment Income” for any fiscal quarter means interest income (including accretions of discounts, amortization of premiums, and payment-in-kind income), dividend income, and any other income (including any fee income) earned or accrued by the Company during such fiscal quarter, minus the Company’s operating expenses for such quarter (which, for this purpose, shall not include any litigation-related expenses, any extraordinary expenses, or Performance Fee). Pre-Performance Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. For purposes of computing Pre-Performance Fee Net Investment Income, the calculation methodology will look through total return swaps as if the Company owned the referenced assets directly. As a result, Pre-Performance Fee Net Investment Income includes net interest (whether positive or negative) associated with a total return swap, which is the difference between (a) the interest income and transaction fees related to the reference assets and (b) all interest and other expenses paid by the Company to the total return swap counterparty. In the case of an interest rate swap, Pre-Performance Fee Net Investment Income includes the net payments and net accruals of periodic payments.
(h)“Quarterly Base Management Fee Amount” means, with respect to any fiscal quarter, the product of: (i) the Net Asset Value as of the end of such fiscal quarter, and (ii) one-fourth of the Base Management Fee Annual Rate. The Quarterly Base Management Fee Amount shall be prorated for partial quarterly periods based on the number of days in such partial period compared to a 90-day quarter.
Section 4.04    Expiration or Termination. If this Agreement expires or is terminated, the Adviser shall be entitled to receive all amounts (including any accrued but unreimbursed expenses) payable to it and not yet paid pursuant to this Article IV.
ARTICLE V. COVENANTS; NON-EXCLUSIVITY; AND DUALITY
Section 5.01    Covenants of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
Section 5.02    Non-Exclusivity. The services of the Adviser to the Company under this Agreement are not to be deemed exclusive as to the Adviser, and the Adviser will be free to render similar services to other investment companies and other clients. Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. the Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as directors, officers, employees, shareholders or otherwise.
Section 5.03    Dual Directors, Officers and/or Employees. If any person who is a manager, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, officer or employee of the Adviser or under the control or direction of the Adviser, although paid by the Adviser.
ARTICLE VI. PORTFOLIO TRANSACTIONS AND BROKERAGE
Section 6.01    Brokers. The Adviser is authorized, subject to the supervision and oversight of the Board, to establish and maintain accounts on behalf of the Company with, and place orders for the purchase and sale of the Company’s portfolio securities or other investments with or through, such persons, brokers or dealers, futures commission merchants or other counterparties (“brokers”) as the Adviser may elect and negotiate commissions to be paid on such transactions; provided, however, that a broker affiliated with the Adviser shall be used only in transactions permissible under applicable laws, rules and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder, as well as permitted by the relevant policies and procedures adopted by the Company. The Adviser, upon reasonable request of the Board, shall promptly provide the Board with copies of all agreements regarding brokerage arrangements related to the Company.
Section 6.02    Placing Orders. The Adviser shall enter into transactions and place orders for the purchase and sale of portfolio investments for the Company’s account with brokers, dealers and/or other counterparties selected by the Adviser. In the selection of such brokers, dealers and/or other counterparties and the entering into of such transactions and placing of such orders, the Adviser shall seek to obtain for the Company the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Company the most favorable price and execution available, the Adviser, bearing in mind the best interests of the Company at all times, shall consider all factors it deems relevant, including without limitation price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker, dealer or counterparty involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board may determine, or as may be mutually agreed to by the Adviser and the Board, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services (within the meaning of Section 28(e) of the 1934 Act, and any SEC guidance issued thereunder) to the Adviser an amount of commission for effecting an investment transaction in the Company that is in excess of the amount of commission or spread that another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Adviser with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is recognized that the services provided by such brokers and dealers may be useful to the Adviser in connection with the Adviser’s services to other clients. The Adviser is responsible for obtaining a completed Form W-9 from any broker it selects to place orders for the Company, and responsible for providing such to the Company.
Section 6.03    Written Report. On an ongoing basis, but not less often than annually, the Adviser shall provide a written report summarizing the considerations used for selecting brokers, dealers and other counterparties in the Adviser’s purchases and sales of portfolio investments and analysis regarding “best execution,” taking into account the Adviser’s best execution policy (provided that the Adviser shall not be required to weigh any particular factor on an equal basis), as well as any “soft dollar” or similar arrangements that the Adviser maintains with brokers or dealers that execute transactions for the Company, and of all research and other services provided to the Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of transactions for the Company by the Adviser to the broker or dealer.
Section 6.04    Right to Aggregate. On occasions when the Adviser or its affiliates deems the purchase or sale of a security to be in the best interests of the Company as well as other clients of the Adviser or its affiliates, as applicable, the Adviser or its affiliates, to the extent permitted by applicable laws and regulations (including without limitation any applicable exemptive orders or SEC guidance) and subject to the trade allocation procedures approved by the Board, may, but shall be under no obligation to, aggregate the securities to be sold or purchased. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in accordance with the approved procedures.
Section 6.05    Commissions. The Adviser shall render reports to the Board as requested regarding commissions generated as a result of trades executed by the Adviser for the Company, as well as information regarding third-party services, if any, received by the Adviser as a result of trading activity relating to the Company with brokers and dealers.
ARTICLE VII. DURATION AND TERMINATION
Section 7.01    Duration. This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to the provisions of herein, this Agreement shall remain in effect for two years, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by (a) the vote of the Company’s Board, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Directors or by the Adviser. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).
Section 7.02    Termination. This Agreement may be terminated: (a) by the Adviser at any time without penalty upon giving the Company sixty (60) days’ written notice (which notice may be waived by the Company); (b) by the Company at any time without penalty upon sixty (60) days’ written notice to the Adviser (which notice may be waived by the Adviser); or (c) by the Company upon delivery of written notice from the Company to the Adviser in the event of a material breach of any provision of this Agreement by the Adviser, provided that, to the extent such material breach is capable of being cured, the Company shall have first provided the Adviser written notice of the material breach, and the Adviser shall have failed to cure such breach to the reasonable satisfaction of the Company within thirty (30) days after the delivery of such notice; provided that termination by the Company under (b) or (c) above shall be directed or approved by the vote of a majority of all of the Trustees then in office or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of the Company.
ARTICLE VIII. MISCELLANEOUS
Section 8.01    Limitation of Liability; Indemnification. To the full extent permitted by applicable law, the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with any such person or entity or with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses(including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this section to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder). Nothing in this Agreement shall in any way constitute a waiver or limitation by the Company of any rights or remedies which may not be so limited or waived in accordance with applicable law.
Section 8.02    Assignment or Amendment. This Agreement may not be amended without the affirmative vote of the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast at a meeting called for the purposes of voting on such approval in accordance with the requirements of the 1940 Act and, where required by the 1940 Act, by a vote or written consent of a “majority” of the outstanding voting securities of the Company, and shall automatically and immediately terminate in the event of its “assignment,” as defined in the 1940 Act.
Section 8.03    Independent Contractor. Except as otherwise provided herein or authorized by the Board from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
Section 8.04    Disclaimer of Shareholder Liability. The Adviser understands that the obligations of the Company under this Agreement are not binding upon any Trustee or shareholder of the Company personally, but bind only the Company and the Company’s property. The Adviser represents that it has notice of the provisions of the Declaration of Trust of the Company disclaiming shareholder liability for acts or obligations of the Company.
Section 8.05    Definitions. The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.
Section 8.06    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken altogether shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Section 8.07    Governing Law, Jurisdiction, etc. This Agreement shall be governed by and construed in accordance with substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. The state and federal courts sitting within the State and County of New York shall be the sole and exclusive forums for any action or proceeding hereunder and the parties hereto consent to the jurisdiction thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.08    Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.
Section 8.09    Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement.
Section 8.10    Survival. The provisions of Sections 4.01, 5.02, 8.04, 8.07 and 8.10 shall survive termination of this Agreement.
Section 8.11    No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.
Section 8.12    Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.13    Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.14    Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Adviser at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: Chief Executive Officer; with a copy to: Ellington Management Group, L.L.C. at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: General Counsel; or (2) to the Company at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: Chief Executive Officer, with a copy to: Ellington Management Group, L.L.C. at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: General Counsel.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
THE COMPANY:
ELLINGTON CREDIT COMPANY (for itself and each of its direct and indirect subsidiaries)
By:
Name: Laurence E. Penn
Title: Chief Executive Officer
THE ADVISER:
ELLINGTON CREDIT COMPANY MANAGEMENT LLC
By:
Name: Laurence E. Penn
Title: Executive Vice President